As filed with the Securities and Exchange Commission on June 25, 2004
                                                   Registration No.. 333- 113821
================================================================================


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                               AMENDMENT NO. 2 TO

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                          APPLIED NEUROSOLUTIONS, INC.
             (Exact name of Registrant as specified in its Charter)

----------------------------------------------- ---------------------------------- ----------------------------------------
                   Delaware                                    3900                              39-1661164
----------------------------------------------- ---------------------------------- ----------------------------------------
       (State or other jurisdiction of             (Primary Standard Industrial                 (IRS Employer
        incorporation or organization)                 Classification Code)                  Identification No.)
----------------------------------------------- ---------------------------------- ----------------------------------------
        50 Lakeview Parkway, Suite 111                                                          David Ellison
            Vernon Hills, IL 60061                                                         Chief Financial Officer
                (847) 573-8000                                                         50 Lakeview Parkway, Suite 111
 (Address and telephone number of registrants                                              Vernon Hills, IL 60061
  principal executive offices and principal                                                    (847) 573-8000
              place of business)                                                     (Name, address and telephone number
                                                                                            of agent for service)
----------------------------------------------- ---------------------------------- ----------------------------------------

                                   Copies to:
                              ADAM EILENBERG, ESQ.
                       Ehrenreich Eilenberg & Krause, LLP
                          11 East 44th St., 17th Floor
                            New York, New York 10017
                            Telephone: (212) 986-9700

Approximate date of proposed sale to public: From time to time after the effectiveness of the registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|


If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------------------
                                                       Proposed maximum
       Title of each class of        Amount to be     offering price per   Proposed maximum aggregate  Amount of Registration
    securities to be registered       registered           security            offering price (1)              fee(5)
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.0025        42,940,714          $0.37 (2)              $15,888,064               $2,013.02
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.0025
                                       47,084,795(3)       $0.30 (4)              $14,125,439               $1,789.69
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.0025
                                        1,000,000(3)       $0.20 (4)                 $200,000                  $25.34
------------------------------------------------------------------------------------------------------------------------------
Total                                  91,025,509                                 $30,213,503               $3,828.05
------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

(2) Pursuant to Rule 457(c), calculated upon the basis of the average of the bid and asked prices of the common stock, as quoted through the over-the-counter bulletin board, on March 18, 2004, a date within five days of the original filing date of this Registration Statement.

(3) Represents the number of shares that may be sold by the selling security holders following the exercise of a warrant.

(4) Pursuant to Rule 457(g), calculated based upon the exercise price of the warrants held by the selling security holders.


(5)  Registration fee has been previously paid.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

      The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these Securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION DATED, JUNE 30, 2004


                          ----------------------------

                          APPLIED NEUROSOLUTIONS, INC.

                          ----------------------------

                        42,940,714 shares of common stock
              48,084,795 shares issuable upon exercise of warrants

This prospectus relates to the disposition by the selling security holders listed on page 14 or their transferees, of up to 42,940,714 shares of our common stock already issued and outstanding and 48,084,795 shares of our common stock issuable upon the exercise of warrants held by the selling security holders. We will receive no proceeds from the disposition of already outstanding shares of our common stock by the selling security holders. We will receive proceeds of $0.30 per share from the exercise of any of the 47,084,795 warrants, and $0.20 per share from the exercise of any of the 1,000,000 warrants.

For a description of the plan of distribution of the shares, please see page 16 of this prospectus.

Our common stock is included for quotation on the over-the-counter bulletin board under the symbol "APNS." The closing bid price for the common stock on March 18, 2004 was $0.37 per share.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. PLEASE READ THE "RISK FACTORS" BEGINNING ON PAGE 6.

                          ----------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

Our principal executive offices are located at 50 Lakeview Parkway, Suite 111, Vernon Hills, Illinois 60061. Our telephone number is (847) 573-8000.


The date of the prospectus is June 25, 2004.

                                TABLE OF CONTENTS


Prospectus Summary Information..............................................   5
Risk Factors................................................................   6
Use of Proceeds.............................................................  14
Selling Security Holders....................................................  14
Plan of Distribution........................................................  22
Legal Proceedings...........................................................  24
Directors, Executive Officers, Promoters and Control Persons................  24
Security Ownership of Certain Beneficial Owners and Management..............  25
Description of Securities...................................................  27
Interest of Named Experts and Counsel.......................................  30
Disclosure of Commission Position of Indemnification for
  Securities Act Liabilities................................................  30
Organization Within Last Five Years.........................................  30
Description of Business.....................................................  31
Management's Discussion and Analysis or Plan of Operation...................  40
Description of Property.....................................................  51
Certain Relationships and Related Transactions..............................  51
Market for Common Equity and Related Stockholder Matters....................  51
Executive Compensation......................................................  54
Where You Can Find Additional Information...................................  56
Financial Statements........................................................  57
Changes In and Disagreements With Accountants on Accounting and
  Financial Disclosure......................................................  87
Indemnification of Directors and Officers...................................  87
Other Expenses of Issuance and Distribution.................................  87
Recent Sales of Unregistered Securities.....................................  87
Exhibits....................................................................  89
Undertakings................................................................  91
Signatures..................................................................  92
Power of Attorney...........................................................  92



You should rely only on the information contained in this prospectus. We have not, and the selling security holders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling security holders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. In this prospectus, "Applied NeuroSolutions", "APNS", "the Company", "we", "us" and "our" refer to Applied NeuroSolutions, Inc., a Delaware company, unless the context otherwise requires.

                               PROSPECTUS SUMMARY

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE MAKING AN INVESTMENT DECISION.


Company Summary

           We are a development stage biopharmaceutical company with two wholly-owned operating subsidiaries.

           One of the wholly-owned operating subsidiaries is Molecular Geriatrics Corporation ("MGC"), a development stage biopharmaceutical company incorporated in November 1991, with operations commencing in March 1992, to develop diagnostics to detect, and therapeutics to treat, Alzheimer's disease ("AD").

           The other wholly-owned operating subsidiary is Hemoxymed Europe, SAS, a development stage biopharmaceutical company incorporated in February 1995 to develop therapies aimed at improving tissue oxygenation by increasing oxygen release from hemoglobin to provide therapeutic value to patients with serious, although unmet or underserved, medical needs (the "Hemoxygenation technology"). The Company is in the process of dissolving these two subsidiaries, and plans to transfer all of their assets to APNS.


           We are subject to risks and uncertainties common to small cap biotech companies, including competition from larger, well capitalized entities, patent protection issues, availability of funding and government regulations. We raised gross proceeds of $8,000,000 ($7,340,000 net of commissions and legal fees) in February 2004 to advance our various programs, including clinical development of its most advanced programs. We have experienced significant operating losses since our inception. As of March 31, 2004, we had an accumulated deficit of approximately $39 million. We expect to incur operating losses over the next several years as our research and development efforts and pre-clinical and clinical testing activities continue.


           In partnership with a team of distinguished scientists at Albert Einstein College of Medicine ("AECOM"), we are primarily engaged in the research and development of a diagnostic test to detect, and novel therapeutics to treat, Alzheimer's disease in humans. Alzheimer's disease is the most common cause of dementia among people age 65 and older. Dementia is the loss of memory, reason, judgment and language to such an extent that it interferes with a person's daily life and activities. Currently it is estimated that four million people in the U.S. have Alzheimer's disease and the national cost of caring for people with Alzheimer's is thought to be $100 billion annually.


           We are about to begin the clinical testing for our lead product, a cerebrospinal fluid ("CSF") based diagnostic test to detect whether a person has AD. It is anticipated that the PMA process, including the final clinical study, will commence in the third quarter of 2004. We are developing a second-generation, serum-based diagnostic test to detect Alzheimer's disease that will be easier to perform and less expensive to use.


           We are also involved in the discovery and development of therapeutics to treat Alzheimer's disease based upon a unique theory developed by Peter Davies, Ph.D., the Company's founding scientist and the Burton P. and Judith Resnick Professor of Alzheimer's Disease Research at AECOM. As a result of Dr. Davies' research, we are involved in the development of a unique therapeutic that may represent the first therapy able to stop the progression of AD.


           We have also been involved in the development of a novel platform technology for increasing the amount of oxygen carried to the body's tissues using either a patient's own red blood cells or banked blood. We have recently decided to suspend development of this technology and may seek to sell or license out this technology.


           We currently have no approved products on the market and have not received any commercial revenues from the sale or license of any products.

Key Facts of the Offering
--------------------------------------------------------------------------------
Shares of common stock being registered                42,940,714
--------------------------------------------------------------------------------
Total shares of common stock outstanding               90,641,812
as of the date of this registration
statement
--------------------------------------------------------------------------------
Number of shares of common stock issuable              48,084,795
upon the exercise of warrants
--------------------------------------------------------------------------------
Total proceeds raised by us from the        We will receive no proceeds from the
disposition of the common stock by the      disposition  of already  outstanding
selling security holders or their           shares  of our  common  stock by the
transferees                                 selling  security  holders  or their
                                            transferees.

                                            We will  receive  proceeds  of up to
                                            $14,325,439 from the exercise of all
                                            the 48,084,795  warrants  covered by
                                            this registration statement.
--------------------------------------------------------------------------------


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Form SB-2 contains forward-looking statements. For this purpose, any statements contained in this Form SB-2 that are not statements of historical fact may be deemed to be forward-looking statements. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as "may," "will," "should," "expects," "anticipates," "contemplates," "estimates," "believes," "plans," "projected," "predicts," "potential," or "continue" or the negative of these similar terms. In evaluating these forward-looking statements, you should consider various factors, including those listed below under the heading "Risk Factors". The Company's actual results may differ significantly from the results projected in the forward-looking statements. The Company assumes no obligation to update forward-looking statements.


                                  RISK FACTORS

           Investing in us entails substantial risks. Factors that could cause or contribute to differences in our actual results include those discussed in the following section. You should consider carefully the following risk factors, together with all of the other information included in this Form SB-2. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of our common stock.


WE ARE A DEVELOPMENT STAGE COMPANY WITHOUT ANY PRODUCTS CURRENTLY IN CLINICAL TRIALS

We are a development stage company. Our development of a diagnostic product which detects Alzheimer's disease utilizing cerebral spinal fluid (CSF) has completed the pre-clinical stage. Our other potential products and technologies are early in the research and development phase, and product revenues may not be realized from the sale of any such products for at least the next several years, if at all. Many of our proposed products will require significant additional research and development efforts prior to any commercial use, including extensive preclinical and clinical testing as well as lengthy regulatory approval. There can be no assurances that our research and development efforts will be successful, that our potential products will prove to be safe and effective in clinical trials or that we will develop any commercially successful products. We currently have no approved products on the market and have not received any commercial revenues from the sale or license of any products.

WE HAVE A HISTORY OF OPERATING LOSSES AND EXPECT TO SUSTAIN LOSSES IN THE FUTURE


We have experienced significant operating losses since our inception. As of March 31, 2004, we had an accumulated deficit of approximately $39 million. We expect to incur operating losses over the next several years as our research and development efforts and pre-clinical and clinical testing activities continue. Our ability to achieve profitability depends in part upon our ability, alone or with others, to successfully commercialize our approved products, to complete development of our other proposed products, to obtain required regulatory approvals and to manufacture and market our products.

alone or with others, to successfully commercialize our approved products, to complete development of our other proposed products, to obtain required regulatory approvals and to manufacture and market our products.


WE MAY NOT BE ABLE TO OBTAIN FINANCING IN THE FUTURE OR WE MAY ONLY BE ABLE TO OBTAIN FINANCING ON UNFAVORABLE TERMS


Our operations to date have consumed substantial amounts of cash. Our development of our technologies and potential products will require substantial funds to conduct the costly and time-consuming activities necessary to research, develop and optimize our technologies, and ultimately, to establish manufacturing and marketing capabilities. Our future capital requirements will depend on many factors, including:

     o continued scientific progress in the research and development of our technologies;

     o our ability to establish and maintain collaborative arrangements with others for product development;

     o    progress with pre-clinical and clinical trials;

     o    the time and costs involved in obtaining regulatory approvals;

     o the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;

     o    competing technological and market developments;

     o    changes in our existing research relationships; and

     o    effective product commercialization activities and arrangements.


We anticipate that the net proceeds from the February 2004 funding will be sufficient to cover our planned research and development activities (approximately $3,450,000), general operating expenses (approximately $2,400,000), and CSF-based diagnostic assay clinical costs (approximately $1,200,000) through December 31, 2005. We will need additional funding prior to 2006 to cover operations, and to fund clinical costs of any additional products in development, and to expand our therapeutic program. If additional funding is not obtained, we will not be able to fund clinical costs of any other programs, and will have to minimize or eliminate our therapeutic program.


WE FACE EXTENSIVE GOVERNMENTAL REGULATION AND ANY FAILURE TO COMPLY COULD PREVENT OR DELAY PRODUCT APPROVAL OR CAUSE THE DISALLOWANCE OF OUR PRODUCTS AFTER APPROVAL

The U.S. Food and Drug Administration, and comparable agencies in foreign countries, impose many requirements on the introduction of new drugs and biologics through lengthy and detailed clinical testing procedures, and other costly and time consuming compliance procedures relating to manufacture, distribution, advertising, pricing and marketing of pharmaceutical products. These requirements make it difficult to estimate when any of our products in development will be available commercially, if at all.

Diagnostic products have a different path to marketing clearance than that for pharmaceutical products. Diagnostic regulatory studies generally proceed in two steps, a proof of principle clinical study and a validation study. Given the rapidly changing regulatory environment, it is uncertain whether we will be able to market our diagnostic kits for Alzheimer's disease under these regulatory categories, or obtain final FDA approval for a kit for specific claims. Clinical trials for diagnostic products, including the FDA submission and approval process, generally take 1 to 2 years to complete.

Even if we successfully enroll patients in clinical trials for our diagnostic or therapeutic products, setbacks are a common occurrence in clinical trials. These set backs often include:

     o Failure to comply with the regulations applicable to such testing may delay, suspend or cancel our clinical trials,

     o    The FDA might not accept the test results,

     o The FDA, or any comparable regulatory agency in another country, may suspend clinical trials at any time if it concludes that the trials expose subjects participating in such trials to unacceptable health risks

     o Human clinical testing may not show any current or future product candidate to be safe and effective to the satisfaction of the FDA or comparable regulatory agencies

     o The data derived from clinical trials may be unsuitable for submission to the FDA or other regulatory agencies.

We cannot predict with certainty when we might submit any of our proposed products currently under development for regulatory review. Once we submit a proposed product for review, the FDA or other regulatory agencies may not issue their approvals on a timely basis, if at all. If we are delayed or fail to obtain such approvals, our business may be adversely affected. If we fail to comply with regulatory requirements, either prior to approval or in marketing our products after approval, we could be subject to regulatory or judicial enforcement actions. These actions could result in:


     o    product recalls or seizures;


     o    fines and penalties;

     o    injunctions;

     o    criminal prosecution;

     o    refusals to approve new products and withdrawal of existing approvals;
          and

     o    enhanced exposure to product liabilities.


OUR TECHNOLOGIES ARE SUBJECT TO LICENSES AND TERMINATION OF THE LICENSES WOULD SERIOUSLY HARM OUR BUSINESS

We have exclusive licenses with Albert Einstein College of Medicine ("AECOM") covering virtually all of our Alzheimer's disease technology, including all our AD related diagnostic and therapeutic products currently in development. We depend on these licensing arrangements to maintain rights to our products under development. These agreements require us to make payments and satisfy performance obligations in order to maintain our rights. The agreements also generally require us to pay royalties on the sale of products developed from the licensed technologies, fees on revenues from sublicensees, where applicable, and the costs of filing and prosecuting patent applications. The agreements require that we commit certain sums annually for research and development of the licensed products. If we default on our obligations to AECOM, our licenses could terminate, and we could lose the rights to our proprietary technologies. Such a loss would have a material adverse effect on our operations and prospects.

THE DEMAND FOR DIAGNOSTIC PRODUCTS FOR ALZHEIMER'S DISEASE MAY BE LIMITED BECAUSE THERE IS CURRENTLY NO CURE OR EFFECTIVE THERAPEUTIC PRODUCTS TO TREAT THE DISEASE


Since there is currently no cure or therapy that can stop the progression of Alzheimer's disease, the market acceptance and financial success of a diagnostic technology capable of detecting Alzheimer's disease may be limited. As a result, even if we successfully develop a safe and effective diagnostic technology for identifying this disease, its commercial value might be limited.


THE VALUE OF OUR RESEARCH COULD DIMINISH IF WE CANNOT PROTECT, ENFORCE AND MAINTAIN OUR INTELLECTUAL PROPERTY RIGHTS ADEQUATELY

The pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes, and where possible, we actively pursue both domestic and foreign patent protection for our proprietary products and technologies. Our success will depend in part on our ability to obtain and maintain patent protection for our technologies and to preserve our trade secrets. When patent protection is available, it is our policy to file patent applications in the United States and selected foreign jurisdictions. We currently hold and maintain 12 issued United States patents and various related foreign patents. One of the issued United States patents is for our Alzheimer's diagnostic technology, eight of the issued United States patents are for our Alzheimer's therapeutic technology and three of the issued United States patents are for our blood oxygenation technology. One of the issued AD patents is assigned to AECOM and is licensed to the Company, eight of the issued AD patents are assigned to the Company, and the three blood oxygenation patents are assigned to the Company. We currently have seven patent applications filed, three have Alzheimer's diagnostic applications, three have Alzheimer's therapeutic applications, and one has both Alzheimer's diagnostic and therapeutic applications. . The issued United States Alzheimer's technology patents expire between 2014 and 2019. No assurance can be given that our issued patents will provide competitive advantages for our technologies or will not be challenged or circumvented by competitors. With respect to already issued patents, there can be no assurance that any patents issued to us will not be challenged, invalidated, circumvented or that the patents will provide us proprietary protection or a commercial advantage. We also rely on trade secrets and proprietary know-how which we seek to protect, in part, through confidentiality agreements with employees, consultants, collaborative partners and others. There can be no assurance that these agreements will not be breached.

The ability to develop our technologies and to commercialize products will depend on avoiding patents of others. While we are aware of patents issued to competitors, we are not aware of any claim of patent infringement against us, except as described in the following two paragraphs. Any such future claims concerning us infringing patents and proprietary technologies could have a material adverse effect on our business. In addition, litigation may also be necessary to enforce any of our patents or to determine the scope and validity of third-party proprietary rights. There can be no assurance that our patents would be held valid by a court of competent jurisdiction. We may have to file suit to protect our patents or to defend use of our patents against infringement claims brought by others. Because we have limited cash resources, we may not be able to afford to pursue or defend against litigation in order to protect our patent rights.

In March 2004 we were notified by email from Innogenetics, a Belgian biopharmaceutical company involved in specialty diagnostics and therapeutic vaccines, that it believes the CSF diagnostic test we have been developing uses a monoclonal antibody that is encompassed by the claims of two U.S. patents it owns. In that email, Innogenetics also referred to another U.S. patent which was recently granted to Innogenetics and which is directed to a method for the differential diagnosis of Alzheimer's disease from other neurological diseases. Innogenetics believes this latter patent also claims the CSF diagnostic test we are developing. Innogenetics also informed us that it could be amenable to entering into a licensing arrangement or other business deal with Applied NeuroSolutions regarding its patents.


We have reviewed the two monoclonal antibody patents with our patent counsel on several occasions in recent years and prior to receipt of their email. Based on these reviews, we believe that our CSF diagnostic test does not infringe the claims of these two Innogenetics patents. We only recently learned of Innogenetic's new third patent and are now reviewing it with patent counsel. Similarly, we do not currently believe our activities have infringed or will infringe the rights of Innogenetics under this third patent, and we would seek either to negotiate a suitable arrangement with them or vigorously contest any claim of infringement. If we were unable to reach a mutually agreeable arrangement with Innogenetics, we may be forced to litigate the issue. Expenses involved with litigation may be significant, regardless of the ultimate outcome of any litigation. An adverse decision could prevent us from marketing a future diagnostic product and could have a material adverse impact on our Company.

We also rely on trade secrets and unpatentable know-how that we seek to protect, in part, by confidentiality agreements with our employees, consultants, suppliers and licensees. These agreements may be breached, and we might not have adequate remedies for any breach. If this were to occur, our business and competitive position would suffer. None of our employees, scientific advisors or collaborators has any rights to publish scientific data and information generated in the development or commercialization of our products without the Company's approval. Under the license agreements with us, AECOM has a right to publish scientific results relating to the diagnosis of AD and precursor or related conditions in scientific journals, provided, that AECOM must give us pre-submission review of any such manuscript to determine if it contains any of our confidential information or patentable materials.

WE FACE LARGE COMPETITORS AND OUR LIMITED FINANCIAL AND RESEARCH RESOURCES MAY LIMIT OUR ABILITY TO DEVELOP AND MARKET NEW PRODUCTS


The biotechnology and pharmaceutical markets generally involve rapidly changing technologies and evolving industry standards. Many companies, both public and private, are developing products to diagnose and to treat Alzheimer's disease. Most of these companies have substantially greater financial, research and development, manufacturing and marketing experience and resources than we do. As a result, our competitors may more rapidly develop effective diagnostic products as well as therapeutic products that are more effective or less costly than any product that we may develop.

We also face competition from colleges, universities, governmental agencies and other public and private research institutions. These competitors are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technology that they have developed. Some of these technologies may compete directly with the technologies being developed by us. Also, these institutions may also compete with us in recruiting highly qualified scientific personnel.

WE LACK MANUFACTURING CAPABILITY AND WE MUST RELY ON THIRD PARTY MANUFACTURERS TO PRODUCE OUR PRODUCTS, GIVING US LIMITED CONTROL OVER THE QUALITY OF OUR PRODUCTS AND THE VOLUME OF PRODUCTS PRODUCED

While we have internally manufactured the reagents and materials necessary to conduct our preclinical activities related to our diagnostic product, we do not currently have any large scale manufacturing capability, expertise or personnel and expect to rely on outside manufacturers to produce material that will meet applicable standards for validation clinical testing of our products and for larger scale production if marketing approval is obtained.

While we have begun to search for a contract manufacturer, we do not have any manufacturing agreements. We cannot assure that any outside manufacturer we select will perform suitably or will remain in the contract manufacturing business, in which instances we would need to find a replacement manufacturer or develop our own manufacturing capabilities. If we are unable to do so, our ability to obtain regulatory approval for our products could be delayed or impaired. Our ability to market our products could also be affected by the failure of our third party manufacturers or suppliers to comply with the good manufacturing practices required by the FDA and foreign regulatory authorities.

WE LACK MARKETING AND SALES STAFF TO SELL OUR PRODUCTS AND WE MUST RELY ON THIRD PARTIES, SUCH AS LARGE PHARMACEUTICAL COMPANIES, TO SELL AND MARKET OUR PRODUCTS, THE COST OF WHICH MAY MAKE OUR PRODUCTS LESS PROFITABLE FOR US


We do not have marketing and sales experience or personnel. As we currently do not intend to develop a marketing and sales force, we will depend on arrangements with corporate partners or other entities for the marketing and sale of our proposed products. We do not currently have any agreements with corporate partners or other entities to provide sales and marketing services. We may not succeed in entering into any satisfactory third-party arrangements for the marketing and sale of our proposed products, or we may not be able to obtain the resources to develop our own marketing and sales capabilities. The failure to develop those capabilities, either externally or internally, will adversely affect future sales of our proposed products.


WE ARE DEPENDENT ON OUR KEY EMPLOYEES AND CONSULTANTS, WHO MAY NOT READILY BE REPLACED

We are highly dependent upon the principal members of our management team, especially Peter Davies, Ph.D., the scientific founder, Bruce N. Barron, Chairman and Chief Executive Officer, John F. DeBernardis, Ph.D., President and Chief Operating Officer, as well as our other officers and directors. Our consulting agreements with Dr. Davies were renewed until February 1, 2006, and employment agreements with Mr. Barron and Dr. DeBernardis were renewed until March 31, 2006. We do not currently maintain key-man life insurance and the loss of any of these persons' services, and the resulting difficulty in finding sufficiently qualified replacements, would adversely affect our ability to develop and market our products and obtain necessary regulatory approvals.

Our success also will depend in part on the continued service of other key scientific and management personnel, namely Daniel J. Kerkman, Ph.D., Vice President of R & D, and David Ellison, Chief Financial Officer and Corporate Secretary and our ability to identify, hire and retain additional staff. We face intense competition for qualified employees and consultants. Large pharmaceuctical companies and our competitors which have greater resources and experience than we have can, and do, offer superior compensation packages to attract and retain skilled personnel. As a result, we may have difficulty retaining such employees and consultants because we cannot match the packages offered by such competitors and large pharmaceutical companies, and we may have difficulty attracting suitable replacements.

We expect that our potential expansion into areas and activities requiring additional expertise, such as clinical trials, governmental approvals, contract and internal manufacturing and sales and marketing, will place additional requirements on our management. We expect these demands will require an increase in management and scientific personnel and the development of additional expertise by existing management personnel. The failure to attract and retain such personnel or to develop such expertise could materially adversely affect prospects for our success.


WE USE HAZARDOUS MATERIALS IN OUR RESEARCH AND THAT MAY SUBJECT US TO LIABILITIES IN EXCESS OF OUR RESOURCES


Our research and development involves the controlled use of hazardous materials such as acids, caustic agents, flammable solvents and carcinogens. Although we believe that our safety procedures for handling and disposing of hazardous materials comply in all material respects with the standards prescribed by government regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result. Although we have insurance coverage for third-party liabilities of this nature, such liability beyond this insurance coverage could exceed our resources. Our insurance for hazardous materials liabilities has a deductible of $5,000 and a cap on coverage for damages of $250,000. There can be no assurance that current or future environmental or transportation laws, rules, regulations or policies will not have a material adverse effect on us.

POTENTIAL PRODUCT LIABILITY CLAIMS AGAINST US COULD RESULT IN REDUCED DEMAND FOR OUR PRODUCTS OR EXTENSIVE DAMAGES IN EXCESS OF INSURANCE COVERAGE

The use of our products in clinical trials or from commercial sales will expose us to potential liability claims if such use, or even their misuse, results in injury, disease or adverse effects. We intend to obtain product liability insurance coverage before we initiate clinical trials for our therapeutic products. This insurance is expensive and insurance companies may not issue this type of insurance when needed. Any product liability claim resulting from the use of our diagnostic test in our clinical study, even one that was not in excess of our insurance coverage or one that is meritless, could adversely affect our ability to complete our clinical trials or obtain FDA approval of our product, which could have a material adverse effect on our business.

THE HEALTHCARE REIMBURSEMENT ENVIRONMENT IS UNCERTAIN AND OUR CUSTOMERS MAY NOT GET SIGNIFICANT INSURANCE REIMBURSEMENT FOR OUR PRODUCTS, WHICH COULD HAVE A MATERIALLY ADVERSE AFFECT ON OUR SALES AND OUR ABILITY TO SELL OUR PRODUCTS


Recent efforts by governmental and third-party payors, including private insurance plans, to contain or reduce the costs of health care could affect the levels of revenues and profitability of pharmaceutical and biotechnology products and companies. For example, in some foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been a number of federal and state proposals to implement similar government control. Pricing constraints on our potential products could negatively impact revenues and profitability.

In the United States and elsewhere, successful commercialization of our products will depend in part on the availability of reimbursement to the consumer using our products from third-party health care payors. Insufficient reimbursement levels could affect our ability to realize an appropriate return on our investment in product development. Third-party health care payors are increasingly challenging the price and examining the cost-effectiveness of medical products and services. If we succeed in bringing one or more products to market, and the government or third-party payors fail to provide adequate coverage or reimbursement rates for those products, it could reduce our product revenues and profitability.


WE MUST RELY ON THIRD PARTY RELATIONSHIPS TO DEVELOP, PRODUCE AND MARKET OUR PRODUCT WITHOUT WHICH WE WILL FAIL

We do not possess all the  resources  necessary  to  complete  the  development, clinical testing, manufacturing, marketing and commercialization of our diagnostic and therapeutic products and we will need to obtain such resources from third parties. In order to obtain such resources, we will need to enter into collaborations with corporate partners, licensors, licensees and possibly relationships with third parties from whom we will outsource these resources. Our success may depend on obtaining such relationships. This business strategy is to utilize the expertise and resources of third parties in a number of areas including:


     o performing various activities associated with pre-clinical studies and clinical trials

     o    preparing submissions seeking regulatory approvals

     o    manufacture of kits and solutions

     o    sales and marketing of our products


This strategy of reliance on third party relationships creates risks to us by placing critical aspects of our business in the hands of third parties, who we may not be able to control as effectively as our own personnel. We cannot be sure that any present or future collaborative agreements will be successful. If these third parties do not perform in a timely and satisfactory manner, we may incur additional costs and lose time in our development and clinical programs as well as commercializing our products. To the extent we choose not to, or are not able to, establish such arrangements, we could experience increased capital requirements.

We do not have the ability to conduct all facets of our clinical trials independently. We intend to rely on clinical investigators and third-party clinical research organizations to perform a significant portion of these functions. There can be problems with using third party clinical research organizations such as:

     o we are not able to locate acceptable contractors to run this portion of our clinical trials

     o    we can not enter into favorable agreements with them

     o    third parties may not successfully carry out their contractual duties

     o    third parties may not meet expected deadlines

If any of these problems occur, we will be unable to obtain required approvals and will be unable to commercialize our products on a timely basis, if at all.


WE MUST ENROLL A SUFFICIENT NUMBER OF PARTICIPANTS IN OUR CLINICAL TRIALS AND GENERATE CLINICAL DATA THAT SHOWS OUR PRODUCTS ARE SAFE AND EFFECTIVE IN ORDER TO OBTAIN REGULATORY APPROVAL WHICH IS NECESSARY TO MARKET OUR PRODUCTS


In order to sell our products, we must receive regulatory approval to market our products. Before obtaining regulatory approvals for the commercial sale of any of our products under development, we must demonstrate through pre-clinical studies and clinical trials that the product is safe and effective for use in each target indication. If our products fail in clinical trials, this may have a significant negative impact on our company.

In addition, the results from pre-clinical testing and early clinical trials may not be predictive of results obtained in later clinical trials. There can be no assurance that our clinical trials will demonstrate sufficient safety and effectiveness to obtain regulatory approvals. The completion rate of our clinical trials is dependent on, among other factors, the patient enrollment rate. Patient enrollment is a function of many factors including:

     o    patient population size

     o    the nature of the protocol to be used in the trial

     o    patient proximity to clinical sites

     o    eligibility criteria for the study

We believe our planned procedures for enrolling patients are appropriate. However, delays in patient enrollment would increase costs and delay ultimate sales, if any, of our products.


WE MAY EXPERIENCE DELAYS, LIMITATIONS AND OTHER PROBLEMS IN OBTAINING REGULATORY APPROVAL FOR OUR PRODUCTS


The regulatory process takes many years and requires the expenditure of substantial resources. Data obtained from pre-clinical and clinical activities are subject to varying interpretations that could delay, limit or prevent regulatory agency approval. We may also encounter delays or rejections based on changes in regulatory agency policies during the period in which we develop our products and/or the period required for review of any application for regulatory agency approval of a particular product. Delays in obtaining regulatory agency approvals will make the projects more costly and adversely affect our business.


We have not filed any Pre-Investigational Device Exemption ("Pre-IDE") application with respect to our two AD diagnostic products, namely, our CSF-based diagnostic test and our serum-based diagnostic test. We believe we will file such exemption applications by July 2004 with respect to our CSF-based diagnostic test. It is uncertain when we will file a Pre-IDE for our serum-based diagnostic test. We have not filed any New Drug Application ("NDA") with respect to our AD therapeutic in discovery, and the timing of such filing in the future is uncertain.


If the FDA grants approval for a drug or device, such approval may limit the indicated uses for which we may market the drug or device and this could limit the potential market for such drug or device. Furthermore, if we obtain approval for any of our products, the marketing and manufacture of such products remain subject to extensive regulatory requirements. Even if the FDA grants approval, such approval would be subject to continual review, and later discovery of unknown problems could restrict the products future use or cause their withdrawal from the market. Failure to comply with regulatory requirements could, among other things, result in:

     o    fines

     o    suspension of regulatory approvals

     o    operating restrictions and criminal prosecution.

In order to market our products outside of the United States, we must comply with numerous and varying regulatory requirements of other countries regarding safety and quality. The approval procedures vary among countries and can involve additional product testing and administrative review periods. The time required to obtain approval in other countries might differ from that required to obtain FDA approval. The regulatory approval process in other countries includes all of the risks associated with obtaining FDA approval detailed above. Approval by the FDA does not ensure approval by the regulatory authorities of other countries.

In addition, many countries require regulatory agency approval of pricing and may also require approval for the marketing in such countries of any drugs or devices we develop. We cannot be certain that we will obtain any regulatory approvals in other countries and the failure to obtain such approvals may materially adversely affect our business.


OUR STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY DUE TO REASONS UNRELATED TO OUR OPERATIONS, OUR PRODUCTS OR OUR FINANCIAL RESULTS

Stock prices for many technology companies fluctuate widely for reasons which may be unrelated to operating performance or new product or service announcements. Broad market fluctuations, earnings and other announcements of other companies, general economic conditions or other matters unrelated to us or our operations and outside our control also could affect the market price of the Common Stock. During the 2002 and 2003 fiscal years and the first quarter ended March 31, 2004, the highest price of our stock was $0.59 and the lowest price of our stock during the same period was $0.10.

OUR SHARE PRICE MAY DECLINE DUE TO A LARGE NUMBER OF SHARES OF OUR COMMON STOCK ELIGIBLE FOR FUTURE SALE IN THE PUBLIC MARKETS, INCLUDING THE SHARES OF COMMON STOCK OF THE SELLING SECURITY HOLDERS


After completion of our Offering in February 2004, the Company has outstanding approximately 90,600,000 shares of Common Stock, without giving effect to shares of Common Stock issuable upon exercise of (i) warrants issued in the Offering,
(ii) the Placement Agent's warrants, (iii) options granted under the Company's stock option plan and (iv) other warrants previously issued. Of such outstanding shares of Common stock, all the shares sold by the Company in the Offering, as well as shares issued to convertible promissory note holders upon conversion, will be freely tradable without restriction upon registration, except for any shares held by our "affiliates" within the meaning of the Securities Act (officers, directors and 10% security holders), which shares will be subject to the resale limitations of Rule 144 promulgated under the Securities Act. This Form SB-2 is being submitted, representing 42,940,714 shares of common stock issued in February 2004, as well as 48,084,795 shares of common stock underlying warrants issued in February 2004.

Approximately 23,000,000 shares, held by former Molecular Geriatrics Corporation shareholders are deemed to be restricted securities within the meaning of Rule 144 promulgated pursuant to the Securities Act and may be publicly sold only if registered under the Securities Act or sold pursuant to exemptions therefrom. These shares are eligible for public sale in accordance with the requirements of Rule 144, as amended, subject to certain restrictions through September 2004, including limitations on the number of shares that can be sold in any 90 day period.


WE HAVE NOT PAID ANY DIVIDENDS AND DO NOT ANTICIPATE PAYING DIVIDENDS IN THE FORESEEABLE FUTURE

A predecessor of Applied NeuroSolutions liquidated most of its assets and paid a dividend to its shareholders prior to its merger with Applied NeuroSolutions. We have not paid cash dividends on our common stock, and we do not anticipate paying cash dividends on our common stock in the foreseeable future. Investors who require dividend income should not rely on an investment in our common stock to provide such dividend income. Potential income to investors in our common stock would only come from any rise in the market price of our common stock, which is uncertain and unpredictable.

A LIMITED MARKET FOR OUR COMMON STOCK AND "PENNY STOCK" RULES MAY MAKE BUYING OR SELLING OUR COMMON STOCK DIFFICULT

Our common stock presently trades in the over-the-counter market on the OTC Bulletin Board. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our securities. In addition, our common stock is subject to the penny stock rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. The SEC regulations generally define a penny stock to be an equity that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, those regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). In addition, the broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. Moreover, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to transactions prior to sale. Regulations on penny stocks could limit the ability of broker-dealers to sell our common stock and thus the ability of purchasers of our common stock to sell their shares in the secondary market.

WE HAVE BROAD DISCRETION TO USE THE PROCEEDS OF THE OFFERING

We will have broad discretion in spending the proceeds in the recently completed Offering. Of the net proceeds of $7.34 million from the recently completed Offering, we utilized $290,000 to reimburse members of management for salary deferrals and loans to the Company. We may also spend most of the net proceeds from the Offering in ways that ultimately prove to be unsuccessful. Our failure to apply these funds effectively could have a material and adverse effect on our business, results of operations and financial condition, and may also require further funding, which could dilute security holders' ownership and cause a decline in the share price of our common stock.



                                 USE OF PROCEEDS


      We will not receive any proceeds from the disposition of the shares of common stock by the selling security holders or their transferees. We may receive proceeds up to $14,325,439 upon the exercise of all the warrants. As we cannot predict when or if we will receive such proceeds, we expect to use these proceeds, if received, for working capital purposes, which shall be allocated to projects or needs of the Company at such time. The proceeds received from the securities sold in the Offering were intended to be used to advance our various programs, including clinical development of our most advanced programs. The additional proceeds we could receive from the exercise of the warrants have not yet been earmarked for any specific use beyond working capital needs because there is no certainty that we will ever receive proceeds from the exercise of the warrants.



                            SELLING SECURITY HOLDERS

           We are registering shares of our common stock purchased by investors in our 2004 private placement offering, the shares of our common stock issuable upon the exercise of warrants purchased by those investors in the same offering, the shares of our common stock purchased by bridge loan holders upon conversion of outstanding convertible promissory loans, including accrued interest, the shares of our common stock issuable upon the exercise of warrants purchased by the bridge loan holders, the shares of our common stock issuable upon the warrants issued to the placement agent and sub-agents engaged in our 2004 private placement, and the shares of common stock issuable upon the exercise of certain warrants previously issued by us to investors and consultants.

           Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

           Each of the selling security holders (i) purchased the securities covered by this prospectus in the ordinary course of business, and (ii) at the time of purchase of such securities, the selling security holder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

           Other than the costs of preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling security holders.


-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Shares of Common Stock     Common Stock
                                                  Common Stock          Being Offered in the      Beneficially Owned     Percent
                 Selling Stockholder           Beneficially Owned             Offering (1)        After Offering (1)      After
                                               Before Offering (1)                                                      Offering
--------------------------------------------------------------- ------------------------------ ------------------------------------
Charles Abramovitz (2)                               800,000                    800,000                   0                   *
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Eric Berger (2)                                      400,000                    400,000                   0                   *
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Douglas G. Liu                                       600,000                    600,000                   0                   *
6801 Wolf Creek Court
Columbia, Maryland
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Roy D. Mittman (2)                                   400,000                    400,000                   0                   *
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
James R. Porter (2)                                  400,000                    400,000                   0                   *
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Mohammad S. Rahman                                 1,035,000                  1,000,000                 35,000                *
One SW Columbia, Suite 850
Portland, Oregon
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Larry Roher and Deborah Hessel-Roher                 400,000                    400,000                   0                   *
One Gracewood Drive
Manhasset, New York
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Steven M. Sack                                     1,275,000                  1,120,000                155,000                *
135 East 57th Street
12th Floor
New York, New York
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Philip S. Sassower (3)                             3,200,000                  3,200,000                   0                   *
135 East 57th Street
12th Floor
New York, New York
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Jay Solan and Sandra Solan                         1,200,000                  1,200,000                   0                   *
15 Mohawk Drive
Westbury, New York
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Scott Ziegler                                        400,000                    400,000                   0                   *
570 Lexington Avenue
44th Floor
New York, New York
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
High Peak Ltd. (4)                                   200,000                    200,000                   0                   *
57 Dartmouth Park Road
London NW5 1SL UK
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Arbuthnot SIPP A/C SE Sanbar (5)                     400,000                    400,000                   0                   *
57 Dartmouth Park Road
London NW5 1SL UK
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Edward J. Sisk (2)                                   160,000                    160,000                   0                   *
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Alpha Capital AG (6)                               2,000,000                  2,000,000                   0                   *
Pradatant 7
Furstentums 9490
Vaduz, Liechtenstein
Germany
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Nathan Sugerman (2)                                  200,000                    200,000                   0                   *
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Bruce and Janet Allen Joint
  Revocable Trust dated                              940,000                    940,000                   0                   *
July 31, 2003 (7)
83 Idlewood Road
San Francisco, California
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Richard G. Hicks (2)                                 400,000                    400,000                   0                   *
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
The O'Hara Family Trust (8)                          400,000                    400,000                   0                   *
1621 Ocean Front Street
San Diego, California
--------------------------------------------------------------- ------------------------------ ------------------------- ----------

-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Shares of Common Stock     Common Stock
                                                  Common Stock          Being Offered in the      Beneficially Owned     Percent
                 Selling Stockholder           Beneficially Owned             Offering (1)        After Offering (1)      After
                                               Before Offering (1)                                                      Offering
--------------------------------------------------------------- ------------------------------ ------------------------------------
Guerrilla Partners, L.P.(9)                          400,000                    400,000                   0                   *
247 Park Avenue
New York, New York 10017
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Guerrilla IRA Partners, L.P. (10)                    400,000                    400,000                   0                   *
247 Park Avenue
New York, New York
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Odin Partners (11)                                   800,000                    800,000                   0                   *
237 Park Avenue
New York, New York
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Erik Franklin                                      1,000,000                  1,000,000                   0                   *
534 Penaki Road
Denville, New Jersey
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Q Capital Investment Partners, L.P. (12)           3,000,000                  3,000,000                   0                   *
2 Executive Drive
Fort Lee, New Jersey
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Castle Creek Healthcare Partners, LLC (13)         2,000,000                  2,000,000                   0                   *
111 West Jackson Blvd.
Suite 2020
Chicago, Illinois
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Steven Epstein (2)                                   360,000                    360,000                   0                   *
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Wells Family Revocable Living Trust (14)             360,000                    360,000                   0                   *
22 Battery Street
Suite 800
San Francisco, California
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
American Health Care Fund, L.P. (15)                 760,000                    760,000                   0                   *
2748 Adeline
Berkeley, California
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Vincent Smith                                      2,800,000                  2,800,000                   0                   *
c/o Quest Software
800 Irvine Center Drive
Irvine, California
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Marshall Senk                                        620,000                    600,000                 20,000                *
P.O. Box 824
Corona Del Mar, California
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
J. Leroy Thompson, Jr.                               320,000                    320,000                   0                   *
126 Via Monte
Walnut Creek, California
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
MicroCapital Fund, L.P.(16)                        4,000,000                  4,000,000                   0                   *
201 Post Street
San Francisco, California
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
MicroCapital Fund, Ltd. (17)                       2,000,000                  2,000,000                   0                   *
201 Post Street
San Francisco, California
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Samuel Gerald Birin                                1,200,000                  1,200,000                   0                   *
46 Barrington Drive
Bedford, New Hampshire
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
The Timken Living Trust (18)                       1,600,000                  1,600,000                   0                   *
7 Mercury Avenue
Tiburon, California
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
My Dang                                              800,000                    800,000                   0                   *
7135 South Durango Drive
Las Vegas, Nevada
--------------------------------------------------------------- ------------------------------ ------------------------- ----------

-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Shares of Common Stock     Common Stock
                                                  Common Stock          Being Offered in the      Beneficially Owned     Percent
                 Selling Stockholder           Beneficially Owned             Offering (1)        After Offering (1)      After
                                               Before Offering (1)                                                      Offering
--------------------------------------------------------------- ------------------------------ ------------------------------------
Robert T. Lempert (2)                                200,000                    200,000                   0                   *
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Ronald Leong                                         400,000                    400,000                   0                   *
75 27th Avenue
San Francisco, California
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Kenneth G. Cala                                      360,000                    360,000                   0                   *
425 Sheffield Road
Alameda, California
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Adam Hershey (2)                                     800,000                    800,000                   0                   *
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Hutchinson Family Trust (19)                         100,000                    100,000                   0                   *
1059 Bryant Way
Sunnyvale, California
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
The Bolloten Family Trust (20)                       100,000                    100,000                   0                   *
3039 Ryan Avenue
Santa Clara, California
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Gregory Bolloten                                   2,258,417                  2,258,417                   0                   *
3811 Anza Street
San Francisco, California
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
John Coulthurst                                      160,000                    160,000                   0                   *
1990 Marin Avenue
Berkeley, California
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Joan M. Hammond (2)                                  200,000                    200,000                   0                   *
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
J. Paul Irvin (2)                                    120,000                    120,000                   0                   *
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
William C. Irvin Revocable Trust (21)                400,000                    400,000                   0                   *
1641 Wild Azalea Lane
Athens, Georgia
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
David M. Spada, IRA (2)                              200,000                    200,000                   0                   *
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Clarion Capital Corporation (22)                   2,400,000                  2,400,000                   0                   *
1801 East 9th Street, Suite 1120
Cleveland, Ohio
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Samuel and Jennifer Skinner 2000 Trust (23)          200,000                    200,000                   0                   *
505 Sansome Street
San Francisco, California
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Samuel D. Skinner IRA (24)                           432,000                    400,000                 32,000                *
505 Sansome Street
San Francisco, California
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Omicron Master Trust (25)                          2,000,000                  2,000,000                   0                   *
810 Seventh Avenue, 39th Floor
New York, New York
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Jam Capital Assoc. LLC (26)                          200,000                    200,000                   0                   *
c/o Leonard D. Pearlman
112 West 56th Street
Suite 20S
New York, New York
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
John Peter Christensen (2)                           800,000                    800,000                   0                   *
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Jonathan Heller Money Purchase Plan (27)             200,000                    200,000                   0                   *
775 Bryant Street
Woodmere, New York
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Jerome Heller (2)                                    200,000                    200,000                   0                   *
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
David Stone (2)                                    6,825,174                  3,100,054               3,725,120              4.1%
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Benjamin Family Trusts (28)                        7,464,762                  5,189,572               2,275,190              2.5%
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Central Yeshiva (29)                               1,654,851                    550,547               1,104,304              1.2%
418 Avenue I
Brooklyn, New York
--------------------------------------------------------------- ------------------------------ ------------------------- ----------

-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Shares of Common Stock     Common Stock
                                                  Common Stock          Being Offered in the      Beneficially Owned     Percent
                 Selling Stockholder           Beneficially Owned             Offering (1)        After Offering (1)      After
                                               Before Offering (1)                                                      Offering
--------------------------------------------------------------- ------------------------------ ------------------------------------
David Baker (2)                                      936,434                    388,074                548,360                *
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
George Rohr (2)                                    2,696,890                  2,696,890                   0                   *
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Harry J. Blumenthal, Jr. (2)                         546,984                    453,277                 93,707                *
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Howard P. Milstein (2)                             3,759,955                  2,271,852               1,488,103              1.6%
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Joshua Schein (2)                                  6,392,760                    745,120               5,647,640              6.2%
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Judson Cooper (2)                                  6,473,220                    828,686               5,644,534              6.2%
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Kevin Eilian (2)                                     642,895                    642,895                   0                   *
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Lee Schlesinger (2)                                  472,394                    435,402                 36,992                *
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Leon Khoury, Jr. (2)                                 424,712                    172,478                252,234                *
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Louis Zauderer (2)                                   524,993                    324,993                200,000                *
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Richard Lipsey (2)                                   242,569                    214,410                 28,159                *
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Richard Stone (30)***                              8,343,646                  1,276,338               7,067,308              7.8%
c/o Sunrise Securities
135 East 57th Street, 11th Floor
New York, New York
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Theofania Merkos (2)                                  10,000                     10,000                   0                   *
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Marcia Kucher (2)                                      5,160                      5,000                  160                  *
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Jeffrey Steingarten (2)                              100,000                     50,000                 50,000                *
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Smithfield Fiduciary LLC (31)                      2,211,504                  2,211,504                   0                   *
9 West 57th Street, 27th Foor
New York, New York
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Sunrise Securities** (32)                            800,000                    800,000                   0                   *
135 East 57th Street, 11th Floor
New York, New York
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Equity Communications, LLC (33)                    1,000,000                 1,000,000                    0                   *
1512 Grand Avenue
Suite 200
Santa Barbara, California
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Virtual Concepts Corp. (34)                          100,000                   100,000                    0                   *
15335 Morrison Street
Suite 301
Sherman Oaks, California
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Michael Marrale***                                   400,000                    400,000                   0                   *
43 Kensington Circle
North Hills, New York
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
David Roffe (2)                                      100,000                    100,000                   0                   *
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Christopher Basta***                                 400,000                    400,000                   0                   *
18 Peppermill Lane
Dix Hills, New York
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Harry Gruszecki                                      400,000                    400,000                   0                   *
269-27D Grand Central Parkway
Floral Park, New York
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Jonathan Sack (2)                                    720,000                    720,000                   0                   *
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
John Mon                                             100,000                    100,000                   0                   *
16903 Harbour Town Drive
Silver Spring, Maryland
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Michael Palin and Dean Palin                         800,000                    800,000                   0                   *
235 Park Avenue South
New York, New York 10003
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Brosig 2000 Family Revocable Trust (35)              160,000                    160,000                   0                   *
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Sachs Investing Company (36)                         400,000                    400,000                   0                   *
155 East 55th Street
New York, New York
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Thomas Lackovic (2)                                  160,000                    160,000                   0                   *
--------------------------------------------------------------- ------------------------------ ------------------------- ----------

-----------------------------------------------------------------------------------------------------------------------------------
                                                                         Shares of Common Stock     Common Stock
                                                  Common Stock          Being Offered in the      Beneficially Owned     Percent
                 Selling Stockholder           Beneficially Owned             Offering (1)        After Offering (1)      After
                                               Before Offering (1)                                                      Offering
--------------------------------------------------------------- ------------------------------ ------------------------------------
Special Situations Private
  Equity Fund LP (37)                             12,000,000                 12,000,000                   0                   *
153 East 53rd Street
New York, New York
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Moors & Cabot, Inc.**  (38)                        1,629,600                  1,629,600                   0                   *
505 Sansome Street
San Francisco, California
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
MCC Securities** (39)                                864,000                    864,000                   0                   *
575 Madison Avenue
New York, New York
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
SW Bach & Co.** (40)                                 517,600                    517,600                   0                   *
Two Expressway Plaza
Suite 200
Roslyn Heights, New York
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
CK Cooper & Co.** (41)                               160,000                    160,000                   0                   *
18300 Von Karman Avenue
Suite 440
Irvine, California
--------------------------------------------------------------- ------------------------------ ------------------------- ----------
Westcap Securities** (42)                             28,800                     28,800                  0                   *
8201 Von Karman Avenue
Irvine, California
--------------------------------------------------------------- ------------------------------ ------------------------- ----------


xxx

*   Less than 1.0%

**Registered broker-dealer


***Affiliate of a registered broker-dealer


(1) Includes shares of common stock issuable upon the exercise of warrants.


(2) Address is c/o Applied NeuroSolutions, Inc., 50 Lakeview Parkway, Suite 111, Vernon Hills, IL 60061

(3) Includes (a) 800,000 shares of common stock and 800,000 shares of common stock issuable upon the exercise of warrants held by the Philip S. Sassower 1996 Charitable Remainder Annuity Trust ("Sassower Trust"), of which Mr. Sassower is the sole trustee, and (b) 800,000 shares of common stock and 800,000 shares of common stock issuable upon the exercise of warrants held by Phoenix Enterprises Family Fund LLC ("Phoenix"). Mr. Sassower has voting, investment and dispositive power over the shares of common stock held by the Sassower Trust and Phoenix and the shares of common stock issuable upon the exercise of the warrants held by the Sassower Trust and Phoenix.

(4) S E Sanbar, director of High Peak Limited ("High Peak"), has voting, investment and dispositive power over the shares of common stock held by High Peak and the shares of common stock issuable upon the exercise of the warrants held by High Peak

(5) S E Sanbar, trustee of Arbuthnot SIPP a/c S E Sanbar ("Arbuthnot"), has voting, investment and dispositive power over the shares of common stock held by Arbuthnot and the shares of common stock issuable upon the exercise of the warrants held by Arbuthnot.

(6) Konrad Ackerman, director of Alpha Capital AG, has voting, investment and dispositive power over the shares of common stock held by Alpha Capital and the shares of common stock issuable upon the exercise of the warrants held by Alpha Capital.

(7) Bruce B. Allen, trustee of the Bruce and Janet Allen Joint Revocable Trust dated July 31, 2003 ("Allen Trust"), has voting, investment and dispositive power over the shares of common stock held by the Allen Trust and the shares of common stock issuable upon the exercise of the warrants held by the Allen Trust.

(8) Tim O'Hara, trustee of The O'Hara Family Trust ("O'Hara Trust"), has voting, investment and dispositive power over the shares of common stock held by the O'Hara Trust and the shares of common stock issuable upon the exercise of the warrants held by the O'Hara Trust.

(9) The general partners of Guerrilla Partners, L.P. ("Guerrilla") is Guerrilla Advisors. Each of Leigh S. Curry and Peter J. Siris, each a managing director of Guerrilla Advisors, has voting, investment and dispositive power over the shares of common stock held by Guerrilla and the shares of common stock issuable upon the exercise of the warrants held by Guerrilla IRA.

(10) The general partners of Guerrilla IRA Partners, L.P. ("Guerrilla IRA") is Guerrilla Advisors. Leigh S. Curry and Peter J. Siris, each a managing director of Guerrilla Advisors, , each has voting, investment and dispositive power over the shares of common stock held by Guerrilla and the shares of common stock issuable upon the exercise of the warrants held by Guerrilla.

(11) John A. Gibbons, Jr., the managing partner of Odin Partners L.P. ("Odin"), has voting, investment and dispositive power over the shares of common stock held by Odin and the shares of common stock issuable upon the exercise of the warrants held by Odin.

(12) Erik Franklin, the general partner of Q Capital Investment Partners, L.P. ("Q Capital"), has voting, investment and dispositive power over the shares of common stock held by Q Capital and the shares of common stock issuable upon the exercise of the warrants held by Q Capital.

(13) Daniel Asher and Nathan Fischel each has voting, investment and dispositive power over the shares of common stock held by Castle Creek Healthcare Partners, LLC and the shares of common stock issuable upon the exercise of the warrants held by Castle Creek Healthcare Partners, LLC.

(14) Benjamin G. Wells, trustee of The Wells Family Revocable Living Trust ("Wells Trust"), has voting, investment and dispositive power over the shares of common stock held by the Wells Trust and the shares of common stock issuable upon the exercise of the warrants held by the Wells Trust.

(15) James D. McCamant, the general partner of American Health Care Fund, L.P. ("AHCF") has voting, investment and dispositive power over the shares of common stock held by AHCF and the shares of common stock issuable upon the exercise of the warrants held by AHCF.

(16) The General Partner of MicroCapital Fund L.P. is MicroCapital LLC. Ian P. Ellis, the President of MicroCapital LLC, and Christoper Swenson, the Vice President of MicroCapital LLC, each has voting, investment and dispositive power over the shares of common stock held by MicroCapital L.P. and the shares of common stock issuable upon the exercise of the warrants held by MicroCapital L.P.

(17) The investment  adviser to MicroCapital  Fund Ltd. is MicroCapital LLC. Ian
P. Ellis, the President of MicroCapital LLC, and Christoper Swenson, the Vice President of MicroCapital LLC, each has voting, investment and dispositive power over the shares of common stock held by MicroCapital Ltd. and the shares of common stock issuable upon the exercise of the warrants held by MicroCapital Ltd.

(18) William R. Timken and Judith P. Timken, trustees of The Timken Living Trust U/A/D 9/14/99, each has voting, investment and dispositive power over the shares of common stock held by The Timken Living Trust and the shares of common stock issuable upon the exercise of the warrants held by The Timken Living Trust.

(19) C.H. Hutchinson, trustee of the Hutchinson Family Trust A/CHH ("Hutchinson Trust"), has voting, investment and dispositive power over the shares of common stock held by the Hutchinson Trust and the shares of common stock issuable upon the exercise of the warrants held by the Hutchinson Trust.

(20) Betty F. Bolloten, trustee of the Bolloten Family Trust, has voting, investment and dispositive power over the shares of common stock held by the Bolloten Family Trust and the shares of common stock issuable upon the exercise of the warrants held by the Bolloten Family Trust.

(21) William C. Irvin, trustee of the William C. Irvin Revocable Trust ("Irvin Trust"), has voting, investment and dispositive power over the shares of common stock held by the Irvin Trust and the shares of common stock issuable upon the exercise of the warrants held by the Irvin Trust.

(22) Morton A. Cohen, the Chairman of Clarion Capital Corporation ("Clarion"), has voting, investment and dispositive power over the shares of common stock held by Clarion and the shares of common stock issuable upon the exercise of the warrants held by Clarion.

(23) Samuel D. Skinner, trustee of the Samuel and Jennifer Skinner 2000 Trust ("Skinner Trust"), has voting, investment and dispositive power over the shares of common stock held by the Skinner Trust and the shares of common stock issuable upon the exercise of the warrants held by the Skinner Trust.

(24) Includes 22,000 shares of common stock held by Gerado Trust.

(25). Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of the date of this prospectus, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of our common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13d-G) controls Omicron and Winchester.

(26) Leonard D. Pearlman, Manager of Jam Capital Assoc. LLC ("Jam"), has voting, investment and dispositive power over the shares of common stock held by Jam and the shares of common stock issuable upon the exercise of the warrants held by Jam.

(27) Jonathan Heller, trustee of the Jonathan Heller Money Purchase Plan (the "Heller Plan"), has voting, investment and dispositive power over the shares of common stock held by the Heller Plan and the shares of common stock issuable upon the exercise of the warrants held by the Heller Plan.

(28) Consists of 4,526,944 shares of common stock and 2,937,818 shares of common stock issuable upon the exercise of warrants held by various family trusts. The trustees of these various family trusts are U.S. Trust Company of New York, 114
W. 47th St, 8th Floor, New York, NY 10036 with respect to family trusts holding 6,762,060 shares of common stock (including shares of common stock issuable upon the exercise of warrants) and Stuart M. Benjamin, 4302 Peachway Drive, Durham, NC 27705 with respect to family trusts holding 702,702 shares of common stock (including shares of common stock issuable upon the exercise of warrants).

(29) Rabbi Joffen has voting, investment and dispositive power over the shares of common stock held by Central Yeshiva and the shares of common stock issuable upon the exercise of the warrants held by Central Yeshiva.

(30) Richard Stone served as one of our directors since 1994. Includes shares of common stock issuable upon the exercise of warrants and stock options previously issued to Mr. Stone.

(31) Adam Chill has voting, investment and dispositive power over the shares of common stock held by Smithfield Fiduciary LLC and the shares of common stock issuable upon the exercise of the warrants held by Smithfield Fiduciary LLC.

(32) Sunrise Securities, which is a registered broker-dealer,is deemed to be an underwriter with respect to the shares of common stock held by Sunrise Securities and the shares of common stock issuable upon the exercise of the warrants held by Sunrise Securities, which are being offered for resale under this prospectus.

(33) Ira Weingarten, the managing member of Equity Communications, LLC, has voting, investment and dispositive power over the shares of common stock held by Equity Communications and the shares of common stock issuable upon the exercise of the warrants held by Equity Communications.

(34) Shelly Kraft, a director of Virtual Concepts Corp., has voting, investment and dispositive power over the shares of common stock held by Virtual Concepts Corp. and the shares of common stock issuable upon the exercise of the warrants held by Virtual Concepts Corp.

(35) Margaret J. Hook, trustee of the Brosig 2000 Family Revocable Trust ("Brosig Trust") has voting, investment and dispositive power over the shares of common stock held by the Brosig Trust and the shares of common stock issuable upon the exercise of the warrants held by the Brosig Trust.

(36) Marvin Sachs and David Sachs, partners of Sachs Investing Co ("Sachs"), each has voting, investment and dispositive power over the shares of common stock held by Sachs and the shares of common stock issuable upon the exercise of the warrants held by Sachs.

(37) MG Advisors, L.L.C. ("MG") is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. (the "Private Equity Fund"). Austin W. Marxe and David M. Greenhouse are the principal owners of MG and are principally responsible for the selection, acquisition and disposition of the portfolio securities by MG on behalf of the Private Equity Fund.

(38) Samuel Skinner, a director of Moors & Cabot, Inc., may be deemed to have voting, investment and dispositive power over the shares of common stock held by Moors & Cabot and the shares of common stock issuable upon the exercise of the warrants held by Moors & Cabot.

(39) Daniel S. Gulick, a registered principal and managing director of MCC Securities, Inc. ("MCC"), and Ken Denos, General Counsel for MCC, each has voting, investment and dispositive power over the shares of common stock held by MCC and the shares of common stock issuable upon the exercise of the warrants held by MCC.

(40) Guy Clemente, a director of S.W. Bach & Co., may be deemed to have voting, investment and dispositive power over the shares of common stock held by S.W. Bach and the shares of common stock issuable upon the exercise of the warrants held by S.W. Bach & Co.

(41) Mikael Van Loon, a director of C.K. Cooper & Co., may be deemed to have voting, investment and dispositive power over the shares of common stock held by C.K. Cooper & Co. and the shares of common stock issuable upon the exercise of the warrants held by C.K. Cooper & Co..

(42) Thomas S. Rubin, Chief Executive Officer and majority owner of Westcap Securities, Inc. ("Westcap") has voting, investment and dispositive power over the shares of common stock issuable upon the exercise of the warrants held by Westcap.



                              PLAN OF DISTRIBUTION

           The selling security holders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling security holder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.


           Sunrise Securities, as a registered broker-dealer, is deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with the resale of our securities under this prospectus. Any commissions received by Sunrise Securities and any profit on the resale of the shares of our common stock (including the shares of common stock issuable upon the exercise of the warrants) sold by Sunrise Securities while acting as principals will be deemed to be underwriting discounts or commissions. Because it is deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act of 1933, Sunrise Securities will be subject to prospectus deliver requirements.


           The selling security holders may use any one or more of the following methods when disposing of shares or interests therein:

           - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

           - block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

           - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

           - an exchange distribution in accordance with the rules of the applicable exchange;

           - privately negotiated transactions;

           - short sales;

           - through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

           - broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

           - a combination of any such methods of sale; and

           - any other method permitted pursuant to applicable law.

           The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

           In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

           The aggregate proceeds to the selling security holders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

           The selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

           The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling security holders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

           To the extent required, the shares of the common stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

           In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

           We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

           We have agreed to indemnify the selling security holders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

           We have agreed with the selling security holders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

                                LEGAL PROCEEDINGS

           We are not currently a party in any legal proceedings.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

           The Directors, executive officers, and certain key scientists and advisors of the Company are as follows:


  Bruce N. Barron             49   Chairman, Chief Executive Officer & Director
  John F. DeBernardis, Ph.D.  56   President, Chief Operating Officer & Director
  Daniel J. Kerkman, Ph.D.    52   Vice President, R & D
  Richard Stone               58   Director
  Preston Tsao                55   Director
  Michael Sorell, MD          56   Director
  Peter Davies, Ph.D.         55   Scientific Advisor
  David Ellison               42   Chief Financial Officer & Secretary


Bruce N. Barron, has been Chairman of the Board since August, 1999, and Chief Executive Officer of the Company since April, 1995. Previously, he had been President of the Company from April, 1995 to August, 1999. He had also been Chief Financial Officer of the Company from September 1, 1993 on a part-time basis and on a full-time basis from April 1, 1994 to April, 1995. He has also been a director of the Company since June, 1994. From 1989 until June, 1994, Mr. Barron was a director and Vice Chairman and Chief Executive Officer of Xtramedics, Inc. and from 1988 to 1989, a Vice President of Finance, in all instances on a part-time basis. Xtramedics was merged into Athena Medical Corp. in June, 1994. From 1985 to August, 1993, Mr. Barron was a director and Vice President of Finance and Chief Financial Officer of Gynex Pharmaceuticals, Inc. in addition to serving in various other capacities, including Vice Chairman from 1988 to 1989, in all instances on a part-time basis. Gynex was acquired by BioTechnology General Corp. (now Savient Pharmaceuticals) in August, 1993. From 1985 to 1992, Mr. Barron also served as a director and part-time executive officer of Pharmatec, Inc. (now Pharmos Corp.) in various capacities including President, Chief Executive Officer, Chief Financial Officer, and Vice President. Mr. Barron was a member of the Board of Directors of Trimedyne, Inc., a publicly-traded manufacturer of lasers for use in various medical applications from 1985 until February, 2001.

John F. DeBernardis, Ph.D., has been President and Chief Operating Officer of the Company since August, 1999. He joined the Company in August, 1993, as Director of Chemistry and Pharmacology, was promoted to Vice President of Discovery in 1994, and then promoted to Senior Vice President, Research and Development in 1995 and served in that capacity until August 1999. He was Secretary of the Company from April, 1995 to August, 1999, and was appointed a director of the Company in November, 1995. Prior to joining the Company, Dr. DeBernardis spent sixteen years at Abbott Laboratories, where he began his career as a research chemist and progressively earned several promotions, ending with his position as the Area Head of Cardiovascular Research within the Pharmaceutical Products Division supervising an 85 person staff. During his tenure, a number of IND candidates were identified. Dr. DeBernardis received his Ph.D. degree from the University of Pittsburgh in 1974 and worked two years as an NIH postdoctoral fellow in the Department of Chemistry at MIT. He is co-author on 70 scientific publications and holds 35 U.S. patents.

Daniel J. Kerkman, Ph.D., joined the Company in August, 1993 as Group Leader of Chemistry and was promoted to Vice President, Research and has served in that capacity since 1997. Prior to joining the Company, Dr. Kerkman spent thirteen years at Abbott Laboratories where he began his career as a research chemist initially in the cardiovascular area followed by several positions within both the immunoscience and neuroscience areas. A series of promotions ended with his position as the Project Leader in Adrenergic research within the Pharmaceutical Products Division supervising a 35 person staff. During his tenure, a number of IND candidates were identified. Dr. Kerkman received his Ph.D. degree from MIT in 1979 and worked one year as a postdoctoral fellow in the Department of Chemistry at MIT. He is co-author on more than 40 scientific publications and holds 16 U.S. patents.

Richard B. Stone, was appointed a director of the Company in December, 1994. Mr. Stone has been a Professor of Tax Law at Columbia University since 1974 where his responsibilities include teaching Federal Income Tax, Corporate Tax, Partnership Tax, Real Estate Tax, and Business Planning. During that time Mr.
Stone spent two years as Tax Counsel to Cleary, Gottlieb, Steen and Hamilton. Previous positions have included four years as Assistant to the Solicitor General of the United States, Department of Justice. Mr. Stone holds a J.D. from Harvard Law School. Mr. Stone is also a Managing Director of Sunrise Securities Corporation.

Preston Tsao, was appointed a director of the Company in May, 1996. Mr. Tsao has been Managing Director of SCO Securities LLC since September 2001. From January 1995 until September 2001, Mr. Tsao was Managing Director of Sunrise Securities Corporation. Mr. Tsao has been the principal investment banker on numerous public and private transactions.


Michael Sorell, MD, was appointed a director of the Company in June 2004. Dr. Sorell has been the Managing Member of MS Capital since 1996. Previous positions have included Associate of Clinical Research at Schering-Plough Corporation from 1983 to 1985; a Biotechnology and Pharmaceuticals Analyst at Morgan Stanley from 1986 to 1992 and an Emerging Growth Strategist at Morgan Stanley from 1994 to 1996; and a Portfolio Manager and Managing Member of MSX Life Sciences from 1992 to 1994. Dr. Sorell also serves as a member of the Board of Directors of SCOLR, Inc., a publicly traded drug delivery company.


Peter Davies, Ph.D., is the founder of the Company's core Alzheimer's technology. From 1986 to the present, Dr. Davies has been the Burton P. and Judith Resnick Professor of Alzheimer's Disease Research at Albert Einstein College of Medicine. He has pioneered discoveries of biochemical abnormalities in the brains of patients with Alzheimer's disease and has directed Alzheimer's research since 1974 at Albert Einstein College of Medicine.

David Ellison, CPA, has been Chief Financial Officer of the Company since May, 1996 and Secretary since August, 1999. He had been Chief Financial Officer of a long-term care facility specializing in Alzheimer's care and prior to that he was a senior manager in a local public accounting firm.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           The following table sets forth the beneficial ownership of our securities as of February 28, 2004, by (a) each person known by us to be the beneficial owner of more than 5% of any class of our securities, (b) our directors, (c) our executive officers, and (d) all directors and executive officers as a group. Except as listed below, the address of all owners listed is C/O Applied NeuroSolutions, Inc., 50 Lakeview Parkway, Suite 111, Vernon Hills, Illinois 60061. As of February 28, 2004, a total of 90,641,812 shares of our common stock was outstanding.

                                               AMOUNT AND NATURE OF   PERCENT OF
           NAME OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP      CLASS
           ------------------------            --------------------   ----------
Bruce N. Barron (1)                                3,847,797(4)          4.1%

John F. DeBernardis, Ph.D. (1)                     2,862,722(5)          3.1%

Richard Stone (2)                                  8,343,646(6)          9.0%

Preston Tsao (2)                                     262,783(7)            *

Michael Sorell, MD (2)                                   -0-               *

Daniel J. Kerkman, Ph.D. (3)                       1,018,034(8)          1.1%

David Ellison (3)                                  1,004,552(9)          1.1%

David Stone                                        6,825,174(10)         7.3%

Judson Cooper                                      6,473,220(11)         7.0%

Joshua Schein                                      6,392,760(12)         7.0%

Special Situations Private Equity Fund, LP        12,000,000(13)        12.4%
153 E. 53rd Street, 55th Floor,
New York, NY 10022

Benjamin Family Trusts (14)                        7,464,762(14)         8.0%

All Directors and Officers as a group
      (7 persons)                                 17,339,534(15)        17.3%


*  Less than 1.0%
(1)   Director and officer.
(2)   Director.
(3)   Officer.
(4) Consists of 877,403 shares of common stock and 2,970,394 shares of common stock issuable upon the exercise of stock options.
(5) Consists of 353,050 shares of common stock and 2,509,672 shares of common stock issuable upon the exercise of stock options.
(6) Consists of 6,317,140 shares of common stock, 547,710 shares of common stock issuable upon the exercise of stock options and 1,478,796 shares of common stock issuable upon the exercise of warrants.
(7) Consists of 67,935 shares of common stock and 194,848 shares of common stock issuable upon the exercise of stock options.
(8) Consists of 175,785 shares of common stock and 842,249 shares of common stock issuable upon the exercise of stock options.
(9) Consists of 205,537 shares of common stock and 799,015 shares of common stock issuable upon the exercise of stock options.

(10) Consists of 4,427,740 shares of common stock and 2,397,434 shares of common stock issuable upon the exercise of warrants.

(11) Consists of 5,248,670 shares of common stock and 424,550 shares of common stock issuable upon the exercise of warrants held directly by Mr. Cooper, and 800,000 shares of common stock issuable upon the exercise of warrants held by entities in which Mr. Cooper has voting and/or investment control over such shares.
(12) Consists of 5,204,840 shares of common stock and 387,920 shares of common stock issuable upon the exercise of warrants held directly by Dr. Schein, and 800,000 shares of common stock issuable upon the exercise of warrants held by entities in which Dr. Schein has voting and/or investment control over such shares.
(13) Consists of 6,000,000 shares of common stock and 6,000,000 shares of common stock issuable upon the exercise of warrants. MG is the general partner of and investment adviser to the Private Equity Fund. Austin W. Marxe and David M. Greenhouse are the principal owners of MG and are principally responsible for the selection, acquisition and disposition of the portfolio securities by MG on behalf of the Private Equity Fund.

(14) Consists of 4,526,944 shares of common stock and 2,937,818 shares of common stock issuable upon the exercise of warrants held by various family trusts. The trustees of these various family trusts are U.S. Trust Company of New York, 114 W. 47th St, 8th Floor, New York, NY 10036 with respect to family trusts holding 6,762,060 shares of common stock (including shares of common stock issuable upon the exercise of warrants) and Stuart M. Benjamin, 4302 Peachway Drive, Durham, NC 27705 with respect to family trusts holding 702,702 shares of common stock (including shares of common stock issuable upon the exercise of warrants).
(15) Consists of 7,996,850 shares of common stock, 7,863,888 shares of common stock issuable upon the exercise of stock options and 1,478,796 shares of common stock issuable upon the exercise of warrants.

                            DESCRIPTION OF SECURITIES

           Under our Certificate of Incorporation, as amended, we are authorized to issue up to 200,000,000 shares of Common Stock, and 5,000,000 shares of Preferred Stock. As of March 19, 2004 there were 90,641,812 shares of common stock outstanding and no shares of preferred stock outstanding.


Common Stock


           The holders of Common Stock are entitled to one vote for each share of such stock held of record by them, and may cumulate their votes for the election of directors. Subject to the preferences of any then-outstanding Preferred Stock, the holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefore, subject to the prior rights of the holders of outstanding shares of Preferred Stock. Upon our liquidation or dissolution, holders of Common Stock are entitled to receive all assets available for distribution to security holders, after payment of creditors and preferential liquidation distributions to preferred security holders, if any exist at the time of such liquidation. The Common Stock has no preemptive or other subscription rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of Common Stock are fully paid and non-assessable.


Warrants

           Set forth below is information concerning the various warrants issued by us to our investors, placement agents and consultants and warrants issued to consultants and former employees by our predecessor, Hemoxymed, Inc.

           Warrants issued to investors, placement agents and certain consultants. From September 2003 to February 2004, we issued warrants to various investors and consultants. These warrants were issued as follows: (A) In September 2003, we issued warrants exercisable for a total of 2.1 million shares of our common stock to: Equity Communications, LLC; Richard Stone, a director of the Company; David Stone, a consultant and the brother of Richard Stone; and MCC Securities (the "September 2003 warrants"); (B) In January 2004, we issued warrants exercisable for 200,000 shares of our common stock to Equity
Communications, LLC (the "ECC warrant"); (C) In February 2004, we issued warrants exercisable for a total of 32 million shares of our common stock to investors; warrants exercisable for approximately 11.5 million shares of our common stock upon the conversion of bridge loans by the holders thereof; warrants exercisable for a total of 3.2 million shares of our common stock to Moors & Cabot, Inc., the placement agent in our February 2004 private placement, and its selected dealers (collectively, the "February 2004 warrants"); and (D) warrants exercisable for 400,000 shares of our common stock to Sunrise Securities (the "Sunrise warrant").

           The September 2003 warrants, the ECC warrant, the February 2004 warrants and the Sunrise warrant have substantially the same terms except for the exercise price, number of shares and the exercise period. In addition, the February 2004 warrants have a call provision. These warrants are described below, with any variation in terms specifically described.

           Exercise Price and Terms. The September 2003 warrants are immediately exercisable, commencing September 2003, for a five year period at exercise prices ranging from $0.15 per share to $0.20 per share. The ECC warrant is immediately exercisable, commencing January 2004, for a five-year period at an exercise price of $0.20 per share. The February 2004 warrants issued to Moors & Cabot and its selected dealers are exercisable for a five-year period, commencing February 6, 2005, at an exercise price of $0.30 per share. The other February 2004 warrants are immediately exercisable for a five-year period, commencing February 6, 2004, at an exercise price of $0.30 per share. The Sunrise warrant is immediately exercisable, commencing February 6, 2004, for a five-year period at an exercise price of $0.30 per share.

           Transferability. The warrants are not listed for trading on any exchange or for quotation on any Nasdaq Market, the OTC Bulletin Board or the Pink Sheets, but are transferable.

           Adjustments. The exercise price and the number of shares of our common stock issuable upon the exercise of the warrants are subject to adjustment from time to time as set forth hereinafter.

                  (a) Stock dividends, Stock Splits, Reclassification. If we pay a dividend or make a distribution on our common stock in shares of common stock, subdivide our outstanding shares of common stock into a greater number of shares or combine our outstanding shares of common stock into a smaller number of shares or issue by reclassification of our outstanding shares of common stock any shares of our capital stock (including any such reclassification in connection with a consolidation or merger in which we are the continuing corporation), then the number of shares of common stock issuable upon the exercise of the warrants and the exercise price then in effect shall be adjusted by us so that the holder of the warrant thereafter exercising his, her or its warrants shall be entitled to receive the number of shares of our common stock or other capital stock which the holder of the warrant would have received if the warrant had been exercised immediately prior to such event upon payment of the exercise price that has been adjusted to reflect a fair allocation of the economics of such event to the holder of the warrant.

                  (b) Reorganization, reclassification, consolidation, merger or sale of all or substantially all of our assets. If any capital reorganization, reclassification of our capital stock, our consolidation or merger with another corporation in which we are not the survivor, or sale, transfer or other disposition of all or substantially all of our assets to another corporation shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby each holder of warrants shall thereafter have the right to purchase and receive in lieu of shares of our common stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of shares of our common stock for which the holder's warrants were exercisable immediately prior to such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition.

                  (c) Distribution of indebtedness or assets other than cash or shares of our common stock. In case we fix a payment date for the making of a distribution to all holders of common stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions for stock splits and stock dividends), or subscription rights or warrants, the exercise price then in effect will be adjusted by multiplying the exercise price in effect immediately prior to such payment date by a fraction, (x) the numerator of which shall be the total number of shares of our common stock outstanding multiplied by the market price per share of our common stock immediately prior to such payment date, less the fair market value (as determined by our Board of Directors in good faith) of the assets or evidences of indebtedness so distributed, or of related subscription rights or warrants, and (y) the denominator of which shall be the total number of shares of our common stock outstanding multiplied by such market price per share of Common Stock immediately prior to such payment date.

           Call Provision. The call provision applies only to the February 2004 warrants. In the event that the closing bid price of a share of our common stock as reported on the exchange or stock market on which our common stock may then be listed or quoted equals or exceeds $1.00 (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock occurring after the date hereof) for twenty (20) consecutive trading days commencing after the date of this prospectus, we, upon thirty (30) days prior written notice (the "Notice Period") given to the holder of the warrants within one business day immediately following the end of such twenty (20) trading day period, may call the warrant, in whole but not in part, at a redemption price equal to $0.05 per share of common stock then purchasable pursuant to the warrant; provided that (i) the Company simultaneously calls all warrants that have been issued on the same terms, (ii) all of the shares of common stock issuable under the warrants either (A) are registered pursuant to an effective registration statement which has not been suspended and for which no stop order is in effect, and pursuant to which the holder of the warrants is able to sell such shares of common stock at all times during the Notice Period or (B) no longer constitute "registrable securities" (as defined in the applicable registration rights agreement), and (iii) in the case of the February 2004 warrants issued to Moors & Cabot and its selected dealers, the one year lock up period has expired. Notwithstanding any such notice by us, the holder of the warrants shall have the right to exercise this Warrant prior to the end of the Notice Period.

           Fractional Shares. We will not be required to issue fractions of shares of our common stock upon the exercise of the warrant. If any fractional share of our common stock would be deliverable upon exercise of a warrant, we, in lieu of delivering such fractional share, will pay to the exercising warrantholder an amount in cash equal to the market price of such fractional share of our common stock on the date of exercise.

           Holder of any warrants Not a Stockholder. The holder of any of the September 2003 warrants, the ECC warrant, the February 2004 warrants and the Sunrise warrant do not confer upon holders thereof any voting, dividends or other rights as our shareholders.

           Warrants issued to consultants and former employees by our predecessor, Hemoxymed, Inc. In September 2002, prior to our merger with Molecular Geriatrics, we issued warrants exercisable for (i) approximately 1.7 million shares of our common stock to certain of our shareholders in exchange for past services (the "Hemoxymed warrants") and (ii) 800,000 shares to Prism Ventures as part of a consulting agreement for financial consulting services (the "PV warrants"). The terms of the Hemoxymed warrants and the PV warrants are as follows:

           Exercise Price, Vesting and Term. The Hemoymed warrants are exercisable, without any vesting, for a period of seven years, commencing September 2002, at an exercise price of $0.0001 per share. The PV warrants are exercisable, without any vesting, for a period of seven years, commencing September 10, 2002, at an exercise price of $0.20 per share.

           Transferability. The Hemoxymed warrants and the PV warrants are transferable only with our prior written consent.

           Adjustments. The number of ordinary shares issuable upon the exercise of the Hemoxymed warrants and the PV warrants and the exercise price of the Hemoxymed warrants and the PV warrants will be proportionately adjusted for any increase or decrease in the number of issued shares of common stock as a result of any stock split, reverse stock split, stock dividend combination or reclassification of our common stock or any other increase or decrease in the number of issued and outstanding shares of our common stock effected without the receipt of consideration (excluding any conversion of a convertible security).

           Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, the warrant will be assumed or an equivalent warrant or right substituted by the successor corporation or a parent or subsidiary of the successor corporation.

           Registration. We have agreed to register the shares of our common stock underlying the Hemoxymed warrants on a Form S-8 within 120 days after the effective date of this prospectus. We also agreed to register the shares of our common stock underlying the PV warrants.

           Conversion Right. In lieu of payment of the exercise price, at any time the exercise price is less than the market price of our common stock (such difference being the "Per Share Value of the PV warrant"), the holder of the PV warrants shall have the right to require us to convert the PV warrants, in whole or part, into shares of our common stock as follows (the "Conversion Right"):
Upon exercise of the Conversion Right, we shall deliver to the holder of the PV warrants (without payment by the holder of any of the exercise price) up to that number of the shares of our common stock equal to the quotient obtained by dividing (x) the product of (i) the Per Share Value of the PV warrant at the time the Conversion Right is exercised and (ii) the number of shares of our common stock issuable upon exercise of the PV warrants immediately prior to the exercise of the Conversion Right by (y) the market price of one share of our common stock immediately prior to the exercise of the Conversion Right.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

           No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.


           The consolidated financial statements of Applied NeuroSolutions, Inc. and subsidiaries (a Company in the development stage) as of December 31, 2003 and 2002 and for each of the years in the three year period ended December 31, 2003 and for the period from March 14, 1992 (date of inception) through December 31, 2003, have been included herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


           Certain  legal   matters  in   connection   with  this  offering  and
Registration Statement are being passed upon by the law firm Ehrenreich, Eilenberg & Krause LLP, New York, New York.

     DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES

           Our Certificate of Incorporation, as amended, incorporates certain provisions permitted under the General Corporation Law of Delaware relating to the liability of Directors. The provisions eliminate a Director's liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of a Director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. These provisions do not eliminate a Director's duty of care. Moreover, the provisions do not apply to claims against a Director for violations of certain laws, including federal securities laws.

           Our Certificate of Incorporation, as amended, also contains provisions to indemnify the Directors, officers, employees or other agents to the fullest extent permitted by the General Corporation Law of Delaware. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from Directors. Applied NeuroSolutions believes that these provisions will assist Applied NeuroSolutions in attracting or retaining qualified individuals to serve as Directors.

           Insofar  as  indemnification   for  liabilities   arising  under  the
Securities Act of 1933 may be permitted to our Directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                       ORGANIZATION WITHIN LAST FIVE YEARS


           During 2003, 2002 and 2001, due to cash constraints, officers of the Company deferred compensation, loaned funds to the Company and personally paid for some Company expenses. In June, 2002, $215,000 of the amount due to these officers was converted to shares of common stock at the merger adjusted market price of $0.228 per share. The balance due to these officers was $313,583 as of December 31, 2003. $290,000 of these amounts were paid in February 2004.

           Richard Stone, a Director of the Company, invested $100,000 in our convertible bridge debt at a coupon rate of 6% per annum. His investment, including accrued interest, was converted, at rate of $0.25 per unit of one share and 1.1 warrant, to 413,819 shares of common stock and 455,201 warrants to purchase shares of common stock at an exercise price of $0.30 per share in the debt conversion in conjunction with the February 2004 private placement. The conversion rate was the same offered to all holders of the bridge debt.


           We believe that each of the transactions set forth above were entered into on (i) terms as fair as those that could be obtained from independent third parties, and (ii) were ratified by a majority (but no less than two) of our independent directors who did not have an interest in the transaction and who had access to our counsel at our expense.

                             DESCRIPTION OF BUSINESS

           In October 2003, our shareholders approved amending our Certificate of Incorporation to change the corporate name from Hemoxymed, Inc. to Applied NeuroSolutions, Inc. The name change became effective on October 30, 2003. We are a development stage biopharmaceutical company with two wholly-owned operating subsidiaries. One of the wholly-owned operating subsidiaries is Molecular Geriatrics Corporation, a development stage biopharmaceutical company incorporated in November 1991, with operations commencing in March 1992, to develop diagnostics to detect, and therapeutics to treat, Alzheimer's disease ("AD").

           The other wholly-owned operating subsidiary is Hemoxymed Europe, SAS, a development stage biopharmaceutical company incorporated in February 1995 to develop therapies aimed at improving tissue oxygenation by increasing oxygen release from hemoglobin to provide therapeutic value to patients with serious, although unmet or underserved, medical needs. The Company is in the process of dissolving these two subsidiaries, and plans to transfer all of their assets to APNS.

           On September 10, 2002, the Company established a strategic alliance through the closing of its merger with Molecular Geriatrics. Under the terms of the merger, we acquired all of Molecular Geriatrics's outstanding common stock, options and warrants from Molecular Geriatrics holders in exchange for the Company's issuance and delivery to Molecular Geriatrics shareholders, optionholders and warrantholders of approximately 22,800,000 new, unregistered shares of our common stock plus options and warrants to purchase approximately 4,830,000 shares of our common stock. Immediately following the closing, we had approximately 47,700,000 shares of common stock issued and outstanding plus options and warrants to purchase approximately 7,400,000 shares of common stock, of which our former and former Molecular Geriatrics holders each owned approximately 50%, on a fully diluted basis. The Merger Agreement further provided that the management team and Board of Directors of Molecular Geriatrics took over control of the merged company. The transaction was tax-free to the shareholders of both companies.

           This transaction has been accounted for as a reverse merger. For financial reporting purposes, Molecular Geriatrics is continuing as the primary operating entity under our name, and its historical financial statements have replaced by our financial statements. Thus, all financial information prior to the merger date is the financial information of Molecular Geriatrics only.


           Since the merger, we have focused most of our efforts and resources toward the development of our Alzheimer's disease technologies. At this time, we are not anticipating committing any significant resources to our Hemoxygenation technology, as we have suspended activities on this program and may seek to license out this technology.


           We are subject to risks and uncertainties common to small cap biotech companies, including competition from larger, well capitalized entities, patent protection issues, availability of funding and government regulations. We raised $8,000,000 ($7,340,000 proceeds, net of commissions and legal fees) in February 2004 to advance our various programs, including clinical development of our most advanced programs.

General

           Applied NeuroSolutions, Inc., in partnership with a team of distinguished scientists at Albert Einstein College of Medicine ("AECOM") is primarily engaged in the research and development of a diagnostic test to detect, and novel therapeutics to treat, Alzheimer's disease Alzheimer's disease in humans. Alzheimer's disease is the most common cause of dementia among people age 65 and older. Dementia is the loss of memory, reason, judgment and language to such an extent that it interferes with a person's daily life and activities. Currently it is estimated that four million people in the U.S. have Alzheimer's disease Alzheimer's disease and the national cost of caring for people with Alzheimer's disease Alzheimer's disease is thought to be $100 billion annually.


           We are about to begin the clinical testing for our lead product, a cerebrospinal fluid ("CSF") based diagnostic test to detect whether a person has AD. It is anticipated that the clinical study-, will commence in the third quarter of 2004. We are developing a second-generation, serum-based diagnostic test to detect Alzheimer's disease that will be easier to perform and less expensive to use.


           We are also involved in the discovery and development of therapeutics to treat Alzheimer's disease based upon a unique theory developed by Peter Davies, Ph.D., the Company's founding scientist and the Burton P. and Judith Resnick Professor of Alzheimer's Disease Research at AECOM. As a result of Dr. Davies' research, the Company is involved in the development of a unique therapeutic that may represent the first therapy able to stop the progression of AD.

           Under the terms of various license and collaborative research agreements with Albert Einstein College of Medicine ("AECOM"), we are obligated to make semi-annual maintenance payments and quarterly funding payments. In addition, the agreements call for royalty and revenue sharing agreements upon the sale and/or license of products or technology.


           We have consulting agreements with Dr. Peter Davies, our founding scientist at AECOM, which have terms through January 2006, but in some instances, may be terminated at an earlier date by the Company.

           Future minimum payments, as of December 31, 2003, under the above agreements with AECOM and Dr. Davies are as follows:

    -------------------------------------------------------------------
       Year ending December 31      Collaborations       Consulting
    -------------------------------------------------------------------
                2004                    $325,000         $108,000
    -------------------------------------------------------------------
                2005                     375,000          108,000
    -------------------------------------------------------------------
                2006                     425,000            9,000
    -------------------------------------------------------------------
                2007                     475,000               --
    -------------------------------------------------------------------
                2008                     500,000               --
    -------------------------------------------------------------------
                Total                 $2,100,000         $225,000
                                      ==========         ========
    -------------------------------------------------------------------

           We are obligated to pay AECOM $500,000 each year after 2008 that the agreements are still in effect. In addition, we are obligated to pay AECOM a percentage of all revenues received from selling and/or licensing any aspects of the AD technology. We can terminate any of the agreements at any time with sixty days written notice, but would be required to reimburse AECOM for any salary obligations undertaken by AECOM for the research projects covered by the Agreements for up to one year from the termination date.

           We have also been involved in the development of a novel platform technology for increasing the amount of oxygen carried to the body's tissues using either a patient's own red blood cells or banked blood. We have recently decided to suspend development of this technology and may seek to sell or license out this technology.

Alzheimer's Disease Background

           Alzheimer's disease is an intractable, chronic and progressively incapacitating disease characterized by the degeneration and death of several types of neurons in certain regions of the brain. Patients affected by the disease initially suffer loss of memory, then a decline of intellectual abilities severe enough to interfere with work and activities of daily living, followed by severe dementia and, finally, death. This illness, currently affecting an estimated four million people in the United States, and approximately ten million people worldwide, is a leading cause of death behind cardiovascular disease and cancer. While the disease is most common in the elderly, affecting nearly 10% of people age 65 and older and up to 50% of people age 85 and older, it has been diagnosed in patients in their 40's and 50's.

           Alzheimer's disease was first described in 1907 by Dr. Alois Alzheimer, a German psychiatrist who discovered large numbers of unusual microscopic deposits in the brain of a demented patient upon autopsy. These deposits, called amyloid plaques and neurofibrillary tangles, are highly insoluble protein aggregates that form in the brains of Alzheimer's disease patients in particular regions, including those involved with memory and cognition. Generally, amyloid plaque is deposited on the surface of neurons, whereas neurofibrillary tangles are formed within neurons. The plaques and tangles are associated with degeneration and loss of neurons. The actual loss of neurons, as well as the impaired function of surviving neurons, is generally believed to be the key neuropathological contributors to the memory loss and dementia that characterizes Alzheimer's disease.

           APNS's core technology in the Alzheimer's disease field is based on an exclusive license with AECOM covering all diagnostic and therapeutic applications in the field of Alzheimer's disease discovered in Dr. Peter Davies' laboratories. Dr. Davies' research has demonstrated that Alzheimer's disease is caused by a group of proteins; primarily hyperphosphorylated tau, which are involved in the formation of neurofibrillary tangles within neurons (nerve cells). Excessive phosphorylation of tau (the addition of one or more phosphate groups, which are comprised of phosphorous and oxygen, to a molecule) prevents it from stabilizing microtubules, thereby causing the breakdown of the transit system of the nerve cell. This internal neuronal damage leads to the development of the paired helical filaments and neurofibrillary tangles which are contributing factors to the eventual death of the neurons related to Alzheimer's disease. Tau in this abnormally phosphorylated form is the building block for the paired helical filaments and the neurofibrillary tangles (NFTs); one of the hallmark pathologies associated with AD. There is a high correlation among the presence of hyperphosphorylated tau, NFTs and AD. Thus, it is believed that the hyperphosphorylated tau represents an early abnormality in the Alzheimer's disease process.

           Articles published in the scientific journals Nature (co-authored by Dr. Peter Davies) and Proceedings of the National Academy of Sciences have described research showing that a mutation in the gene that codes for tau is associated with dementia. The research described in the articles demonstrates that abnormal tau represents an appropriate target for research on neurodegenerative diseases, such as Alzheimer's disease. Applied NeuroSolutions scientists and Dr. Davies have been applying their expertise in research directed towards abnormal tau for many years and have developed a vast array of proprietary antibodies which are being used in the development of a diagnostic to detect, and therapeutics to treat, Alzheimer's disease.

Diagnostic Program

           Alzheimer's disease, at present, can be conclusively diagnosed only by histological examination of the brain by biopsy or autopsy. The diagnosis of patients suspected of having Alzheimer's disease is therefore typically made through a process of elimination, by conducting neurological and psychiatric examinations, extensive laboratory tests and a brain scan to rule out other conditions (such as stroke, brain tumor, or depression) with similar symptoms. The definitive Alzheimer's disease predictive accuracy of such exams is generally in the range of 75-80%, however, some Alzheimer's disease centers claim accuracy of diagnosing Alzheimer's disease in 85% of the cases they see. Costs to patients for such testing currently runs anywhere from $1,000 - $4,000. A simple, predictive, accurate and cost effective diagnostic assay would therefore meet a tremendous medical need.

           APNS's approach to meeting this need revolves around several approaches. These approaches include: i) the detection of hyperphosphorylated tau in cerebrospinal fluid (CSF) and serum of Alzheimer's disease patients and
ii) the detection of autoantibodies to phosphorylated tau in serum. Competitive diagnostics in development include approaches to differentiate Alzheimer's disease patients from normal patients by attempting to measure: i) normal tau, or total tau in CSF, ii) neural thread protein in CSF and/or urine, or iii) glutamine synthetase in serum.

           The Company has completed the development of a prototype diagnostic assay utilizing CSF. To date, the Company has completed numerous pre-clinical studies comprising in excess of 2,000 CSF samples utilizing this assay. These studies were designed to test the assay's ability to differentiate patients diagnosed with Alzheimer's disease from patients diagnosed with other forms of dementia and relevant neurological diseases, including major depression, as well as healthy controls. These studies have shown the ability of the assay to correctly identify the patients diagnosed with Alzheimer's disease with an overall sensitivity and specificity in the 85% to 95% range. The studies have been published, or have been submitted for publication, in peer reviewed scientific journals such as Neuroscience Letters, Archives of Neurology, and American Journal of Psychiatry. In addition, a study was completed addressing the relationship between phosphotau levels in CSF and natural Alzheimer's disease progression. The Company has shown with its assay that phosphotau concentrations in CSF declined over time during the clinical course of Alzheimer's disease and correlate well with the degree of cognitive impairment. A synopsis of the study has been published in Annals of Neurology.


           A recent publication (January 2004) in Archives of General Psychiatry has shown that phosphorylated tau ("ptau") proteins in CSF come closest to fulfilling the criteria of a biological marker for AD. This publication reported that the Company's ptau test exceeded standards for an Alzheimer's disease diagnostic test established by the National Institute of Aging and the Ronald and Nancy Reagan Research Institute of the Alzheimer's Association in a 1998 published "Consensus Report". It was determined by that group that a successful biological marker would be one that had a sensitivity level and specificity level of at least 80%.



           While results included in the above noted pre-clinical studies suggest that our phosphotau assay may represent an excellent biochemical marker for AD, the results may not be predictive of results that may be obtained in later clinical studies. The assay detects a characteristic feature of pathophysiology, may allow one to track disease progression, and accurately discriminates between Alzheimer's disease patients and neurological controls. Pharmaceutical companies have expressed interest in utilizing the Company's CSF phosphotau assay as a biomarker in the clinical development of therapeutics to treat AD. In January 2003, the Company announced it entered into a Research Agreement with Pfizer under which the Company is performing certain research services under a fee for service contract for Pfizer regarding the Company's CSF diagnostic test as a biomarker to detect AD. The Company entered into a similar contract research agreement with Novartis in November 2003. The agreements with Pfizer and Novartis do not provide for any royalties or future payments to the Company from Pfizer and Novartis and are unrelated to the development of any of the Company's potential products or technologies. While providing useful data to validate the Company's CSF phosphotau assay, these research agreements, however, are not material to the success of the Company's business.

           APNS is about to begin the clinical testing for its cerebrospinal fluid (CSF) based diagnostic test to detect AD. It is anticipated that the clinical study will commence in the third quarter of 2004.

           The Company intends to secure a partner for the manufacture, distribution and marketing of its CSF-based diagnostic test. In order to address this need, the Company has had preliminary discussions with one potential partner interested in world-wide rights to this Alzheimer's disease test.

           The Company's second approach to meeting the need for a biochemical marker to detect Alzheimer's disease revolves around the detection in serum of autoantibodies to a protein associated with Alzheimer's disease. The Company has developed prototype assays detecting these autoantibodies in serum, with a specificity and sensitivity of approximately 74%. The assay has the ability to distinguish the presence of autoantibodies to the Alzheimer's disease protein in individuals diagnosed as having Alzheimer's disease from non-demented control individuals. The Company is also addressing the need for a biochemical marker to detect Alzheimer's disease by detecting phosphorylated tau in the serum of Alzheimer's patients. The Company is currently in the process of refining the serum-based diagnostic prototype.

Therapeutic Program

           The Company's long-range goal is to discover and develop novel therapeutics to treat AD. Work is being conducted utilizing an in-vitro screen Dr. Davies has developed that could lead to the discovery of the first therapeutic to stop the progression of Alzheimer's disease. The basis for this screen is the discovery of a pathway that is common to the development of both the neurofibrillary tangles and amyloid plaques. The screen has been designed to intervene in this common pathway, potentially halting the progression of AD. To date this new screen has been utilized to examine a library of natural product extracts. The screening activity has resulted in the discovery of a number of extracts that are active in the screen. These extracts represent the first "hits" identified by the screen. Based on the completion of the next phase of the discovery process, it is anticipated that a lead compound can be chosen for pre-clinical evaluation within one year.

           The market potential for a drug to effectively treat Alzheimer's disease is extremely large. Currently there are only four drugs approved in the U.S. to treat AD. All of these drugs are acetylcholinesterase inhibitors and are only beneficial in treating symptoms associated with Alzheimer's disease in a minority of Alzheimer's disease patients. Despite the problems with the currently approved therapeutics, market research data indicate that these drugs sell over $1 billion annually.

           The FDA recently voted unanimously to approve the drug, memantine, to treat moderate to severe cases of AD. The FDA approval followed an advisory panel recommendation that noted that memantine was effective and safe, although members of the panel said the drugs benefits appeared modest. Analysts estimate annual sales could exceed $500 million.

Transgenic Mice Model



           To date, no accepted animal model for Alzheimer's disease has been developed. However, Dr. Peter Davies, of AECOM, through collaboration with a researcher at Nathan Klein Institute ("NKI"), has developed a transgenic mouse that develops paired helical filaments, the building blocks of the neurofibrillary tangles, which are known to be involved in the pathology of Alzheimer's disease. The pathology in these mice is Alzheimer-like, with hyperphosphorylated tau accumulating in cell bodies and dendrites as neurofibrillary tangles. In addition, these transgenic mice have exhibited extensive neuronal death which accompanies the tau pathology. These new transgenic mice could be used for testing the efficacy of therapeutic compounds. AECOM and an agency of the State of New York that oversees NKI each have a 50% interest in these transgenic mice. The Company, through its licenses with AECOM, has the rights to AECOM's 50% interest in these transgenic mice. The Company and NKI plan to offer these mice to researchers and will share in any revenue derived from any license according to their percentage of ownership. The terms of our arrangement with NKI with respect to the transgenic mice have not been finalized.


Sales and Marketing


           We currently have no sales and marketing personnel to sell on a commercial basis any of our proposed products. If and when we are ready to commercially launch a product, we will either contract with or hire qualified sales and marketing personnel or most likely, we expect to seek a joint marketing partner to assist us with this function.


Research and Product Development


           We expect to spend a significant amount of our financial resources on clinical testing activities. We incurred costs of approximately $1,874,000 in 2003, $1,780,000 in 2002, and $1,265,000 in 2001 on research and development activities. Since we are not yet engaged in the commercial distribution of any products and we have no revenues from the sale of our products, these research and development costs must be financed by us. We estimate that we are currently spending approximately $130,000 to $150,000 per month on research and development activities. This excludes the effect of variable accounting for equity instruments included in the annual amounts mentioned above. These expenditures, however, may fluctuate from quarter-to-quarter and year-to-year depending upon the resources available and our development schedule. Results of preclinical studies, clinical trials, regulatory decisions and competitive developments may significantly influence the amount of our research and development expenditures. In addition, when we begin the clinical development of our CSF-based diagnostic to detect AD, research and development spending will significantly increase.

Manufacturing

           We currently do not have any facilities suitable for manufacturing on a commercial scale basis any of our proposed products nor do we have any experience in volume manufacturing. We will either find our own manufacturing facilities, hire additional personnel with manufacturing experience and comply with the extensive Good Manufacturing Practices (GMP) regulations of the FDA and other regulations applicable to such a facility or we will most likely rely upon third-party manufacturers to manufacture our proposed products in accordance with these regulations.

Competition

           Companies in the pharmaceutical and biotechnology fields are subject to intense competition. The Company competes with numerous larger companies that have substantially greater financial and other resources and longer experience than that of the Company. The principal factors affecting the biotechnology market include scientific and technological factors, the availability of patent and other protection for technology and products, the ability and length of time required to obtain governmental approval for testing, manufacturing, marketing and physician acceptance. Companies that complete clinical trials, obtain regulatory approvals and commence commercial sales of their products before the Company will achieve a significant competitive advantage. In addition, such companies may succeed in developing products that are more effective and less costly than products that may be developed by the Company. There can be no assurance that developments by other biotechnology companies will not render our products or technologies obsolete or noncompetitive or that we will be able to keep pace with technological developments of our competitors.

           Significant levels of research within the Company's fields of interest occur at universities, non-profit institutions, and for-profit organizations. These entities compete with the Company in recruiting skilled scientific talent.

           The Company believes that its ability to compete successfully will depend upon its ability to create and maintain scientifically advanced technology, develop proprietary products, attract and retain scientific personnel, obtain patent or other protection for its products, develop corporate alliances to enhance the likelihood of success, obtain required regulatory approvals and manufacture and successfully market its products.

Diagnostics

           Based upon the fact that there is currently no FDA-approved biochemical diagnostic to detect Alzheimer's disease ("AD"), the Company's CSF-based diagnostic to detect AD, if successfully developed, would compete against the current practice of psychometric testing and imaging. In the event that the Company was able to market its diagnostic to detect AD, it would be much cheaper for patients to utilize (approximately $200 to $400) as compared to the current practice of psychometric testing and imaging (approximately $2,000 to $10,000).

           The Company is aware of other companies and academic institutions pursuing the development of biochemical markers to be utilized in the diagnosis of AD. Much of the Company's knowledge of potential competitors and their diagnostic tests in development comes from review of published articles in scientific journals and review of other publicly available information. One potential competitor, with operations (including facilities, products, revenues and distribution channels) larger than that of the Company, is Innogenetics, a Belgium based company developing diagnostic tests to detect AD, which are similar to those being developed by the Company. In March 2004, we were notified by email from Innogenetics that they believe that the CSF diagnostic test we have been developing uses a monoclonal antibody that is encompassed by the claims of two U.S. patents Innogenetics owns. In that email, Innogenetics also referred to another U.S. patent which was recently granted to Innogenetics and which is directed to a method for the differential diagnosis of Alzheimer's disease from other neurological diseases. Innogenetics believes this latter patent also claims the CSF diagnostic test we are developing. Innogenetics also informed us that it could be amenable to entering into a licensing arrangement or other business deal with Applied NeuroSolutions regarding its patents.

           We have reviewed the two monoclonal antibody patents with our patent counsel on several occasions in recent years and prior to receipt of Innogenetics' email. Based on these reviews, we believe that our CSF diagnostic test does not infringe the claims of these two Innogenetics patents. We only recently learned of Innogenetic's new third patent and are now reviewing it with patent counsel. Similarly, we do not currently believe our activities have infringed or will infringe the rights of Innogenetics under this third patent, and we would seek either to negotiate a suitable arrangement with them or vigorously contest any claim of infringement. If we were unable to reach a mutually agreeable arrangement with Innogenetics, we may be forced to litigate the issue. Expenses involved with litigation may be significant, regardless of the ultimate outcome of any litigation. An adverse decision could prevent us from possibly marketing a future diagnostic product and could have a material adverse impact on us.

           Another potential competitor is Nymox Pharmaceutical Corp., of Montreal Canada. Nymox has operations that are slightly larger than that of the Company. Nymox is developing a diagnostic test to detect AD that measures neural thread protein (NTP). On February 18, 2004, Nymox announced that it filed a Premarket Approval Application with FDA for its AD urine test measuring NTP. One other potential competitor is SYN-X Pharma, of Toronto Canada. Syn-X, which has recently been acquired by Nanogen, Inc. has been developing a diagnostic test for AD, measuring levels of glutamine synthetase in serum. Nanogen, of San
Diego, California, has a larger operation than that of the Company. Recent articles indicate that tests being developed by these companies and others are unable to distinguish Alzheimer's disease from other brain disorders or are in too early a development stage to be evaluated. At this time, the Company believes its CSF-based diagnostic test to be superior to others by virtue of its unique ability to recognize early stage Alzheimer's disease and to distinguish it from other brain disorders.


Therapeutics


           The only current strategy available for the pharmaceutical management of Alzheimer's disease in the U.S. is symptomatic treatment through the use of acetylcholinesterase (AchE) inhibitors, of which there are four currently marketed by some of the largest pharmaceutical companies, including Aricept (Pfizer), Exelon (Novartis), Reminyl (Johnson & Johnson) and Tacrine (Pfizer). Despite limited clinical effectiveness and a poor safety and side effect profile of one of them, sales in the U.S. in 2002 were estimated to be in excess of $1 billion.


           An FDA advisory panel recently backed Forest Laboratories' Namenda (memantine) for treating moderate to severe AD. The advisory panel voted unanimously that memantine was effective and safe, although members of the panel said the drugs benefits appeared modest. Shortly after the recommendation of the advisory panel, the FDA approved the marketing of memantine.

           According to BioPortfolio, Ltd., a web-based biotechnology information resource, the U.S. Alzheimer's disease therapeutic market should approach $2.3 billion in 2003. AchE inhibitors remain the largest class of drugs within the late stage development pipeline. However, their apparent limited efficacy would seem to provide an opportunity for other promising compounds. It is estimated that over 200 potential drugs are currently being developed by both major pharmaceutical companies as well as small biotech companies. The lack of current effective pharmacological therapy for an increasing Alzheimer's disease population provides an opportunity for therapeutics to be discovered utilizing the Company's novel therapeutic screens.

           The principal factors affecting the biotechnology market include scientific and technological factors, the availability of patent and other protection for technology and products, the ability and length of time required to obtain governmental approval for testing, manufacturing, marketing and physician acceptance. Most competitors have substantially greater capital resources, research and development capabilities, manufacturing and marketing resources and experience than APNS. These companies may represent significant long-term competition for us. Our competitors may succeed in developing products that are more effective or less costly than any that may be developed by us, or that gain regulatory approval prior to our products.

           There can be no assurance that developments by other biotechnology companies will not render our products or technologies obsolete or noncompetitive or that we will be able to keep pace with technological developments of our competitors. We believe that some of our competitors are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of these products may have an entirely different approach or means of accomplishing the desired therapeutic effect than products being developed by us. These competing products may be more effective and less costly than the products developed by us.

Patents, licenses, trade secrets and proprietary rights

           Our success depends and will continue to depend, in part, upon our ability to maintain our exclusive licenses, to maintain patent protection for our products and processes, to preserve our trade secrets and proprietary information and to operate without infringing the proprietary rights of third parties. We believe in securing and maintaining a strong competitive position through the filing and prosecution of patents where available, and through maintaining some of our science as trade secrets.

           Patent applications have been filed in the U.S. for composition of matter and use of compounds to treat AD, method of use, as well as applications covering aspects of the diagnostic assay technologies and methods for developing novel therapeutic screens for the discovery of compounds useful in the treatment of AD. Patent Cooperation Treaty (P.C.T.) applications have been filed abroad.

           In March 2004 we were notified by email from Innogenetics, a Belgian biopharmaceutical company involved in specialty diagnostics and therapeutic vaccines, that it believes the CSF diagnostic test we have been developing uses a monoclonal antibody that is encompassed by the claims of two U.S. patents it owns. In that email, Innogenetics also referred to another U.S. patent which was recently granted to Innogenetics and which is directed to a method for the differential diagnosis of Alzheimer's disease from other neurological diseases. Innogenetics believes this latter patent also claims the CSF diagnostic test we are developing. Innogenetics also informed us that it could be amenable to entering into a licensing arrangement or other business deal with Applied NeuroSolutions regarding its patents.

           We have reviewed the two monoclonal antibody patents with our patent counsel on several occasions in recent years and prior to receipt of their email. Based on these reviews, we believe that our CSF diagnostic test does not infringe the claims of these two Innogenetics patents. We only recently learned of Innogenetic's new third patent and are now reviewing it with patent counsel. Similarly, we do not currently believe our activities have infringed or will infringe the rights of Innogenetics under this third patent, and we would seek either to negotiate a suitable arrangement with them or vigorously contest any claim of infringement. If we were unable to reach a mutually agreeable arrangement with Innogenetics, we may be forced to litigate the issue. Expenses involved with litigation may be significant, regardless of the ultimate outcome of any litigation. An adverse decision could prevent us from possibly marketing a future diagnostic product and could have a material adverse impact on our Company.

Alzheimer's disease technology license


           We have various License and Collaborative Research Agreements (the "Agreements") with Albert Einstein College of Medicine ("AECOM"). These Agreements grant us the exclusive rights to AECOM's Alzheimer's disease technology for diagnostic and therapeutic applications for as long as we continue to fund the technology. These Agreements were amended in March 2002 and again in September 2002 to reduce and restructure past and future amounts due. As part of the restructuring, AECOM received 1,097,324 shares of common stock (post-merger) in exchange for $500,000 of various past due collaboration payments. The minimum annual payments to be made to AECOM, which consist of payments due for support of research conducted in Dr. Davies' lab and for annual license maintenance, are as follows:


                       Year                  Amount
                       ----                 --------
                       2004                 $325,000
                       2005                  375,000
                       2006                  425,000
                       2007                  475,000
                       2008                  500,000


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

           We are obligated to continue to pay AECOM $500,000 for each year after 2008 in which the Agreements are still in effect. In addition, we are obligated to pay AECOM a percentage of all revenues we receive from selling and/or licensing any aspects of the Alzheimer's disease technology.

Confidentiality and assignment of inventions agreements

           We require our employees, consultants and advisors having access to our confidential information to execute confidentiality agreements upon commencement of their employment or consulting relationships with us. These agreements generally provide that all confidential information we develop or make known to the individual during the course of the individual's employment or consulting relationship with us must be kept confidential by the individual and not disclosed to any third parties. We also require all of our employees and consultants who perform research and development for us to execute agreements that generally provide that all inventions conceived by these individuals will be our property.

Government regulation

           The research, development, manufacture, and marketing of our potential products are subject to substantial regulation by the U.S. Food and Drug Administration ("FDA") in the United States and by comparable authorities in other countries. These national agencies and other federal, state, and local entities regulate, among other things, research and development activities and the testing, manufacture, safety, effectiveness, labeling, storage, record keeping, approval, advertising, and promotion of our potential products.

           As an initial step in the FDA regulatory approval process for a prospective therapeutic product, preclinical studies are typically conducted in animals to identify potential safety problems. For certain diseases, animal models may exist which are believed to be predictive of human efficacy. For these diseases, a drug candidate is tested in an animal model. The results of the studies are submitted to the FDA as a part of an Investigational New Drug Application (IND), which is filed to comply with FDA regulations prior to beginning human clinical testing.

           Clinical trials are typically conducted in three sequential phases, although the phases may overlap. In Phase I, the compound is tested in healthy human subjects for safety (adverse effects), dosage tolerance, absorption, biodistribution, metabolism, excretion, clinical pharmacology and, if possible, to gain early information on effectiveness. Phase II typically involves studies in a small sample of the intended patient population to assess the efficacy of the drug for a specific indication, to determine dose tolerance and the optimal dose range, and to gather additional information relating to safety and potential adverse effects. Phase III trials are comparative clinical studies undertaken to further evaluate clinical safety and efficacy in an expanded patient population at geographically dispersed study sites in order to determine the overall risk-benefit ratio of the drug and to provide an adequate basis for physician labeling. Each trial is conducted in accordance with certain standards under protocols that detail the objectives of the study, the parameters to be used to monitor safety and efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Further, each clinical study must be evaluated by an independent Institutional Review Board (IRB) at the institution at which the study will be conducted. The IRB will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution.

           Data from preclinical testing and clinical trials are submitted to the FDA in a New Drug Application (NDA) for marketing approval. Preparing an NDA involves considerable data collection, verification, analysis and expense, and there can be no assurance that any approval will be granted on a timely basis, if at all. The approval process is affected by a number of factors, including the severity of the disease, the availability of alternative treatments and the risks and benefits demonstrated in clinical trials. The FDA may deny an NDA if applicable regulatory criteria are not satisfied or require additional testing or information. Among the conditions for marketing approval is the requirement that the prospective manufacturer's quality control and manufacturing procedures conform to the FDA's good manufacturing practices (GMP) regulations, which must be followed at all times. In complying with standards set forth in these regulations, manufacturers must continue to expend time, monies and effort in the area of production and quality control to ensure full technical compliance. Manufacturing establishments serving the U.S. markets, both foreign and domestic, are subject to inspections by, or under the authority of, the FDA and by other federal, state or local agencies.

           The process of completing clinical testing and obtaining FDA approval for a new drug is likely to take a number of years and require the expenditure of substantial resources. The Company will require significant additional funds in the future to finance the clinical testing process if the Company is to develop any therapeutic products on its own.

           In vitro diagnostic products have a different path to marketing clearance, i.e., the Premarket Approval Application (PMA) process regulated by the Office of In Vitro Diagnostic Device and Safety (OIVD) of the FDA. The regulatory process leading to a submission of an in vitro diagnostic device PMA for FDA approval to market involves a multistage process including: (1) a Pre-Investigational Device Exemption program in which preliminary information is submitted to the FDA for review and guidance on, and acceptance of, the assay protocol and proposed clinical trial to evaluate the safety and effectiveness of an in vitro diagnostic product followed by, (2) an Investigational Device Exemption (IDE) submission for approval to allow the investigational diagnostic device to be used in a clinical study in order to (3) collect safety and effectiveness data required to support a PMA to receive FDA approval to market a device. The Company intends to submit preliminary information to the FDA (step 1 above) in April 2004. An IDE submission for approval (step 2 above) would follow in the second quarter of 2004, while the clinical study (step 3 above) would be completed within eight to twelve months after the Pre-IDE stage. Clinical trial data is used to evaluate the clinical sensitivity, how often the test is correct in recognizing diseased patients, of an in vitro diagnostic test. Before actual approval for general sale by the FDA, under certain conditions, companies can supply either "investigational use only" or "research use only" assay kits under the Clinical Laboratory Improvement Amendment (CLIA) of 1988. Whether the Company will be able to market kits under these regulatory categories, or obtain final approval for a kit for specific claims, is uncertain given changing regulatory environments in most major markets.

           Whether or not FDA clearance has been obtained, clearance of a product by regulatory authorities in foreign countries must be obtained prior to the commencement of commercial sales of the product in such countries. The requirements governing the conduct of clinical trials and product clearance vary widely from country to country, and the time required for clearance may be longer or shorter than that required for FDA clearance. Although there are some procedures for unified filings for certain European countries, in general, each country at this time has its own procedures and requirements.


Environmental regulation

           In connection with our research and development activities, our business is, and will in the future continue to be, subject to regulation under various state and federal environmental laws. These laws and regulations govern our use, handling and disposal of various biological and chemical substances used in our operations. Although we believe that we have complied with these laws and regulations in all material respects and we have not been required to take any action to correct any noncompliance, there can be no assurance that we will not be required to incur significant costs to comply with health and safety regulations in the future.

Employees

           As of March 19, 2004, we had ten full-time employees, six of whom have advanced scientific degrees. None of our employees are covered by a collective bargaining agreement and we believe all relations with our employees are satisfactory. In addition, to complement our internal expertise, we contract with University academic research laboratories and scientific consultants that specialize in various aspects of drug development. In the future, we may hire additional research and development personnel in addition to utilizing consultants.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General

           We are a development stage biopharmaceutical company engaged in the development of diagnostics to detect, and therapeutics to treat, Alzheimer's disease. Our principal development programs, and plan of operation for each, are as follows:



            o CSF-Based Diagnostic - APNS is about to begin the clinical testing for its lead product, a cerebrospinal fluid ("CSF") based diagnostic test to detect whether a person has AD. This diagnostic, based upon the detection of a certain AD associated protein found in the cerebrospinal fluid ("CSF") of AD patients, has achieved an overall sensitivity and specificity in the range of 85% to 95%. This is based on extensive testing differentiating AD patients from patients with other neurological diseases, patients with other relevant forms of dementia and normal controls. It is anticipated that the clinical study will commence in the third quarter of 2004.

            o Serum-Based Diagnostic - The Company is developing a second-generation, serum-based diagnostic test to detect AD that will be easier to perform and less expensive to use. The potential U.S. market for the serum-based test, which could be utilized as a general screening test for AD, is estimated to be in excess of $1 billion. This diagnostic, based upon the detection of an immune response to the development of AD associated proteins in the blood, has achieved an overall sensitivity and specificity in the mid-70% range. The Company believes that because of the convenience of testing blood, this diagnostic has the potential to become a screening test with very broad application.

            o AD Therapeutic Compound Screening Assay - The Company is also involved in the discovery and development of therapeutics to treat Alzheimer's disease based upon a unique theory developed by Peter Davies, Ph.D., the Company's founding scientist and the Burton P. and Judith Resnick Professor of Alzheimer's Disease Research at Albert Einstein College of Medicine ("AECOM"). As a result of Dr. Davies' research, the Company is involved in the discovery and development of a unique therapeutic that may represent the first therapy able to stop the progression of AD. This screening assay targets a component of the biological pathway that leads to the development of the two principal AD pathologies, neurofibrillary tangles and amyloid plaques. More importantly, the assay allows high-throughput testing of compounds that inhibit this disease-causing pathway leading potentially to the discovery of the first drugs to stop the progression of Alzheimer's disease. Initial results using this screening assay have identified active compounds that are the subject of further development. We hope to select a lead compound for pre-clinical testing within one year.

            o Transgenic Mice - Through a collaboration between Dr. Davies, Ph.D. of AECOM, and a researcher at Nathan Kline Institute, a transgenic mouse has been developed that models the tau pathology of Alzheimer's disease. These transgenic mice are the first animal model known to develop paired helical filaments (PHF's), the building blocks of neurofibrillary tangles, and could be useful in testing the efficacy of therapeutic compounds. We are currently exploring opportunities to license the use of the transgenic mice to pharmaceutical companies. The Company, through its licenses with AECOM, possess a 50% interest in these transgenic mice. The other 50% of the transgenic mice is owned by an agency of the State of New York that oversees NKI. The Company and NKI plan to offer these mice to researchers and will share in any revenue derived from any license according to their percentage of ownership.

           We incurred research and development costs of $1,531,684 in 2003 and $1,711,149 in 2002, excluding costs related to variable accounting for stock options and other costs associated with the issuance of equity instruments. Virtually all of our research and development costs are internal costs and license costs which are not specifically allocated to any of our research and development projects. We anticipate that the net proceeds from the February 2004 funding will be sufficient to cover our planned research and development activities (approximately $3,450,000), general operating expenses (approximately $2,400,000), and CSF-based diagnostic assay clinical costs (approximately $1,200,000) through December 31, 2005. We anticipate that these funds, and the timeframe discussed, are sufficient to complete the clinical development of the CSF-based diagnostic assay and the development of the serum-based diagnostic assay. We will need additional funding prior to 2006 to cover operations, and to fund clinical costs of any additional products in development, and to expand our therapeutic program. If additional funding is not obtained, we will not be able to fund clinical costs of any other programs, and will have to minimize or eliminate our therapeutic program, and any other current development programs. This would have a material adverse effect on our operations and our prospects.


           As we currently do not have any approved products in the marketplace, we do not have a time frame for generating significant revenues from our research and development activities.

           As of December 31, 2003, we had cash and cash equivalents of $72,765. In February 2004, we raised $8,000,000 ($7,340,000 proceeds, net of commissions and legal fees) in a private placement. These funds should be sufficient to satisfy our cash requirements through December 31, 2005. The proceeds are anticipated to be used for various purposes as follows:

            o Ongoing internal research and development (scientific personnel compensation and benefits, license agreement funding, scientific consultants, patent costs, laboratory expenses and overhead costs) for our serum-based AD diagnostic test and our AD therapeutic compound screening assay ($3,450,000)

            o     Advancement of the CSF-based  diagnostic  through the clinical
                  and  FDA  regulatory  process,   including  the  filing  of  a
                  Pre-Investigational Device Exemption application ($1,200,000)

            o     General   corporate   purposes    (administrative    personnel
                  compensation and benefits, professional fees, and general administrative expenses) ($2,400,000); and

            o Reimburse management for salary deferrals and loans to the Company ($290,000)


           We do not anticipate the purchase, lease or sale of any significant property and equipment during 2004. We do not anticipate any significant changes in our employee count during 2004.


Plan of Operation

           Due to the successful completion of the financing in February 2004, the strategic plan involves focusing Company resources, and establishing priorities, to maximize the return to the shareholders. In order to accomplish this objective, it is expected that the initial priority will be to focus on the projects in the pipeline that are closest to commercialization. Thus, our initial concentration will be on advancing the commercialization of the CSF diagnostic to detect AD.

           Simultaneous with these efforts, we plan to commit additional resources to furthering the completion of the development of the serum-based diagnostic to detect AD, and anticipate identifying the right time to enter into a collaborative or licensing agreement with a partner for clinical development, approval and marketing. We also plan to continue to advance the discovery and preclinical development of the AD therapeutic program utilizing the in-vitro screen, directed towards the identification of a novel lead compound. It is anticipated that we would subsequently license the lead compound and/or the AD screen to a large pharmaceutical company.



           We do not expect significant revenues from our CSF-based diagnostic to detect AD or any other of our programs in the near term. There can be no assurance that adequate funds on acceptable terms will be available in the future when we need them. If at any time we are unable to obtain sufficient additional investment capital, we will be required to delay, restrict or eliminate some or all of our research or development programs, dispose of assets or technology or cease operations.


Critical Accounting Policies and Estimates

           The Company's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

           On an on-going basis, management evaluates its estimates and judgments, including those related to tax valuation and equity compensation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in preparation of its consolidated financial statements.


           Revenue Recognition

           We generate revenues from research agreements and grants and recognize these revenues when earned. Grant revenues represent funds received from certain government agencies for costs expended to further research on the subject of the grant. For arrangements that contain multiple deliverables, the Company separates the deliverables into separate accounting units if they meet all of the following: a) the delivered items have stand-alone value to the customer; b) the fair value of any undelivered items can be reliably determined; and c) if the arrangement includes a general right of return, delivery of the undelivered items if probable and substantially controlled by the seller. Deliverables that do not meet these criteria are combined with one or more other deliverables into one accounting unit. Revenue from each accounting unit is recognized based on the applicable accounting literature, primarily Staff Accounting Bulletin No. 104 (SAB 104), "Revenue Recognition".

           Research and Development

           All research and development costs are expensed as incurred and include salaries of, and expenses related to, employees and consultants who conduct research and development. The Company has entered into arrangements whereby the Company will obtain research reimbursement in the form of funds received to partially reimburse the Company for costs expended.

           Net deferred tax asset valuation allowance

           The Company records its net deferred tax assets in the amount that it expects to realize based on projected future taxable income. In assessing the appropriateness of its valuation, assumptions and estimates are required such as the Company's ability to generate future taxable income. In the event that the Company were to determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Since inception, the Company has concluded that the more likely than not criteria of Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes, has not been met and accordingly, the Company has recorded a valuation allowance for all of its deferred income taxes for all periods presented.

           Equity Compensation

           The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 in accounting for its fixed plan stock options awarded to employees. Accordingly, compensation expense is recorded on the grant date only if the current market price of the underlying stock exceeds the exercise price.

           The Company  applies  Statement  of  Financial  Accounting  Standards
(SFAS) No. 123 and EITF 96-18 "Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" for its options awarded to non-employee consultants. To determine fair value, management is required to make assumptions such as the expected volatility and expected life of the instruments.


RESULTS OF OPERATIONS - THE THREE MONTHS ENDED MARCH 31, 2004 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2003

RESEARCH AND DEVELOPMENT

           Research and development expenses consist primarily of compensation of personnel and related benefits and taxes, funding of research related to license agreements, scientific consultant expenses, patent costs, laboratory supplies and overhead costs. Research and development expenses for the three-month period ended March 31, 2004 increased 29% or $123,310 from $420,481 for the three-month period ended March 31, 2003 to $543,791 for the three-month period ended March 31, 2004. Below is a summary of our research and development expenses:

----------------------------------------- --------------------------------- -----------------



                                              For the three months ended
                                                      March 31,                 Increase
----------------------------------------- ---------------- ---------------- -----------------

                     Expense                    2004             2003           (Decrease)
                     -------                    ----             ----           ----------
----------------------------------------- ---------------- ---------------- -----------------
Compensation, taxes and benefits                $187,201         $148,103           $39,098
----------------------------------------- ---------------- ---------------- -----------------

Research funding and consulting                  165,253          190,489           (25,236)
----------------------------------------- ---------------- ---------------- -----------------

French subsidiary expense                                                 184,383           40,914            143,469
------------------------------------------------------------------ ---------------- ---------------- -----------------

Legal patent expense                                                       26,109           20,782              5,327
------------------------------------------------------------------ ---------------- ---------------- -----------------

Variable accounting for stock options                                     (19,695)              --            (19,695)
------------------------------------------------------------------ ---------------- ---------------- -----------------

Other research and development expenses, net of reimbursements                540           20,193            (19,653)
                                                                              ---           ------           --------
------------------------------------------------------------------ ---------------- ---------------- -----------------

Total Research and Development Expenses                                  $543,791         $420,481           $123,310
                                                                         ========         ========           ========

           This increase was primarily due to costs associated with the process of suspending and consolidating the business activities of our French subsidiary and an increase in compensation related costs due to an increase in our scientific headcount and general increases in benefits. The Company has certain equity instruments for which variable accounting is applied whereby additional compensation expense is recognized if the share price of the Company's common stock increases, which may be reversed if the price subsequently declines. Reducing research and development expenses in 2004, was a credit of $19,695 for variable accounting for stock options reflecting a reduction of the Company's stock price. We also had a decrease in research funding due to the end of the UBC research funding obligation and had an increase in reimbursements to help offset overhead costs.

GENERAL AND ADMINISTRATIVE

           General and administrative expenses consist primarily of compensation of personnel and related benefits and taxes, legal and accounting expenses, and occupancy related expenses. General and administrative expenses for the three-month period ended March 31, 2004 increased 32% or $143,012 from $446,484 for the three-month period ended March 31, 2003 to $589,496 for the three-month period ended March 31, 2004. Below is a summary of our general and administrative expenses:

-------------------------------------------------- --------------------------------- -----------------

                                                      For the three months ended
                                                              March 31,                  Increase
-------------------------------------------------- ---------------- ---------------- -----------------

                   Expense                              2004             2003           (Decrease)
                   -------                              ----             ----           ----------
-------------------------------------------------- ---------------- ---------------- -----------------
Compensation, taxes and benefits                         $129,733         $112,145            $17,588
-------------------------------------------------- ---------------- ---------------- -----------------

Consulting and professional fees                          289,805           40,779            249,026
-------------------------------------------------- ---------------- ---------------- -----------------

Rent, telephone and utilities                              11,479           10,243              1,236
-------------------------------------------------- ---------------- ---------------- -----------------

Variable accounting for stock options                     (24,296)         263,943           (288,239)
-------------------------------------------------- ---------------- ---------------- -----------------

Expense for warrants issued                               152,131               --            152,131
-------------------------------------------------- ---------------- ---------------- -----------------

Other general and administrative expenses                  30,644           19,374             11,270
                                                           ------           ------             ------
-------------------------------------------------- ---------------- ---------------- -----------------

Total General and Administrative Expenses                $589,496         $446,484           $143,012
                                                         ========         ========           ========
-------------------------------------------------- ---------------- ---------------- -----------------

           The Company has certain equity instruments for which variable accounting is applied whereby additional compensation expense is recognized if the share price of the Company's common stock increases, which may be reversed if the price subsequently declines. Included in general and administrative expense in 2003, was non-cash compensation expense of $263,943 for variable accounting for stock options compared to a reduction of non-cash compensation expense of $24,296 in 2004. This decrease was offset by an increase in business consulting expenses, including the expense for stock issued to business consultants, and professional fees and a charge for warrants issued to non-employees in 2004.

           Consulting and professional fees increased due to additional costs for financial and investor relations consultants. Included in consulting and professional fees is a $200,000 charge for common stock issued to these consultants.

OTHER (INCOME) EXPENSE

           Interest expense for the three-month period ended March 31, 2004 decreased by 11% or $1,892 from $17,101 for the three-month period ended March 31, 2003 to $15,209 for the three-month period ended March 31, 2004. This decrease was primarily due to the conversion of the convertible debt in conjunction with the closing of the Company's funding in February 2004. The Company had $5,946 of interest income for the three-month period ended March 31, 2004 from invested amounts received in connection with the closing of the funding in February 2004.

           The remaining items included in other (income) expense for the three-month period ended March 31, 2004 relate to fund raising expenses and other non-cash accounting consequences from the February 2004 private placement and the related bridge loan conversion. The accounting was required by Emerging Issues Task Force (EITF) Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In a Company's Own Stock," due to the terms of the Company's agreements for the private placement it completed in February 2004, specifically related to the potential penalties if the Company did not timely register the common stock underlying the warrants issued in the transaction. The adjustments for EITF Issue No. 00-19 had no impact on the Company's working capital, liquidity, or business operations.

           The fair value of the warrants issued were estimated using the Black-Scholes option-pricing model with the following assumptions: no dividends; risk-free interest rate of 3.20%; the contractual life of 5 years and volatility of 75%. The fair value of the warrants was estimated to be $8,754,068 on the closing date of the transaction. The difference between the fair value of the warrants of $8,754,068 and the gross proceeds from the offering was classified as a non-operating expense in the Company's statement of operations, and included in "Gain on derivative instrument, net". The fair value of the warrants was then re-measured at March 31, 2004 and estimated to be $5,782,018 with the decrease in fair value due to the decrease in the market value of the Company's common stock. The decrease in fair value of the warrants of $2,972,050 from the transaction date to March 31, 2004 was recorded as non-operating income in the Company's statement of operations, and included in "Gain on derivative instrument, net".

           The Company paid the placement agent and its sub-agents $560,000 in cash as fees for services performed in conjunction with the private placement. The Company also incurred $85,946 in other legal and accounting fees. The Company also issued a five year warrant to purchase 3.2 million shares of common stock of the Company at an exercise price of $0.30 per share to the placement agent and its sub-agents in the private placement. The warrants issued to the placement agent are exercisable commencing on February 6, 2005. The fair value of the warrants was computed as $875,407 based on the Black-Scholes option-pricing model with the following assumptions: no dividends; risk-free interest rate of 3.20%; the contractual life of 5 years and volatility of 75%. The Company allocated $1,521,353 between issuance costs offsetting the liability for common stock warrants and equity based on a relative fair value allocation of the stock issued and warrants issued to the unit holders. As a result, the Company initially recorded $621,171 of issuance costs as an offset to the liability for common stock warrants related to these fund raising activities in the Company's consolidated balance sheet. The Company further recorded $21,171 of amortization expenses from these issue costs as "Costs of fund raising activities" in the statement of operations.

           Concurrent with the closing of the private placement, bridge investors, who had made loans to the Company over the past 18 months, agreed to convert the $2,610,179 of loans and unpaid interest into units on substantially the same terms as the investors in the private placement. The conversion terms accepted by the bridge investors were substantially different than the initial conversion terms of the bridge loans. As a result, the Company accounted for the change in conversion terms as a substantial modification of terms in accordance with EITF Issue No. 96-19, "Debtor's Accounting and Modification on Exchange of Debt Instruments". As a result, the Company recorded a $4,707,939 loss on debt extinguishment in the current quarter for the difference between the carrying value of the bridge loans on the date the conversion terms were modified ($2,610,179) and the fair value of the equity issued under the new conversion terms ($7,318,118).

           The Company  currently  does not hedge foreign  exchange  transaction
exposures.   The  Company's  assets  and  liabilities   denominated  in  foreign
currencies are immaterial.


RESULTS OF OPERATIONS - THE YEAR ENDED DECEMBER 31, 2003 COMPARED TO THE YEAR ENDED DECEMBER 31, 2002


Research and development


           Research and development expenses consist primarily of compensation of personnel and related benefits and taxes, funding of research related to license agreements, scientific consultant expenses, patent costs, laboratory supplies and overhead costs. Research and development expenses for the year ended December 31, 2003 increased 5% or $93,915 from $1,779,689 for the year ended December 31, 2002, to $1,873,604 for the year ended December 31, 2003. Below is a summary of our most significant research and development expenses:

-------------------------------------------------------------------- --------------- --------------- --------------
                                                                                                       Increase
-------------------------------------------------------------------- --------------- --------------- --------------
                           Expense                                        2003            2002        (Decrease)
                           -------                                        ----            ----        ----------
-------------------------------------------------------------------- --------------- --------------- --------------
Compensation, taxes and benefits                                           $600,879        $630,440      ($29,561)
-------------------------------------------------------------------- --------------- --------------- --------------

Research funding and consulting                                             571,210         825,663      (254,453)
-------------------------------------------------------------------- --------------- --------------- --------------

French subsidiary expense                                                   178,608          20,736       157,872
-------------------------------------------------------------------- --------------- --------------- --------------

Legal patent expense                                                         45,319          97,280       (51,961)
-------------------------------------------------------------------- --------------- --------------- --------------

Rent, telephone and utilities                                               105,294         104,114         1,180
-------------------------------------------------------------------- --------------- --------------- --------------

Variable accounting for stock options                                       270,455              --       270,455
-------------------------------------------------------------------- --------------- --------------- --------------

Expense for stock options and other equity instruments issued                71,465          68,540         2,925
-------------------------------------------------------------------- --------------- --------------- --------------

Other research and development expenses, net of reimbursements               30,374          32,916        (2,542)
                                                                             ------          ------        -------
-------------------------------------------------------------------- --------------- --------------- --------------

-------------------------------------------------------------------- --------------- --------------- --------------

Total Research and Development Expenses                                  $1,873,604      $1,779,689        $93,915
                                                                         ==========      ==========        =======
-------------------------------------------------------------------- --------------- --------------- --------------


           The Company has certain equity instruments that meet the criteria of variable accounting whereby additional compensation expense is recognized if the share price of the Company's common stock increases, which may be reversed if the price subsequently declines. Included in research and development expense in 2003, was non-cash compensation expense of $270,455 for variable accounting for stock options compared to no charge in 2002. The increase was also caused by the inclusion of our French subsidiary's operating expenses for a full year in 2003 following the merger of the Company and MGC in the third quarter of 2002. This increase was offset by a decrease in costs related to ongoing research with our licensor (AECOM) in 2003. The agreements with AECOM were amended in 2002 resulting in additional collaborator funding in 2002. Patent costs were lower in 2003 due to a decrease in the number of applications in 2003. Management estimates that it has been expending approximately $130,000 to $150,000 per month for research and development activities. This excludes the effect of variable accounting for its equity instruments. This amount is anticipated to increase substantially in 2004 as our CSF-based diagnostic assay progresses through clinical trials towards regulatory approval, and the level of activity in our other development programs increases. The amount of our actual research and development expenditures, however, may fluctuate from quarter-to-quarter and year-to-year depending on: (1) the resources available; (2) our development schedule; (3) results of studies, clinical trials and regulatory decisions; and
(4) competitive developments.

General and administration

           General and administrative expenses consist primarily of compensation of personnel and related benefits and taxes, legal and accounting expenses, and occupancy related expenses. General and administrative expenses for the year ended December 31, 2003 increased 23% or $242,726, from $1,076,401 for the year ended December 31, 2002 to $1,319,127 for the year ended December 31, 2003. Below is a summary of our most significant general and administrative expenses:


----------------------------------------------------------------- ---------------- ---------------- -----------------
                                                                                                        Increase
----------------------------------------------------------------- ---------------- ---------------- -----------------

                    Expense                                            2003             2002           (Decrease)
                    -------                                            ----             ----           ----------
----------------------------------------------------------------- ---------------- ---------------- -----------------

Compensation, taxes and benefits                                         $444,759         $445,920           ($1,161)
----------------------------------------------------------------- ---------------- ---------------- -----------------

Consulting and professional fees                                          154,164          107,105            47,059
----------------------------------------------------------------- ---------------- ---------------- -----------------

Rent, telephone and utilities                                              43,502           46,175            (2,673)
----------------------------------------------------------------- ---------------- ---------------- -----------------

Variable accounting for stock options                                     333,645               --           333,645
----------------------------------------------------------------- ---------------- ---------------- -----------------

Expense for stock options and other equity instruments issued               9,509          202,019          (192,510)
----------------------------------------------------------------- ---------------- ---------------- -----------------

Expense for warrants issued and converted to shares of stock              193,130          195,670            (2,540)
----------------------------------------------------------------- ---------------- ---------------- -----------------

Amortization of deferred financing fee                                    104,542               --           104,542
----------------------------------------------------------------- ---------------- ---------------- -----------------

Other general and administrative expenses                                  35,876           79,512           (43,636)
                                                                           ------           ------          --------
----------------------------------------------------------------- ---------------- ---------------- -----------------

----------------------------------------------------------------- ---------------- ---------------- -----------------

Total General and Administrative Expenses                              $1,319,127       $1,076,401          $242,726
                                                                       ==========       ==========          ========
----------------------------------------------------------------- ---------------- ---------------- -----------------

           The Company has certain equity instruments that meet the criteria of variable accounting whereby additional compensation expense is recognized if the share price of the Company's common stock increases, which may be reversed if the price subsequently declines. Included in general and administrative expense in 2003, was non-cash compensation expense of $333,645 for variable accounting for stock options compared to no charge in 2002. Financing fees were paid in 2003 and are being amortized over the life of the related convertible debt. This resulted in amortization expense of $104,542 in 2003. These increases were partially offset by the decreased expense for stock options and other equity instruments issued from $202,019 in 2002 to $9,509 in 2003. Management estimates that it has been expending approximately $60,000 to $70,000 per month for general and administrative activities, not including the effects of variable accounting for its equity instruments and other non-cash equity expenses. This amount is anticipated to increase in 2004, due to an increase in potential licensing and general corporate activities.


Other income and expense


           Interest expense for the year ended December 31, 2003 increased 388% or $86,692, from $22,349 for the year ended December 31, 2002, to $109,041 for the year ended December 31, 2003. The increase is primarily due to higher interest expense associated with convertible investor bridge loans. The average outstanding bridge loan balance was approximately $1,750,000 in 2003 and $565,000 in 2002. Interest income was negligible in 2003 and 2002. Interest expense is expected to be minimal in 2004, as all convertible investor bridge loans, including accrued interest, were converted to equity as of the closing of the private placement in February 2004.

           APNS currently does not hedge foreign exchange transaction exposures. The Company's assets and liabilities denominated in foreign currencies are immaterial.


Net loss


           We incurred a net loss of $3,301,420 for the year ended December 31, 2003 compared to a net loss of $2,929,955 for the year ended December 31, 2002. The primary reason for the increase in the net loss in 2003 was the expense for variable accounting for stock options of $604,100 in 2003. There was no charge for variable accounting for stock options in 2002. This was partially offset by a decrease in other expenses related to stock options and other equity instruments of $189,584, from $270,559 in 2002 to $80,975 in 2003. In addition, we incurred additional costs of $157,872 due to the inclusion of our French subsidiary's operating expenses for a full year in 2003 following the merger of the Company and MGC in the third quarter of 2002, and we incurred $104,542 of deferred financing cost amortization related to costs associated with convertible investor bridge debt in 2003. This was partially offset by a decrease in expenses in 2003 of $254,453 related to our research at AECOM and at UBC.

RESULTS OF OPERATIONS - THE YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001

Research and development

           Research and development expenses consist primarily of compensation of personnel and related benefits and taxes, funding of research related to license agreements, scientific consultant expenses, patent costs, and laboratory supplies. Research and development expenses for the year ended December 31, 2002 increased 41% or $514,391 from $1,265,298 for the year ended December 31, 2001, to $1,779,689 for the year ended December 31, 2002. This increase was primarily due to an increase in expenses related to ongoing research with our licensor (AECOM) as well as additional collaboration expenses.

General and administration

           General and administrative expenses consist primarily of compensation of personnel and related benefits and taxes, legal and accounting expenses, and occupancy related expenses. General and administrative expenses for the year ended December 31, 2002 increased 37% or $292,220, from $784,181 for the year ended December 31, 2001 to $1,076,401 for the year ended December 31, 2002. The increase was primarily due to an increase in non-cash compensation from equity issuances to employees, non-employees and board members. This increase was partially offset by a decrease in corporate legal expenses in 2002. Corporate legal expenses were higher in 2001 due to work on a number of proposed transactions that did not materialize. In addition, external corporate legal expenses in 2002 relating to the Merger were capitalized as costs of the Merger.

Interest expense

           Interest expense for the year ended December 31, 2002 decreased 86% or $139,593 from $161,942 for the year ended December 31, 2001, to $22,349 for the year ended December 31, 2002. The decrease is primarily due to lower interest expense associated with convertible investor bridge loans. In November 2001, all outstanding bridge loans were converted to shares of common stock.

Other income and expense

           Interest income was negligible in 2002 and 2001. Other items of other income and expense included a non-cash expense associated with additional shares of common stock issued to bridge loan holders as an inducement to convert the investor bridge loans to shares of common stock in November 2001 of $1,631,107; recognition of $44,273 in 2002 and $229,799 in 2001 for a non-cash expense associated with the beneficial conversion of investor bridge loans to shares of common stock in November 2001; and amortization of debt discount of $7,379 in 2002 and $82,823 in 2001.

Net loss

           We incurred a net loss of $2,929,955 for the year ended December 31, 2002 compared to a net loss of $4,146,913 for the year ended December 31, 2001. The primary reason for the decrease in the net loss in 2002 was the non-cash cost associated with the inducement to convert the investor bridge loans in November 2001. This was partially offset by an increase in expenses in 2002 related to our research at AECOM and at UBC, an increase in non-cash compensation in the form of options and other non-cash equity transactions, and a decrease in interest expense.


Capital resources and liquidity
o
           To date, we have raised equity and convertible debt financing and received research reimbursements and grant revenues to fund our operations, and we expect to continue this practice to fund our ongoing operations. Since inception, we have raised net proceeds of approximately $36 million from private equity and convertible debt financings. We have also received approximately $1.17 million from research agreements and grant revenues. As stated above in our Plan of operations, we raised $8,000,000 ($7,340,000 proceeds, net of commissions and legal fees) in February 2004 through a private placement.

           Our cash and cash equivalents were $72,765 and $202,877 at December 31, 2003 and 2002, respectively. The decrease in our cash balance is due to additional convertible debt bridge funds received in December 2002 that were not used until 2003. We had been receiving funds on an as needed basis throughout 2002 and 2003 and had not accumulated significant funds at any point in time during those years.

           We used cash in operating activities of $1,672,297 for the year ended December 31, 2003 versus cash used in operating activities of $1,585,281 for the year ended December 31, 2002. This increase primarily reflects the additional costs for our French subsidiary for the full year in 2003. Cash used in investing activities was negligible in 2003 and 2002. Net cash provided by financing activities was $1,550,557 for the year ended December 31, 2003 versus net cash provided by financing activities of $1,744,386 for the year ended December 31, 2002. This decrease primarily reflects additional funds raised in 2002 through the issuance of promissory loans and common stock that were used in 2003.

           We used cash in operating activities of $1,585,281 for the year ended December 31, 2002 versus cash used in operating activities of $1,126,979 for the year ended December 31, 2001. This increase primarily reflects the additional costs for research with AECOM in 2002. Cash used in investing activities was negligible in 2002 and 2001. Net cash provided by financing activities was $1,744,386 for the year ended December 31, 2002 versus net cash provided by financing activities of $986,200 for the year ended December 31, 2001. This increase primarily reflects additional funds raised in 2002 through the issuance of common stock and borrowings under loans.

           We have incurred recurring losses since our inception and expect to incur substantial additional research and development costs prior to reaching profitability. We raised $8,000,000 (net proceeds of $7,340,000) in February 2004, which is expected to fund our operations through December 31, 2005.


           We incurred research and development costs of $1,531,684 in 2003 and $1,711,149 in 2002, excluding costs related to variable accounting for stock options and other costs associated with the issuance of equity instruments. The majority of our research and development costs are internal costs and license costs which are not specifically allocated to any of our research and development projects. A large portion of the net proceeds raised in February 2004 are anticipated to fund the advancement of our research and development projects through December 2005 as follows:

      o  Ongoing internal research and development activities      $3,450,000

      o  Advancement of the CSF-based diagnostic through the
         clinical and FDA regulatory process                       $1,200,000

           As we currently do not have any approved products in the marketplace, we do not have a time frame for generating significant revenues from our research and development activities.

           We currently do not have sufficient resources to complete the commercialization of all of our proposed research projects. Therefore, we will need to raise substantial additional capital prior to 2006 to fund our operations. We cannot be certain that any financing will be available when needed. If we fail to raise additional financing as we need it, we may have to delay or terminate our own product development programs or pass on opportunities to in-license or otherwise acquire new products that we believe may be beneficial to our business. We expect to continue to spend capital on:


            o     research and development  programs;

            o     pre-clinical studies and clinical trials; and

            o     regulatory processes.

The amount of capital we may need will depend on many factors, including the:

            o     progress,   timing  and  scope  of  research  and  development
                  programs;

            o progress, timing and scope of our pre-clinical studies and clinical trials;

            o     time and cost necessary to obtain regulatory approvals;

            o time and cost necessary to seek third party manufacturers to manufacture our products for us;

            o time and cost necessary to seek marketing partners to market our products for us;

            o time and cost necessary to respond to technological and market developments;

            o     changes  made  to,  or  new   developments  in,  our  existing
                  collaborative,  licensing and other commercial  relationships;
                  and

            o     new    collaborative,    licensing   and   other    commercial
                  relationships that we may establish.

Commitments

           We have several financial commitments, including those relating to our license agreements with Albert Einstein College of Medicine ("AECOM").

           Under our license agreement with AECOM, we are required to:

            o pay semi-annual maintenance payments in January and July each year, and pay quarterly funding payments in February, May, August and November each year as long as the license agreement is in place; and

            o pay the costs of patent prosecution and maintenance of the patents included in the agreement.

           Our fixed expenses, such as rent, license payments and other contractual commitments, may increase in the future, as we may:

            o enter into additional leases for new facilities and capital equipment;

            o     enter into additional  licenses and collaborative  agreements;
                  and

            o incur additional expenses associated with being a public company.

           In addition to the commitments to AECOM, we also have consulting agreements and minimum annual lease payments.

           The following table summarizes the timing of these future long term contractual obligations and commitments for the next five years ending December 31:

-------------------------- ----------------- --------------- ---------------- ---------------- ----------------- ---------------
                                 2004             2005            2006             2007              2008
Contractual Obligations         Year 1           Year 2          Year 3           Year 4            Year 5            Total
-------------------------- ----------------- --------------- ---------------- ---------------- ----------------- ---------------
Operating Leases                $ 97,275         $100,425         $102,000         $ 34,000                --     $   333,700
-------------------------- ----------------- --------------- ---------------- ---------------- ----------------- ---------------

Consulting Agreements            108,000          108,000            9,000               --                --         225,000
-------------------------- ----------------- --------------- ---------------- ---------------- ----------------- ---------------

Commitments Under
License Agreement with
AECOM                            325,000          375,000          425,000          475,000           500,000       2,100,000
-------------------------- ----------------- --------------- ---------------- ---------------- ----------------- ---------------
Total Contractual Cash
Obligations                     $530,275         $583,425         $536,000         $509,000          $500,000      $2,658,700
-------------------------- ----------------- --------------- ---------------- ---------------- ----------------- ---------------

           We are obligated to continue to pay AECOM $500,000 for each year after 2008 in which the Agreements are still in effect. In addition, we are obligated to pay AECOM a percentage of all revenues we receive from selling and/or licensing any aspects of the Alzheimer's disease technology.

Recently issued accounting statements

           In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness to Others. This interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under guarantee. In general, FIN 45 applies to contracts or indemnification agreements that contingently require that the guarantor make payments to the guaranteed party. The disclosure requirements of FIN 45 were effective as of December 31, 2002, and required disclosure of the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor's obligations under the guarantee. The recognition requirements of FIN 45 are to be applied prospectively to guarantees issued or modified after December 31,
2002. The Company has disclosed all guarantee arrangements within the accompanying consolidated financial statements and concluded that there are no additional liability recognition requirements.

           In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities to provide new guidance with respect to the consolidation of certain previously unconsolidated entities, including special purpose entities. In October 2003, the FASB issued a Staff Position deferring the effective date of the Interpretation for all public entities until the first interim or annual period ending after December 31, 2003. The Company does not believe that adoption of this Interpretation will have a material effect on its consolidated financial position or results of operations.

           In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The Statement also includes required disclosures for financial instruments within its scope. For the Company, the Statement was effective for instruments entered into or modified after May 31, 2003 and otherwise will be effective as of January 1, 2004, except for mandatorily redeemable financial instruments. For certain mandatorily redeemable financial instruments, the Statement will be effective for the Company on January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatorily redeemable financial instruments. The Company currently does not have any financial instruments that are within the scope of this Statement and does not expect the adoption of the remaining provisions of SFAS 150 to have a significant impact on the Company's financial position or results of operations.

           In May 2003, the FASB finalized the terms of Emerging Issues Task Force (EITF) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, which provides criteria governing how to identify whether goods or services that are to be delivered separately in a bundled sales arrangement should be accounted for separately. Deliverables are accounted for separately if they meet all of the following: a) the delivered items have stand-alone value to the customer; b) the fair value of any undelivered items can be reliably determined; and c) if the arrangement includes a general right of return, delivery of the undelivered items is probable and substantially controlled by the seller. Deliverables that do not meet these criteria are combined with one or more other deliverables. The Company adopted EITF 00-21 as of June 15, 2003 and now assesses all revenue arrangements against the criteria set forth in EITF 00-21. This impacts the timing of revenue recognition in the current and future periods and could have a material impact on the consolidated financial statements in the future.


                             DESCRIPTION OF PROPERTY

           We lease approximately 7,500 square feet of office and laboratory space in Vernon Hills, Illinois at an annual rental of approximately $120,000. We believe that we can acquire additional space, if needed, on acceptable terms.

           We lease approximately 2,000 square feet of laboratory space in Lyon, France at an annual rental of 12,715 Euros, or approximately $16,000. The lease ended on December 31, 2003 and is currently being extended month to month under the same terms. We are in the process of exiting this laboratory space in France.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


           During 2003, 2002 and 2001, due to cash constraints, officers of the Company deferred compensation, loaned funds to the Company and personally paid for some Company expenses. In June, 2002, $215,000 of the amount due to these officers was converted to shares of common stock at the merger adjusted market price of $0.228 per share. The balance due to these officers was $313,583 as of December 31, 2003. $290,000 of these amounts were paid in February 2004.

           In 2003,Richard Stone, one of our directors, invested $100,000 in our convertible bridge debt, which earned interest at rate of 6% per annum. Mr. Stone's investment, including accrued interest, was converted, at rate of $0.25 per unit of one share and 1.1 warrant, to 413,819 shares of common stock and 455,201 warrants to purchase shares of common stock at an exercise price of $0.30 per share in the debt conversion in conjunction with the February 2004 private placement. The conversion rate was the same offered to all holders of the bridge debt.


           We believe that each of the transactions set forth above as well as those currently in effect were entered into on (i) terms as fair as those that could be obtained from independent third parties, and (ii) were ratified by a majority (but no less than two) of our independent directors who did not have an interest in the transaction and who had access to our counsel at our expense.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

           Our common stock is quoted on the OTC (Over-the-Counter) Bulletin Board and traded under the symbol, "APNS". Prior to November 25, 2003, our common stock was traded on the OTC Bulletin Board under the symbol "HMYD". Our common stock was previously traded on the OTC Bulletin Board under the symbol "OPHD" until February 5, 2002.

           The following table sets forth the range of high and low bid quotations for our common stock, and our predecessor's common stock, from January 1, 2002 through March 19, 2004, and for each of the quarterly periods indicated as reported by the OTC Bulletin Board. Bid quotations reflect interdealer prices without retail markup, markdown, or commission and may not represent actual transactions.

                                                     HIGH            LOW
      2002:
         First quarter.........................    $ 0.40          $ 0.26
         Second quarter........................      0.26            0.13
         Third quarter.........................      0.25            0.13
         Fourth quarter........................      0.40            0.11

      2003:
         First quarter.........................    $ 0.30          $ 0.10
         Second quarter........................      0.25            0.10
         Third quarter.........................      0.32            0.15
         Fourth quarter........................      0.44            0.22


      2004:
         First quarter ........................    $ 0.59          $ 0.30


           As of March 19, 2004, we had approximately 600 record holders of our common stock. We estimate that as of such date there were more than 1,000 beneficial holders of our common stock.

           We do not intend to pay dividends for the foreseeable future.

           The securities of APNS that were issued or sold by us, since March 15, 2001 and were not registered with the SEC are described below. All of these issuances were made in reliance upon the exemption set forth in Section 4(2) of the Securities Act of 1933.


           In April, 2001, our Board of Directors granted 13,168 ten-year stock options to a consultant of the Company exercisable at $1.50 per share which vest monthly over a twenty-four month period.

           In November, 2001, our Board of Directors granted to employees 2,050,898 ten-year stock options exercisable at $0.30 per share which vest one-fourth immediately and one-fourth per year beginning November, 2002. A consultant to the Company was granted 144,847 of these stock options, which were vested immediately.

           In November 2001, we issued to accredited investors 4,474,649 shares of common stock upon conversion by such accredited investors of $2,038,810 of convertible bridge loans and accrued interest at a post-merger adjusted rate of $0.456 per share.


           In November 2001, we issued 580,726 shares of common stock for $212,500 to accredited investors in a private placement.


           In June 2002, we issued to accredited investors 7,201,971 shares of common stock upon conversion by such accredited investors of $1,810,883 of convertible bridge loans and accrued interest at a post-merger adjusted rate of $0.251 per share.

           In June 2002, we issued 156,859 shares of common stock to certain pre-merger Molecular Geriatrics Corporation warrant holders in exchange for conversion of 650,139 warrants.

           In June, 2002, our Board of Directors granted to employees 434,168 ten-year stock options exercisable at $0.15 per share which vest one-fourth immediately and one-fourth per year beginning in June, 2003. Our Board of Directors also granted to a consultant of the Company 33,430 of these stock options.

           In June, 2002, our Board of Directors approved adjusting the exercise price of 4,399,052 stock options held by employees and consultants to $0.15 per share. The adjustment to the exercise price of these options changed the accounting treatment for these stock options to variable accounting until they are exercised. For the year ended December 31, 2003, we recorded compensation expense under variable accounting equal to $604,100 related to these modified options. For the year ended December 31, 2002 we did not record any compensation expense related to these options with the adjusted exercise price as our stock price was below $0.15 as of December 31, 2002.


           Prior to the merger with Molecular Geriatrics, in September 2002, the Company issued to certain of its shareholders, in exchange for past services, 1,737,164 five-year warrants exercisable at $0.0001 to purchase shares of common stock.


           Prior to the merger with Molecular Geriatrics, in September 2002, the Company issued to Prism Ventures, an entity controlled by our two largest shareholders, in lieu of compensation, 800,000 five year warrants exercisable at $0.20 to purchase shares of common stock. These warrants were issued to Prism Ventures in exchange for general consulting relative to financings and other transactions of the Company or its affiliates, which services were valued at $119,934.


           In September 2002, in connection with our merger with Molecular Geriatrics, each share of Molecular Geriatrics stock was exchanged for .658394 shares of our common stock. Each stock option of Molecular Geriatrics was exchanged for .658394 stock options of the Company. Each warrant to purchase common stock of Molecular Geriatrics was exchanged for .658394 warrants to purchase common stock of the Company.


           In September, 2003, our Board of Directors granted to employees 5,337,000 ten-year stock options exercisable at $0.15 per share which vest one-fourth immediately and one-fourth per year beginning in September, 2004. Our Board of Directors also granted to consultants 752,000 of these stock options.


           In September 2003, we issued to Richard Stone, one of our directors, and David Stone, a consultant and the brother of Richard Stone, 750,000 and 500,000 five-year warrants, respectively, exercisable at $0.15 to purchase shares of Common Stock. These warrants were issued to Mr. Richard Stone and Mr. David Stone in lieu of compensation for financial advisory activities, which were valued at $71,432 and $47,621, respectively.

           In September 2003, we issued to Equity Communications LLC 800,000 five-year warrants and to MCC Securities 50,000 five year warrants, all of which are exercisable at $0.20 to purchase shares of common stock. We issued these warrants to Equity Communications in lieu of compensation for investor relations and public relations consulting services, which services were valued at $69,315. We issued these warrants issued to MCC Securities in lieu of compensation for financial advisory services in connection with capital raising activities, which services were valued at $4,762.


           In February 2004, we issued to accredited investors 32,000,000 shares of common stock and five year warrants to purchase an additional 32,000,000 shares of our common stock for $0.30 per share for $8,000,000 ($7,340,000 proceeds net of commissions and legal fees). Upon closing the private placement, accredited investors holding convertible bridge loans, converted those loans plus accrued interest at conversion rate of $0.25 per share and 1.1 warrants into shares of our common stock and warrants. We issued to those accredited investors upon conversion of the convertible debt 10,440,714 shares of our common stock and 11,484,795 warrants to purchase shares of our common stock at $0.30 per share. In connection with this transaction, we also paid to the placement agent, and selected dealers, commissions of $560,000 in cash and issued to the placement agent, and selected dealers, warrants to purchase 3,200,000 shares of our common stock at $0.30 per share.

           We issued 200,000 warrants to Equity Communications LLC in January 2004, in lieu of compensation, for investor relations and business consulting services valued at $42,705. These warrants have an exercise price of $0.20 per share, and expire in January 2009. The Company's issuance of the warrants to Equity Communications was made pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

           The Company issued 400,000 shares of common stock and 400,000 warrants to Sunrise Securities in February 2004, in lieu of compensation, for financial advisory and business consulting services valued at $269,426. These warrants have an exercise price of $0.30 per share, and expire in February 2009. The Company's issuance of the shares of common stock and the warrants to these consultants was made pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

           The Company issued 100,000 shares of common stock to Virtual Concepts in February 2004, in lieu of compensation, for financial advisory and business consulting services valued at $40,000. The Company's issuance of the shares of common stock to Virtual Concepts was made pursuant to an exemption under Section 4(2) of the Securities Act of 1933.


Securities authorized for issuance under equity compensation plans

           In October 2002, the Board of Directors approved a Stock Option Plan (the "Plan") under which officers, employees, directors and consultants may be granted incentive or non-qualified stock options to acquire common stock. The incentive stock options granted under the Plan are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986. The exercise price of each option is no less than the market price of the Company's stock on the date of the grant, and an option's maximum term is ten years. Options typically vest over a four year period. The Plan calls for a maximum of 12,000,000 options to purchase shares of Common Stock. The Plan was approved by shareholders in 2003.

           The following table summarizes outstanding options under our Stock Option Plan as of December 31, 2003. Options granted in the future under the Plan are within the discretion of the Company's Compensation Committee and therefore cannot be ascertained at this time.


---------------------------------- ---------------------------- ----------------------- -----------------------------
                                   (a)                          (b)                     (c)
                                                                                        Number of Securities
                                                                                        Remaining Available for
                                                                                        Future Issuance Under
                                   Number of Securities to      Weighted-Average        Equity Compensation
                                   be Issued Upon Exercise      Exercise Price of       Plans (excluding securities
Plan Category                      of Outstanding Options       Outstanding Options     Reflected in column (a))
-------------                      ----------------------       -------------------     ------------------------

---------------------------------- ---------------------------- ----------------------- -----------------------------
Equity compensation plans
Approved by security holders                9,919,636                       $0.18                   2,080,364
---------------------------------- ---------------------------- ----------------------- -----------------------------

Equity compensation plans
not approved by security
holders                                           -0-                        N/A                          -0-
---------------------------------- ---------------------------- ----------------------- -----------------------------

                     Total                  9,919,636                       $0.18                   2,080,364
---------------------------------- ---------------------------- ----------------------- -----------------------------

           Our only equity compensation plan is the Applied NeuroSolutions, Inc. 2003 Stock Option Plan.

                             EXECUTIVE COMPENSATION

           The following table sets forth all compensation awarded to, earned by, or paid for services in all capacities during 2003, 2002 and 2001 by our Chief Executive Officer, President and Chief Operating Officer, Vice-President of R & D, and Chief Financial Officer.

----------------------------------------------------------------------------------------------------------------------------

                               Annual             Compensation                    Long Term Compensation
----------------------------------------------------------------------------------------------------------------------------
Name and                                                    Other                 Restricted    Securities    All
Principal Position                                          Annual                Stock         Underlying    Other
                       Year    Salary             Bonus     Compensation          Awards        Options (1)   Compensation
----------------------------------------------------------------------------------------------------------------------------
Bruce N. Barron        2003    $ 228,600      $        0    $          0              0         1,700,000     $        0
CEO (2)                2002    $ 225,000      $        0    $          0              0           151,493     $        0
                       2001    $ 225,000      $   40,000    $          0              0           539,883     $        0

----------------------------------------------------------------------------------------------------------------------------
John F. DeBernardis    2003    $ 217,600      $        0    $          0              0          1,500,000    $        0
Pres. & COO (3)        2002    $ 214,000      $        0    $          0              0            120,402    $        0
                       2001    $ 214,000      $   35,000    $          0              0            427,956    $        0

----------------------------------------------------------------------------------------------------------------------------
Daniel Kerkman         2003    $ 151,600      $        0    $          0              0            400,000    $        0
V.P. of R & D (4)      2002    $ 148,000      $        0    $          0              0             52,737    $        0
                       2001    $ 148,000      $   20,000    $          0              0            181,058    $        0

----------------------------------------------------------------------------------------------------------------------------
David Ellison          2003    $ 103,600      $        0    $          0              0            500,000    $        0
CFO (5)                2002    $ 100,000      $        0    $          0              0             35,656    $        0
                       2001    $ 100,000      $   20,000    $          0              0            164,599    $        0

----------------------------------------------------------------------------------------------------------------------------

(1) The number of options listed are post merger options. Each MGC option granted pre-merger (in 2001 and 2002) was exchanged for .658394 options.
(2) Salary and bonus totaling $23,438 in 2002 and $86,875 in 2001 was deferred. Of the total amount deferred, $25,000 was converted to shares of common stock in 2002. The remaining balance had not been paid as of December 31, 2003, however, it was paid in February 2004.
(3) Salary and bonus totaling $22,292 in 2002 and $79,583 in 2001 was deferred. Of the total amount deferred, $23,185 was converted to shares of common stock in 2002. The remaining balance had not been paid as of December 31, 2003, however, it was paid in February 2004.
(4) Salary and bonus totaling $15,417 in 2002 and $50,833 in 2001 was deferred. Of the total amount deferred, $18,600 was converted to shares of common stock in 2002. The remaining balance had not yet been paid as of December 31, 2003, however, it was paid in February 2004.
(5) Salary and bonus totaling $10,417 in 2002 and $40,833 in 2001 was deferred. Of the total amount deferred, $28,600 was converted to shares of common stock in 2002. The remaining balance had not been paid as of December 31, 2003, however, it was paid in February 2004.


Employment agreements


           Bruce N. Barron, the Chief Executive Officer, is employed pursuant to an agreement through March 31, 2006, which provides for a minimum base salary of $225,000 per year.

           John F. DeBernardis, Ph.D., the President and Chief Operating Officer, is employed pursuant to an agreement through March 31, 2006 which provides for a minimum base salary of $214,000 per year.

           These agreements provide for severance pay, if the officer is terminated without cause, of the greater of i)one-year compensation or
ii)compensation for the remaining term of the agreement. These agreements do not provide for any payments upon a change of control.

Compensation of directors


           Directors do not currently receive any compensation for their service as members of the board of directors.

Compensation committee report on executive compensation

                Our Board of Directors is comprised of two non-employee directors, our Chief Executive Officer, who also serves as Chairman, and our President and Chief Operating Officer. The non-employee directors comprise the Compensation Committee. It is their responsibility to:

                  -     Make   decisions   concerning   matters   of   executive
                        compensation;

                  -     Administer the Company's executive incentive plans;

                  -     Review compensation plans, programs and policies; and

                  - Monitor the performance and compensation of executive officers.

                The goal of our Board of Directors executive compensation policy is to ensure that an appropriate relationship exists between executive compensation and the creation of stockholder value, while at the same time attracting, motivating and retaining senior management. The Board of Directors informal executive compensation philosophy (which applies generally to all management) considers a number of factors, which may include:

                  -     Providing   levels  of  compensation   competitive  with
                        companies at a comparable stage of development and in our geographic area;

                  -     Integrating    management's    compensation   with   the
                        achievement of performance goals;

                  -     Maintaining an appropriate  balance  between base salary
                        and  performance-based   compensation,   with  a  higher
                        proportion of compensation being performance-based.

                The compensation structure of our executive officers, including our Chief Executive Officer and President and Chief Operating Officer, is based on competitive, market-based pay practices, performance evaluations and generally includes a combination of base salary, discretionary bonuses and stock options or warrants. In setting compensation levels, the Board of Directors considers data regarding compensation practices from a group of biotechnology and pharmaceutical companies that are believed to be generally comparable to the Company.

                Base salary is not targeted at any particular level within the group of companies considered. Instead, total salary is determined based on a subjective assessment of the executive's performance and the Company's needs.

                The Compensation Committee authorized and the Board of Directors approved the granting of 5,337,000 stock options in 2003; of which 752,000 of these options were granted to non-employees.

                Consistent with its belief that equity ownership by senior management is beneficial in aligning the interests of senior management with those of the security holders, we provide potentially significant long-term incentive opportunities to our senior management through discretionary grants of stock options or warrants, thereby emphasizing the potential creation of long-term stockholder value. The Board of Directors considers stock options and warrants effective long-term incentives because an executive can profit only if the value of the Common Stock increases. In making these grants, the Board of Directors considers its subjective assessment of our past financial performance and future prospects, an executive officer's current level of ownership of the Common Stock, the period during which an executive officer has been in a key position with us, individual performance and competitive practices within the comparative group of companies. The Board of Directors views management's ability to raise investment capital as a significant asset to the Company. The Board of Directors intends on compensating executive management with equity ownership for successfully obtaining investment capital for the Company.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION


           Applied NeuroSolutions, Inc. files current, quarterly and annual reports with the SEC on forms 8-K, 10-QSB, and 10-KSB. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respect by such reference.

FINANCIAL STATEMENTS

                          APPLIED NEUROSOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

                                    CONTENTS

                                                                                                         PAGE

For the Three Months Ended March 31, 2004 and 2003 (unaudited)

Consolidated Balance Sheets as of March 31, 2004 (unaudited) and December 31, 2003.....................   60

Consolidated Statements of Operations for the Three Months Ended March 31, 2004 and 2003 and for
the Cumulative Period From March 14, 1992 (inception) to March 31, 2004 (unaudited) ...................   61

Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2004 and 2003 and for
the Cumulative Period From March 14, 1992 (inception) to March 31, 2004 (unaudited) ...................   62


Notes to Consolidated Financial Statements for the Three Months Ended March 31, 2004 and 2003 and
for the Cumulative Period From March 14, 1992 (inception) to March 31, 2004 (unaudited) ...............   64

For the Years Ended December 31, 2003 and 2002 (unaudited)

Report of Independent Registered Public Accounting Firm................................................   69

Consolidated Balance Sheets as of December 31, 2003 and 2002...........................................   70

Consolidated Statements of Operations for the Years Ended December 31, 2003, 2002, and 2001 and
for the Cumulative Period From March 14, 1992 (inception) to December 31, 2003.........................   71

Consolidated Statements of Stockholders' Equity/(Deficit) for the Years Ended December 31, 2003,
2002, and 2001 and for the Cumulative Period From March 14, 1992 (inception) to December 31, 2003......   72

Consolidated Statements of Cash Flows for the Years Ended December 31, 2003, 2002, and 2001 and
for the Cumulative Period From March 14, 1992 (inception) to December 31, 2003.........................   74

Notes to Consolidated Financial Statements for the Years Ended December 31, 2003, 2002, and 2001
and for the Cumulative Period From March 14, 1992 (inception) to December 31, 2003.....................   76


                          APPLIED NEUROSOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEETS

                                                                                   March 31,          December 31,
                                                                                      2004                2003
                                                                                      ----                ----
                                                                                  (unaudited)
ASSETS
Current assets:
   Cash and cash equivalents..............................................       $   5,772,695       $      72,765
   Accounts receivable....................................................              11,208              50,730
   Prepaids and other current assets......................................              64,807              52,709
                                                                                 -------------       -------------
      Total current assets................................................           5,848,710             176,204
                                                                                 -------------       -------------
Property and equipment:
   Equipment and leaseholds...............................................           2,089,423           2,084,143
   Accumulated depreciation...............................................          (2,067,837)         (2,063,247)
                                                                                 --------------      --------------
      Net property and equipment..........................................              21,586              20,896
                                                                                 -------------       -------------

Other assets:
   Deposits...............................................................              15,493              15,133
   Deferred financing costs...............................................                  --               6,458
                                                                                 -------------       -------------
      Total other assets..................................................              15,493              21,591
                                                                                 -------------       -------------

          Total assets....................................................       $   5,885,789       $     218,691
                                                                                 =============       =============

LIABILITIES AND STOCKHOLDERS' EQUITY / (DEFICIT)
Current liabilities:
   Accounts payable.......................................................       $     370,882       $     301,308
   Loans payable (note 6).................................................                  --           2,673,991
   Capital lease payable, current portion.................................               2,857               3,736
   Deferred research agreement revenues...................................             275,000             275,000
   Accrued wages..........................................................                  --             293,310
   Accrued collaborator payments..........................................              54,850             253,667
   Accrued consultant fees................................................              74,500             235,100
   Other accrued expenses.................................................             125,611             330,313
                                                                                 -------------       -------------
      Total current liabilities ..........................................             903,700           4,366,425
                                                                                 -------------       -------------
 Long-term liabilities:
   Capital lease payable, net of current portion..........................               5,596               5,596
   Common stock warrants (note 6).........................................           5,182,018                  --
                                                                                 -------------       -------------
      Total long term liabilities ........................................           5,187,614               5,596
                                                                                 -------------       -------------

Stockholders' equity / (deficit):
   Preferred stock, $0.0025 par value; 5,000,000 shares authorized;
      none issued and outstanding                                                           --                  --
   Common stock, $0.0025 par value; 200,000,000 shares authorized;
      90,665,106 and 47,724,392 issued shares; 90,641,812 and
      47,701,098 outstanding shares (note 6)..............................             226,605             119,253
   Treasury stock.........................................................             (10,614)            (10,614)
   Additional paid-in capital (note 6)....................................          39,024,320          31,530,189
   Deficit accumulated during the development stage ......................         (39,445,836)        (35,792,158)
                                                                                 -------------       -------------
   Total stockholders' equity / (deficit).................................            (205,525)         (4,153,330)
                                                                                 -------------       -------------

          Total liabilities and stockholders' equity / (deficit)..........       $   5,885,789       $     218,691
                                                                                 =============       =============

See accompanying notes to consolidated financial statements.

                          APPLIED NEUROSOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                                                                PERIOD FROM
                                                                                                              MARCH 14, 1992,
                                                                              THREE MONTHS ENDED              (INCEPTION) TO
                                                                                  MARCH 31,                      MARCH 31,
                                                                    ------------------------------------------------------------
                                                                              2004              2003               2004
                                                                              ----              ----               ----

           Research agreement revenues                                    $        --       $         --      $     500,000
           Grant revenues                                                          --                 --            669,022
                                                                          -----------       ------------      -------------
                   Total revenues                                                  --                 --          1,169,022
                                                                          -----------       ------------      -------------

           Operating expenses:
              Research and development                                        543,791            420,481         24,466,113
              General and administrative                                      589,496            446,484          9,805,508
              Loss on impairment of intangible assets                              --                 --            411,016
              Net writedown of leasehold improvements                              --                 --          1,406,057
                                                                          -----------       ------------      -------------
                  Total operating expenses                                  1,133,287            866,965         36,088,694
                                                                          -----------       ------------      -------------


           Operating loss                                                  (1,133,287)         (866,965)        (34,919,672)
                                                                          -----------       ------------      -------------

           Other (income) expense:
              Interest expense                                                 15,209             17,101            483,985
              Interest income                                                  (5,946)                --           (710,685)
              Amortization of debt discount                                        --                 --            272,837
              Beneficial conversion of debt to equity                              --                 --            274,072
              Inducement of convertible debt                                       --                 --          1,631,107
              Cost of fund raising activities (note 6)                         21,171                 --             21,171
              Loss on extinguishment of debt (note 6)                       4,707,939                 --          4,707,939
              Gain on derivative instrument, net (note 6)                  (2,217,982)                --         (2,217,982)
              Other (income) expense                                               --                 --             63,720
                                                                          -----------       ------------      -------------
                 Total other expense                                        2,520,391             17,101          4,526,164
                                                                          -----------       ------------      -------------

           Net loss                                                        (3,653,678)         (884,066)        (39,445,836)

           Less:  Fair value of induced preferred stock
               conversion                                                          --                 --       (1,866,620)
                                                                          -----------       ------------      -------------

           Net loss attributable to common shareholders                   $(3,653,678)      $   (884,066)     $ (41,312,456)
                                                                          ===========       ============      =============

           Basic and diluted loss per share:

              Net loss attributable to common shareholders per
                 share                                                    $     (0.05)      $      (0.02)     $       (3.17)
                                                                          ===========       ============      =============

              Weighted average shares                                      76,328,241         47,701,098         13,032,272
                                                                          ===========       ============      =============

See accompanying notes to consolidated financial statements.

                          APPLIED NEUROSOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                                     Three Months Ended             Period from
                                                                         March 31,                March 14, 1992
                                                             -------------------------------      (inception) to
                                                                   2004            2003           March 31, 2004
                                                             --------------  ---------------     ----------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss ..................................................   $ (3,653,678)      $ (884,066)      $ (39,445,836)
Adjustments to reconcile net loss to net cash used
           in operating activities:
    Depreciation and amortization .........................          4,590            2,070           2,552,930
    Non-cash expense for equity compensation ..............        352,131               --           2,297,170
    Non-cash (income) expense for equity
    compensation to employees and directors ...............        (43,991)         263,943             786,846
    Non-cash interest expense .............................         14,844               --             105,046
    Amortization of deferred financing costs ..............          6,458               --             111,000
    Non-cash expense for beneficial conversion of debt ....             --               --             274,072
    Non-cash expense for induced conversion of debt .......             --               --           1,631,107
    Non-cash expense for loss on extinguishment of debt ...      4,707,939               --           4,707,939
    Non-cash income for gain on derivative
    instrument, net .......................................     (2,217,982)              --          (2,217,982)
    Amortization of intangible assets .....................             --               --             328,812
    Loss on writedown of leasehold improvements ...........             --               --           1,406,057
    Loss on impairment of intangible assets ...............             --               --             411,016
    Gain on sale of equipment .............................             --               --                (250)
    Fund raising expense ..................................         21,171               --              21,171
Changes in assets and liabilities:
    Accounts receivable ...................................         39,522          204,865             192,082
    Prepaids and other assets .............................        (12,458)         (55,807)            (65,582)
    Accounts payable ......................................         69,574            1,944             467,486
    Deferred research reimbursement revenues ..............             --               --             275,000
    Accrued wages .........................................       (293,310)              --                  --
    Accrued collaborator payments .........................       (198,817)          84,016              54,850
    Accrued consultant fees ...............................       (160,600)           5,400              74,500
    Other accrued expenses ................................        (83,358)          47,502             277,762
                                                              ------------       ----------       -------------
Net cash used in operating activities .....................     (1,447,965)        (330,133)        (25,754,804)
                                                              ------------       ----------       -------------

Cash flows from investing activities
    Acquisition of investment securities ..................             --               --          (9,138,407)
    Redemption of investment securities ...................             --               --           9,138,407
    Acquisition of intangible assets ......................             --               --            (339,829)
    Acquisition of equipment and leasehold improvements ...         (5,280)            (225)         (3,966,436)
                                                              ------------       ----------       -------------
Net cash used in investing activities .....................         (5,280)            (225)         (4,306,265)
                                                              ------------       ----------       -------------

                                                                     Three Months Ended             Period from
                                                                         March 31,                March 14, 1992
                                                             -------------------------------      (inception) to
                                                                   2004            2003           March 31, 2004
                                                             --------------  ---------------     ----------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from issuance of preferred stock..............             --               --          12,193,559
    Proceeds from issuance of units, net of issuance costs       7,354,054               --          18,971,031

    Deferred financing costs incurred......................             --               --            (111,000)
    Advances from (repayments to) director and shareholders       (200,000)              --             120,000
    Principal payments under capital lease ................           (879)              --              (3,313)
    Proceeds from issuance of promissory loans payable ....             --          600,000           4,438,491
    Net proceeds of notes payable .........................             --               --                  --
    Payments to repurchase common stock ...................             --               --             (10,614)
    Payments received for employee stock purchase notes
        receivable ........................................             --               --             235,610
                                                              ------------       ----------       -------------
Net cash provided by financing activities .................      7,153,175          600,000          35,833,764
                                                              ------------       ----------       -------------

Net increase in cash ......................................      5,699,930          269,642           5,772,695

Cash at beginning of period ...............................         72,765          202,877                  --
                                                              ------------       ----------       -------------

Cash at end of period .....................................   $  5,772,695       $  472,519       $   5,772,695
                                                              ============       ==========       =============

Supplemental cash flow information
Cash paid for interest ....................................   $        365       $      145       $      40,597
                                                              ============       ==========       =============

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
    FINANCING ACTIVITIES

Issuance of stock for prior services ......................   $         --       $       --       $   4,149,521
                                                              ============       ==========       =============
Intangible assets acquired in exchange for stock ..........   $         --       $       --       $     400,000
                                                              ============       ==========       =============
Equipment acquired under capital lease ....................   $         --       $   11,766       $      11,766
                                                              ============       ==========       =============

See accompanying notes to consolidated financial statements.

                          APPLIED NEUROSOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. BUSINESS

           In October 2003, the Company's shareholders approved amending the Company's Certificate of Incorporation to change the corporate name from Hemoxymed, Inc. to Applied NeuroSolutions, Inc. The name change became effective on October 30, 2003. Applied NeuroSolutions, Inc. ("APNS" or the "Company") is a development stage biopharmaceutical company with two wholly-owned operating subsidiaries. One of the wholly-owned operating subsidiaries is Molecular Geriatrics Corporation ("MGC"), a development stage biopharmaceutical company incorporated in November 1991, with operations commencing in March 1992, to develop diagnostics to detect, and therapeutics to treat, Alzheimer's disease ("AD").

           The other wholly-owned operating subsidiary is Hemoxymed Europe, SAS, a development stage biopharmaceutical company incorporated in February 1995 to develop therapies aimed at improving tissue oxygenation by increasing oxygen release from hemoglobin to provide therapeutic value to patients with serious, although unmet or underserved, medical needs (the "Hemoxygenation technology"). The Company has suspended the operating activities of the Hemoxygenation technology and is in the process of consolidating the operations of its Hemoxymed Europe subsidiary into APNS and transferring all its assets to APNS.

           On September 10, 2002, the Company established a strategic alliance through the closing of its merger (the "Merger") with MGC. Under the terms of the Merger, the Company acquired all of MGC's outstanding common stock, options and warrants from MGC holders in exchange for the Company's issuance and delivery to MGC shareholders, option holders and warrant holders of approximately 22,800,000 new, unregistered shares of the Company's common stock plus options and warrants to purchase approximately 4,830,000 shares of the Company's common stock. Immediately following the closing, the Company had approximately 47,700,000 shares of common stock issued and outstanding plus options and warrants to purchase approximately 7,400,000 shares of common stock, of which former Company and former MGC holders each owned approximately 50%, on a fully diluted basis. The Merger Agreement further provided that the management team and Board of Directors of MGC took over control of the merged company. The transaction was tax-free to the shareholders of both companies.

           This transaction has been accounted for as a reverse merger in accordance with generally accepted accounting principles. For financial reporting purposes, APNS (formerly known as MGC) is continuing as the primary operating entity under the Company's new name, and its historical financial statements have replaced those of the Company. Thus, all financial information prior to the Merger date is the financial information of MGC only.

           The Company is subject to risks and uncertainties common to small cap biotech companies, including competition from larger, well capitalized entities; patent protection issues; availability of funding and government regulations.


NOTE 2. BASIS OF PRESENTATION

           The consolidated financial statements include the accounts of APNS and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America and applicable Securities and Exchange Commission regulations for interim financial information. These financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. It is presumed that users of this interim financial information have read or have access to the audited financial statements of APNS contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included.

           Operating   results  for  the  interim  periods   presented  are  not
necessarily indicative of the results that may be expected for the full year ending December 31, 2004.

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

           The consolidated financial statements have been prepared in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises," which requires development stage companies to employ the same accounting principles as operating companies.

NOTE 3. STOCK OPTIONS

           The Company applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. FASB Statement No. 123, Accounting for Stock-Based Compensation (SFAS No. 123) and FASB Statement No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As permitted by existing accounting standards, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS Nos. 123 and 148, as amended. The following table illustrates the effect on net loss if the fair-value-based method had been applied to all outstanding awards in each period.

-------------------------------------------------- ------------------------------------------------
                                                              Three months ended March 31,
-------------------------------------------------- ------------------------------------------------
                                                           2004                    2003
                                                           ----                    ----
-------------------------------------------------- ----------------------- ------------------------
 Net loss, as reported                                    ($3,653,678)             ($884,066)
-------------------------------------------------- ----------------------- ------------------------

 Add: Stock-based employee compensation
 expense (income) included in reported net loss               (43,991)               263,943
-------------------------------------------------- ----------------------- ------------------------

 Deduct:  Total stock-based employee
 compensation expense determined under fair
 value based method for all awards                             58,586                103,605
                                                               ------                -------
-------------------------------------------------- ----------------------- ------------------------

 Net loss, pro forma                                      ($3,756,255)             ($723,728)
                                                         ============             ==========
-------------------------------------------------- ----------------------- ------------------------

 Net loss per share:
-------------------------------------------------- ----------------------- ------------------------

 Basic and diluted, as reported                                ($0.05)                ($0.02)
                                                              =======                 ======
-------------------------------------------------- ----------------------- ------------------------

 Basic and diluted, pro forma                                  ($0.05)                ($0.02)
                                                              =======                =======
-------------------------------------------------- ----------------------- ------------------------

           The weighted average estimated fair value of the options granted in 2003 was $0.09, based on the Black-Scholes option-pricing model with the following assumptions: no dividends; risk-free interest rate of 3.00%; an expected life of 4 years and volatility of 75%. No options were granted in 2004.

NOTE 4. NET LOSS PER SHARE

           Net loss per share is computed based upon the weighted average number of common shares outstanding during the period.

o Net loss per share is based on the weighted average number of common shares outstanding with potential equivalent shares from stock options and warrants excluded from the computation because their effect is antidilutive. The Company had 9,919,636 stock options and 52,142,904 warrants outstanding to issue common stock at March 31, 2004, and 4,582,636 stock options and 2,758,109 warrants outstanding to issue common stock at March 31, 2003.

NOTE 5. COLLABORATION AGREEMENTS

           Under the terms of various license and collaborative research agreements with Albert Einstein College of Medicine ("AECOM") the Company is obligated to make semi-annual maintenance payments and quarterly funding payments. In addition, the agreements call for royalty and revenue sharing agreements upon the sale and/or license of products or technology. In March 2002, the Company renegotiated various terms of the AECOM agreements, and issued to AECOM 1,097,324 (post merger) shares of Common Stock in exchange for relief of $500,000 of various collaboration payments due. In addition, the modified agreement reduced and restructured future maintenance and funding payments.

           The Company had a collaborative research agreement with the University of British Columbia ("UBC") through June 2003. The Company agreed to fund a project at UBC for $233,140, of which $51,470 was funded by a Foundation with no affiliation to the Company. Additionally, the Company was obligated to fund patent costs arising from the project. The Company has the rights to the technology developed through this research agreement and would be responsible for certain milestone payments to UBC upon advancement of the technology through the various stages of the FDA approval process. This agreement can be extended by mutual agreement. As of March 31, 2004, the agreement has not been extended. In addition, the Company has an ongoing option agreement on a license agreement with UBC that obligates the Company to cover certain patent costs associated with the technology covered by the license agreement, which are recognized as expense when incurred.

           The Company has consulting agreements with its founding scientist at AECOM, which have terms through January, 2006, but in some instances, may be terminated at an earlier date by the Company. The Company also had a consulting agreement with a European researcher with financial commitments through March 2003.

           The Company entered into a licensing agreement in November, 1999 with AECOM. The license agreement allows the Company to sell and sublicense specified antibodies for cancer applications. Proceeds from any sales and/or sublicenses will be divided among the parties based on conditions set forth in the agreement.

           Future minimum payments, as of March 31, 2004, under the above agreements are as follows:

    Year ending December 31,       Collaborations         Consulting

            2004                     $200,000                 81,000
            2005                      375,000                108,000
            2006                      425,000                  9,000
            2007                      475,000                     --
            2008                      500,000                     --
                                   ----------              ---------
            Total                  $1,975,000               $198,000
                                   ==========              =========


           The Company is obligated to pay AECOM $500,000 each year after 2008 that the Agreements are still in effect. In addition, the Company is obligated to pay AECOM a percentage of all revenues received from selling and/or licensing any aspects of the Alzheimer's disease ("AD") technology. The Company can terminate the Agreements at any time with sixty days written notice, but would be required to reimburse AECOM for any salary obligations undertaken by AECOM for the research projects covered by the Agreements for up to one year from the termination date. o

NOTE 6.  FINANCING ACTIVITIES

           The Company completed an $8,000,000 private placement (net proceeds of $7,354,054) in February 2004. The private placement included accredited institutional investors and accredited individuals.

           The Company issued an aggregate of 32 million units priced at $0.25 per unit to investors. Each unit consists of one share of common stock of the Company and a five year warrant exercisable to purchase one share of common stock of the Company at an exercise price of $0.30. The warrants issued to investors are immediately exercisable.

           Pursuant to the terms of the Registration Rights Agreement entered into in connection with the transaction, within seven calendar days following the date that the Company files its Annual Report on Form 10-KSB, the Company was required to file, and did file, with the Securities and Exchange Commission (the "SEC") a registration statement under the Securities Act of 1933, as amended, covering the resale of all of the common stock purchased and the common stock underlying the warrants, including the common stock underlying the placement agents' warrants.

           The Registration Rights Agreement further provides that if a registration statement is not filed, or does not become effective, within 150 days from the closing date of the private placement, then in addition to any other rights the holders may have, the Company would be required to pay each holder an amount in cash, as liquidated damages, equal to 1.5% per month of the aggregate purchase price paid by such holder in the private placement for the common stock and warrants then held, prorated daily. The registration statement was filed within the allowed time, however has not yet been declared effective by the SEC. The Company has not yet been required to pay any liquidated damages in connection with the filing of the registration.

           In accordance with Emerging Issues Task Force (EITF) Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In a Company's Own Stock," the terms of the warrants and the transaction documents, the fair value of the warrants was accounted for as a liability, with an offsetting reduction to additional paid-in capital at the closing date (February 6, 2004). The warrant liability will be reclassified to equity when the registration statement becomes effective.

           The fair value of the warrants was estimated using the Black-Scholes option-pricing model with the following assumptions: no dividends; risk-free interest rate of 3.20%; the contractual life of 5 years and volatility of 75%. The fair value of the warrants was estimated to be $8,754,068 on the closing date of the transaction. The difference between the fair value of the warrants of $8,754,068 and the gross proceeds from the offering was classified as a non-operating expense in the Company's statement of operations, and included in "Gain on derivative instrument, net". The fair value of the warrants was then re-measured at March 31, 2004 and estimated to be $5,782,018 with the decrease in fair value due to the decrease in the market value of the Company's common stock. The decrease in fair value of the warrants of $2,972,050 from the transaction date to March 31, 2004 was recorded as non-operating income in the Company's statement of operations, and included in "Gain on derivative instrument, net".

           The Company paid the placement agent and its sub-agents $560,000 in cash as fees for services performed in conjunction with the private placement. The Company also incurred $85,946 in other legal and accounting fees. The Company also issued a five year warrant to purchase 3.2 million shares of common stock of the Company at an exercise price of $0.30 per share to the placement agent and its sub-agents in the private placement. The warrants issued to the placement agent are exercisable commencing on February 6, 2005. The fair value of the warrants was computed as $875,407 based on the Black-Scholes option-pricing model with the following assumptions: no dividends; risk-free interest rate of 3.20%; the contractual life of 5 years and volatility of 75%. The Company allocated $1,521,353 between issuance costs offsetting the liability for common stock warrants and equity based on a relative fair value allocation of the stock issued and warrants issued to the unit holders. As a result, the Company initially recorded $621,171 of issuance costs as an offset to the liability for common stock warrants related to these fund raising activities in the Company's consolidated balance sheet. The Company further recorded $21,171 of amortization expenses from these issue costs as "Costs of fund raising activities" in the statement of operations.

           The adjustments required by EITF Issue No. 00-19 were triggered by the terms of the Company's agreements for the private placement it completed in February 2004, specifically related to the potential penalties if the Company did not timely register the common stock underlying the warrants issued in the transaction. The adjustments for EITF Issue No. 00-19 had no impact on the Company's working capital, liquidity, or business operations.

           All of the warrants issued in the transaction provide a call right in favor of the Company to the extent that the price per share of the Company's common stock exceeds $1.00 per share for 20 consecutive trading days, subject to certain circumstances. The Company cannot exercise this call right until the effective date of the registration statement.

           Concurrent with the closing of the private placement, bridge investors, who had made loans to the Company over the past 18 months, agreed to convert the $2,610,179 of loans and unpaid interest into units on substantially the same terms as the investors in the private placement. The conversion terms accepted by the bridge investors were substantially different than the initial conversion terms of the bridge loans. As a result, the Company accounted for the change in conversion terms as a substantial modification of terms in accordance with EITF Issue No. 96-19, "Debtor's Accounting and Modification on Exchange of Debt Instruments". As a result, the Company recorded a $4,707,939 loss on debt extinguishment in the current quarter for the difference between the carrying value of the bridge loans on the date the conversion terms were modified ($2,610,179) and the fair value of the equity issued under the new conversion terms ($7,318,118). Upon conversion, the Company issued the bridge investors 10,440,714 shares of common stock and 11,484,788 warrants to purchase shares of common stock on the same terms as the unit holders. The fair value of the common stock was computed as $4,176,286 based on the closing price of the Company's stock on February 6, 2004. The fair value of the warrants was determined to be $3,141,832 using the Black-Scholes option-pricing model with the following assumptions: no dividends; risk-free interest rate of 3.20%; the contractual life of 5 years and volatility of 75%. Upon conversion, the $7,318,118 adjusted value of the bridge loans was reclassified as $26,102 of common stock and $7,292,016 of additional paid-in-capital.

           The Company intends to utilize the net proceeds of $7,354,054 to fund pivotal clinical trials for its cerebrospinal fluid (CSF) based diagnostic test for Alzheimer's disease (AD), complete development of a serum-based diagnostic test for AD, accelerate its therapeutic program, and meet working capital needs through December 31, 2005.

NOTE 7.  OTHER EQUITY TRANSACTIONS

           The Company issued 200,000 warrants to consultants in January 2004, in lieu of compensation. Compensation expense related to the issuance of these warrants was $42,705, and included in general and administrative expense in 2004. These warrants have an exercise price of $0.20 per share, and expire in January 2009.

           The Company issued 400,000 shares of common stock and 400,000 warrants to consultants in February 2004, in lieu of compensation. Consulting expense related to the issuance of the shares of common stock was $160,000 in 2004 based on the closing price of the Company's stock on the date of issuance. Compensation expense related to the issuance of the warrants was $109,426, and included in general and administrative expense in 2004. These warrants have an exercise price of $0.30 per share, and expire in February 2009.

           The Company issued 100,000 shares of common stock to consultants in February 2004, in lieu of compensation. Consulting expense related to the issuance of the shares of common stock was $40,000, and included in general and administrative expense in 2004.

NOTE 8.  RESTRUCTURING ACTIVITIES

           During the first quarter of 2004, the Company initiated a strategic plan to consolidate certain operations in an attempt to control operating costs. Specifically, the Company has decided to relocate and consolidate its operations in France to its facility in Vernon Hills, Illinois. In conjunction with these activities, the Company incurred costs of $88,860 in the first quarter of 2004. These costs were comprised of $80,328 for the termination and severance of the Company's one French employee and $8,532 of miscellaneous facility shut down costs. These costs were recorded as research and development expenses in the
Company's statement of operations. In addition, the Company terminated its month-to-month operating lease for its lab space in France. The lease cancellation did not impact the Company's financial statements. As of March 31, 2004, the Company had a liability remaining for these costs of $88,860, which is expected to be paid out within the next three months.

              INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REPORT


The Board of Directors

Applied NeuroSolutions, Inc.:

We have audited the accompanying consolidated balance sheets of Applied NeuroSolutions, Inc. and subsidiaries (a company in the development stage) (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity / (deficit), and cash flows for each of the years in the three year period ended December 31, 2003 and for the period from March 14, 1992 (date of inception) through December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Applied NeuroSolutions, Inc. and subsidiaries (a company in the development stage) as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2003 and for the period from March 14, 1992 (date of inception) through December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP
Chicago, Illinois

March 12, 2004

                          APPLIED NEUROSOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEETS

                                                                                DECEMBER 31,
                                                                       ----------------------------
                                                                            2003            2002
                                                                       ------------    ------------
Assets
Current assets:
   Cash and cash equivalents .......................................   $     72,765    $    202,877
   Accounts receivable .............................................         50,730         205,245
   Prepaids and other current assets ...............................         52,709          45,093
                                                                       ------------    ------------
      Total current assets .........................................        176,204         453,215
                                                                       ------------    ------------

Property and equipment:
   Equipment and leaseholds ........................................      2,084,143       2,064,005
   Accumulated depreciation ........................................     (2,063,247)     (2,054,641)
                                                                       ------------    ------------
      Net property and equipment ...................................         20,896           9,364
                                                                       ------------    ------------

Other assets:
   Deposits ........................................................         15,133          14,718
   Deferred financing costs ........................................          6,458              --
                                                                       ------------    ------------
      Total other assets ...........................................         21,591          14,718
                                                                       ------------    ------------

          Total assets .............................................   $    218,691    $    477,297
                                                                       ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY / (DEFICIT)
Current liabilities:
   Accounts payable ................................................   $    301,308    $    254,283
   Loans payable ...................................................      2,673,991       1,010,000
   Capital lease payable, current portion ..........................          3,736              --
   Deferred research agreement revenues ............................        275,000         200,000
   Accrued wages ...................................................        293,310         293,310
   Accrued collaborator payments ...................................        253,667         124,026
   Accrued consultant fees .........................................        235,100         121,800
   Other accrued expenses ..........................................        330,313         203,993
                                                                       ------------    ------------
      Total current liabilities ....................................      4,366,425       2,207,412
                                                                       ------------    ------------

Long term liabilities:
   Capital lease payable, net of current portion ...................          5,596              --
                                                                       ------------    ------------
      Total long term liabilities ..................................          5,596              --
                                                                       ------------    ------------


Stockholders' equity / (deficit):
   Preferred stock, par value $0.0025: authorized shares, 5,000,000;
      none issued and outstanding in 2003 and 2002 .................             --              --
   Common stock, par value $0.0025: authorized shares, 200,000,000 and 50,000,000; issued shares, 47,724,392 and outstanding
      shares, 47,701,098 in 2003 and 2002 ..........................        119,253         119,253
   Treasury stock ..................................................        (10,614)        (10,614)
   Additional paid in capital ......................................     31,530,189      30,651,984
   Deficit accumulated during the development stage ................    (35,792,158)    (32,490,738)
                                                                       ------------    ------------
   Total stockholders' equity / (deficit) ..........................     (4,153,330)     (1,730,115)
                                                                       ------------    ------------

          Total liabilities and stockholders' equity / (deficit) ...   $    218,691    $    477,297
                                                                       ============    ============

See accompanying notes to consolidated financial statements.

                          APPLIED NEUROSOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                Period from
                                                                                              March 14, 1992
                                                          YEAR ENDED DECEMBER 31,             (INCEPTION) TO
                                               --------------------------------------------     DECEMBER 31,
                                                   2003            2002            2001            2003
                                               ------------    ------------    ------------    ------------
Research agreement revenues ................   $         --    $         --    $         --    $    500,000
Grant revenues .............................             --              --              --         669,022
                                               ------------    ------------    ------------    ------------
      Total revenues .......................             --              --              --       1,169,022
                                               ------------    ------------    ------------    ------------

Operating expenses:
   Research and development ................      1,873,604       1,779,689       1,265,298      23,922,322
   General and administrative ..............      1,319,127       1,076,401         784,181       9,216,012
   Loss on impairment of intangible assets .             --              --              --         411,016
   Net writedown of leasehold improvements .             --              --              --       1,406,057
                                               ------------    ------------    ------------    ------------
      Total operating expenses .............      3,192,731       2,856,090       2,049,479      34,955,407
                                               ------------    ------------    ------------    ------------

Operating loss .............................     (3,192,731)     (2,856,090)     (2,049,479)    (33,786,385)
                                               ------------    ------------    ------------    ------------

Other (income) expense:
   Interest expense ........................        109,041          22,349         161,942         468,776
   Interest income .........................           (352)           (136)         (8,237)       (704,739)
   Amortization of debt discount ...........             --           7,379          82,823         272,837
   Beneficial conversion of debt to equity .             --          44,273         229,799         274,072
   Inducement of convertible debt ..........             --              --       1,631,107       1,631,107
   Other (income) expense ..................             --              --              --          63,720
                                               ------------    ------------    ------------    ------------
     Total other expense ...................        108,689          73,865       2,097,434       2,005,773
                                               ------------    ------------    ------------    ------------

Net loss ...................................     (3,301,420)     (2,929,955)     (4,146,913)    (35,792,158)

   Less: Fair value of induced preferred
     stock conversion ......................             --              --      (1,866,620)     (1,866,620)
                                               ------------    ------------    ------------    ------------
 Net loss attributable to common
     shareholders ..........................   $ (3,301,420)   $ (2,929,955)   $ (6,013,533)   $(37,658,788)
                                               ============   =============    ============    ============

Basic:
   Net loss attributable to common
     shareholders per share ................   $      (0.07)   $      (0.10)   $      (0.53)   $      (3.22)
   Weighted average shares .................     47,701,098      28,047,014      11,247,599      11,695,033

See accompanying notes to consolidated financial statements

                          APPLIED NEUROSOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY / (DEFICIT)
       FOR THE PERIOD FROM MARCH 14, 1992 (INCEPTION) TO DECEMBER 31, 2003

                                                                                                        DEFICIT
                                                                                                      ACCUMULATED         TOTAL
                                                                                       ADDITIONAL     DURING THE      STOCKHOLDERS'
                                                             COMMON      TREASURY       PAID IN       DEVELOPMENT        EQUITY
                                                SHARES        STOCK        STOCK        CAPITAL          STAGE          (DEFICIT)
                                              ----------    --------    -----------   ------------    ------------    -----------
Issuance of Common Stock ..................      372,682    $    932    $        --   $       (332)   $         --    $       600
Net loss ..................................           --          --             --             --        (922,746)      (922,746)
                                              ----------    --------    -----------   ------------    ------------    -----------
BALANCE AT DECEMBER 31, 1992 ..............      372,682         932             --           (332)       (922,746)      (922,146)
Issuance of Common Stock ..................      434,793       1,087             --           (387)             --            700
Issuance of Preferred Stock, subsequently
   converted to Common Stock ..............      165,936         415             --      1,201,750              --      1,202,165
Issuance of Preferred Stock, subsequently
   converted to Common Stock ..............      762,066       1,905             --      5,640,172              --      5,642,077
Issuance of Common Stock upon conversion of
   note and accrued interest ..............      368,322         921             --      2,964,005              --      2,964,926
Net loss ..................................           --          --             --             --      (4,875,845)    (4,875,845)
                                              ----------    --------    -----------   ------------    ------------    -----------
BALANCE AT DECEMBER 31, 1993 ..............    2,103,799       5,260             --      9,805,208      (5,798,591)     4,011,877
Issuance of Preferred Stock, subsequently
   converted to Common Stock ..............      533,020       1,333             --      4,006,404              --      4,007,737
Retirement of Common Stock ................       (1,887)         (5)            --        (13,663)             --        (13,668)
Net loss ..................................           --          --             --             --      (6,154,275)    (6,154,275)
                                              ----------    --------    -----------   ------------    ------------    -----------
BALANCE AT DECEMBER 31, 1994 ..............    2,634,932       6,588             --     13,797,949     (11,952,866)     1,851,671
Issuance of Preferred Stock, subsequently
   converted to Common Stock ..............      493,801       1,235             --        748,765              --        750,000
Issuance of Preferred Stock upon conversion
   of bridge loan and accrued interest,
   subsequently converted to Common Stock .      689,179       1,723             --      1,005,840              --      1,007,563
Net loss ..................................           --          --             --             --      (2,191,159)    (2,191,159)
                                              ----------    --------    -----------   ------------    ------------    -----------
BALANCE AT DECEMBER 31, 1995 ..............    3,817,912       9,546             --     15,552,554     (14,144,025)     1,418,075
Issuance of Preferred Stock, subsequently
   converted to Common Stock ..............    4,957,145      12,393             --      6,864,881              --      6,877,274
Issuance of Common Stock ..................       31,802          80             --         96,524              --         96,604
Net loss ..................................           --          --             --             --      (2,591,939)    (2,591,939)
                                              ----------    --------    -----------   ------------    ------------    -----------
BALANCE AT DECEMBER 31, 1996 ..............    8,806,859      22,019             --     22,513,959     (16,735,964)     5,800,014

Issuance of Common Stock in connection with
   acquisition of intangible assets .......      131,682         329             --        399,671              --        400,000
Net loss ..................................           --          --             --             --      (2,040,092)    (2,040,092)
                                              ----------    --------    -----------   ------------    ------------    -----------
BALANCE AT DECEMBER 31, 1997 ..............    8,938,541      22,348             --     22,913,630     (18,776,056)     4,159,922
Net loss ..................................           --          --             --             --      (2,549,920)    (2,549,920)
                                              ----------    --------    -----------   ------------    ------------    -----------
BALANCE AT DECEMBER 31, 1998 ..............    8,938,541      22,348             --     22,913,630     (21,325,976)     1,610,002
Net loss ..................................           --          --             --             --      (1,692,356)    (1,692,356)
                                              ----------    --------    -----------   ------------    ------------    -----------
BALANCE AT DECEMBER 31, 1999 ..............    8,938,541      22,348             --     22,913,630     (23,018,332)       (82,354)
Issuance of Preferred Stock, subsequently
   converted to Common Stock ..............    1,466,495       3,666             --        983,614              --        987,280
Issuance of warrants to purchase shares of
   Common Stock ...........................           --          --             --         83,406              --         83,406

                                                                                                       DEFICIT
                                                                                                      ACCUMULATED         TOTAL
                                                                                       ADDITIONAL     DURING THE      STOCKHOLDERS'
                                                             COMMON      TREASURY       PAID IN       DEVELOPMENT        EQUITY
                                                SHARES        STOCK        STOCK        CAPITAL          STAGE          (DEFICIT)
                                              ----------    --------    -----------   ------------    ------------    -----------
Extension of warrants to purchase shares
   of Common Stock ........................           --          --             --        154,685              --        154,685
Stock options granted to non-employees ....           --          --             --        315,976              --        315,976
Net loss ..................................           --          --             --             --      (2,395,538)    (2,395,538)
                                              ----------    --------    -----------   ------------    ------------    -----------
BALANCE AT DECEMBER 31, 2000 ..............   10,405,036      26,014             --     24,451,311     (25,413,870)      (936,545)
Issuance of Common Stock upon conversion of
   bridge loans and accrued interest           4,474,649      11,185             --      2,027,696              --      2,038,881
Issuance of Common Stock ..................      580,726       1,452             --        211,048              --        212,500
Stock options granted to non-employees ....           --          --             --         77,344              --         77,344
Issuance of warrants to purchase shares of
   Common Stock ...........................           --          --             --         27,367              --         27,367
Stock options reissued to adjust exercise
   term ...................................           --          --             --         64,033              --         64,033
Beneficial conversion feature of
   convertible debt .......................           --          --             --        229,799              --        229,799
Induced conversion of convertible debt ....           --          --             --      1,631,107              --      1,631,107
Net loss ..................................           --          --             --             --      (4,146,913)    (4,146,913)
                                              ----------    --------    -----------   ------------    ------------    -----------
BALANCE AT DECEMBER 31, 2001 ..............   15,460,411      38,651             --     28,719,705     (29,560,783)      (802,427)
Issuance of Common Stock upon conversion of
   bridge loans, accrued interest, other
   payables and as payment for services        7,201,971      18,005             --      1,792,878              --      1,810,883
Issuance of Common Stock upon conversion of
   warrants ...............................      156,859         392             --         35,536              --         35,928
Stock options granted to non-employees ....           --          --             --          6,136              --          6,136
Repurchase of Common Stock ................      (23,294)       (58)        (10,614)            58              --        (10,614)
Merger between the Company and Molecular
   Geriatrics Corporation .................   24,905,151      62,263             --        (62,263)             --             --
Issuance of warrants to purchase shares of
   Common Stock ...........................           --          --             --        159,934              --        159,934
Net loss ..................................           --          --             --             --      (2,929,955)    (2,929,955)
                                              ----------    --------    -----------   ------------    ------------    -----------
BALANCE AT DECEMBER 31, 2002 ..............   47,701,098     119,253        (10,614)    30,651,984     (32,490,738)    (1,730,115)
Variable accounting for stock options .....           --          --             --        604,100              --        604,100
Stock options granted to non-employees ....           --          --             --         80,975              --         80,975
Issuance of warrants to purchase shares of
   common stock ...........................           --          --             --        193,130              --        193,130
Net loss ..................................           --          --             --             --      (3,301,420)    (3,301,420)
                                              ----------    --------    -----------   ------------    ------------    -----------
BALANCE AT DECEMBER 31, 2003 ..............   47,701,098    $119,253    $   (10,614)  $ 31,530,189    $(35,792,158)   $(4,153,330)
                                              ==========    ========    ===========   ============    ============    ===========

      See accompanying notes to consolidated financial statements

                          APPLIED NEUROSOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                    PERIOD FROM
                                                                                                  MARCH 14, 1992
                                                                YEAR ENDED DECEMBER 31,           (INCEPTION) TO
                                                      -----------------------------------------     DECEMBER 31,
                                                          2003           2002           2001           2003
                                                      -----------    -----------    -----------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss .......................................   $(3,301,420)   $(2,929,955)   $(4,146,913)   $(35,792,158)
   Adjustments to reconcile net loss to net cash
      used in operating activities:
      Depreciation and amortization ...............         8,606         18,648         42,737       2,548,340
      Non-cash expense for warrant and option
         issuance to non-employees ................       311,791        201,806        141,377       1,153,585
      Non-cash expense for equity compensation
         to employees and directors ...............       566,414        264,423             --         830,837
      Non-cash interest expense ...................            --          7,379         82,823          90,202
      Amortization of deferred financing costscosts       104,542             --             --         104,542
      Non-cash expense for beneficial conversion
         of debt ..................................            --         44,273        229,799         274,072
      Non cash expense for induced conversion
         of debt ..................................            --             --      1,631,107       1,631,107
      Amortization of intangible assets ...........            --             --             --         328,812
      Loss on writedown of leasehold
         Improvements .............................            --             --             --       1,406,057
      Loss on impairment of intangible assets .....            --             --             --         411,016
      Gain on sale of equipment ...................            --             --             --            (250)
      Issuance of common stock for services .......            --        635,000        156,454         791,454
   Changes in assets and liabilities:
      Accounts receivable .........................       154,515       (202,785)          (660)        152,560
      Prepaids and other assets ...................        (8,031)       (45,093)       250,800         (53,124)
      Accounts payable ............................        47,025        (79,732)       243,388         397,912
      Deferred research reimbursement revenues ....        75,000        200,000             --         275,000
      Accrued wages ...............................            --         15,185        143,125         293,310
      Accrued collaborator payments ...............       129,641        118,988          5,038         253,667
      Accrued consultant fees .....................       113,300        105,600         16,200         235,100
      Other accrued expenses ......................       126,320         60,982         77,746         361,120
                                                      -----------    -----------    -----------    ------------
Net cash used in operating activities .............    (1,672,297)    (1,585,281)    (1,126,979)    (24,306,839)
                                                      -----------    -----------    -----------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Acquisition of investment securities ........            --             --             --      (9,138,407)
      Redemption of investment securities .........            --             --             --       9,138,407
      Acquisition of intangible assets ............            --             --             --        (339,829)
      Acquisition of equipment and
         leasehold improvements ...................        (8,372)            --         (1,508)     (3,961,156)
                                                      -----------    -----------    -----------    ------------
Net cash used in investing activities .............        (8,372)            --         (1,508)     (4,300,985)
                                                      -----------    -----------    -----------    ------------


CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Preferred Stock .........            --             --             --      12,193,559
Proceeds from issuance of Common Stock ............            --        745,000        212,500      11,616,977
Deferred financing costs incurred .................      (111,000)            --             --        (111,000)
Advances from director and shareholders ...........       200,000             --             --         320,000
Repayments of capital lease payable ...............        (2,434)            --             --          (2,434)
Proceeds from issuance of promissory loans
   payable ........................................     1,463,991      1,010,000      1,024,500       4,438,491
Net proceeds of notes payable .....................            --             --       (250,800)             --
Payments to repurchase Common Stock ...............            --        (10,614)            --         (10,614)
Payments received on employee stock purchase notes
   receivable .....................................            --             --             --         235,610
                                                      -----------    -----------    -----------    ------------
Net cash provided by financing activities .........     1,550,557      1,744,386        986,200      28,680,589
                                                      -----------    -----------    -----------    ------------

Net increase (decrease) in cash ...................      (130,112)       159,105       (142,287)         72,765

Cash beginning of period ..........................       202,877         43,772        186,059              --

Cash end of period ................................   $    72,765    $   202,877    $    43,772    $     72,765
                                                      ===========    ===========    ===========    ============

      SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest ............................   $     1,295    $     1,706    $     2,242    $     40,232
                                                      ===========    ===========    ===========    ============

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
   FINANCING ACTIVITIES:

Issuance of stock for prior services ..............   $        --    $   115,000    $    97,236    $  4,149,521
                                                      ===========    ===========    ===========    ============
Intangible assets acquired in exchange for stock ..   $        --    $        --    $        --    $    400,000
                                                      ===========    ===========    ===========    ============
Equipment acquired under capital lease ............   $    11,766    $        --    $        --    $     11,766
                                                      ===========    ===========    ===========    ============

See accompanying notes to consolidated financial statements.

                          APPLIED NEUROSOLUTIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Note 1 - Organization and Summary of Significant Accounting Policies


      (a) Organization and Basis of Presentation

      In October 2003, the Company's shareholders approved amending the Company's Certificate of Incorporation to change the corporate name from Hemoxymed, Inc. to Applied NeuroSolutions, Inc. The name change became effective on October 30, 2003. Applied NeuroSolutions, Inc. ("APNS" or the "Company") is a development stage biopharmaceutical company with two wholly-owned operating subsidiaries. One of the wholly-owned operating subsidiaries is Molecular Geriatrics Corporation ("MGC"), a development stage biopharmaceutical company incorporated in November 1991, with operations commencing in March 1992, to develop diagnostics to detect, and therapeutics to treat, Alzheimer's disease ("AD").

      The other wholly-owned operating subsidiary is Hemoxymed Europe, SAS, a development stage biopharmaceutical company incorporated in February 1995 to develop therapies aimed at improving tissue oxygenation by increasing oxygen release from hemoglobin to provide therapeutic value to patients with serious, although unmet or underserved, medical needs (the "Hemoxygenation technology"). The Company is in the process of dissolving these two subsidiaries.

      On September 10, 2002, the Company established a strategic alliance through the closing of its merger (the "Merger") with MGC. Under the terms of the Merger, the Company acquired all of MGC's outstanding common stock, options and warrants from MGC holders in exchange for the Company's issuance and delivery to MGC shareholders, option holders and warrant holders of approximately 22,800,000 new, unregistered shares of the Company's common stock plus options and warrants to purchase approximately 4,830,000 shares of the Company's common stock. Immediately following the closing, the Company had approximately 47,700,000 shares of common stock issued and outstanding plus options and warrants to purchase approximately 7,400,000 shares of common stock, of which former Company and former MGC holders each owned approximately 50%, on a fully diluted basis. The Merger Agreement further provided that the management team and Board of Directors of MGC took over control of the merged company. The transaction was tax-free to the shareholders of both companies.

      This transaction has been accounted for as a reverse merger. For financial reporting purposes, MGC is continuing as the primary operating entity under the Company's name, and its historical financial statements have replaced those of the Company. Thus, all financial information prior to the Merger date is the financial information of MGC only.

      The consolidated financial statements have been prepared in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises," which requires development stage companies to employ the same accounting principles as operating companies.

      Since the merger, the Company has focused most of its efforts and resources toward the development of its AD technologies. At this time, the Company is not anticipating committing any significant resources to its Hemoxygenation technology.

      The Company is subject to risks and uncertainties common to small cap biotech companies, including competition from larger, well capitalized entities, patent protection issues, availability of funding and government regulations. The Company raised $8,000,000 ($7,340,000 proceeds, net of commissions and legal fees) in February 2004 to advance its various programs, including clinical development of its most advanced programs (the "offering").

      (b) Principles of Consolidation

      The consolidated  financial statements include the accounts of the Company
and  its  subsidiaries,   MGC  and  Hemoxymed   Europe,   SAS.  All  significant
intercompany balances and transactions have been eliminated.

      (c) Liquidity

      The Company has experienced losses since inception and had a negative working capital balance at December 31, 2003 in addition to incurring cash outflows from operating activities for the last three years as well as since inception. The Company expects to incur substantial additional research and development costs and future losses prior to reaching profitability. These matters have raised substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time. The Company's ability to continue as a going concern is dependent on obtaining adequate funding and ultimately achieving profitable operations. As discussed in note 11, the Company raised an additional $8,000,000 ($7,340,000 proceeds, net of commissions and legal fees) in February 2004 as a result of an issuance of equity securities in a private placement. In the opinion of management, this funding appears adequate to fund operations through December 31, 2005, and has alleviated the substantial doubt about the Company's ability to continue as a going concern that existed at APNS as of December 31, 2003. However, in the future, the Company may have to seek alternative sources of capital or reevaluate its operating plans, which may include cessation of its operations, if it is unable to generate sufficient cash flows from operations. There is no assurance that additional funding will be available for the Company to finance its operations on acceptable terms, or at all.

      (d) Cash Equivalents

      The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains cash at financial institutions from time to time in excess of the Federal Depository Insurance Corporation (FDIC) insured limit.

      (e) Revenue Recognition

      The Company generates revenues from research agreements and grants and recognizes these revenues when earned. Grant revenues represent funds received from certain government agencies for costs expended to further research on the subject of the grant. For arrangements that contain multiple deliverables, the Company separates the deliverables into separate accounting units if they meet all of the following: a) the delivered items have stand-alone value to the customer; b) the fair value of any undelivered items can be reliably determined; and c) if the arrangement includes a general right of return, delivery of the undelivered items is probable and substantially controlled by the seller. Deliverables that do not meet these criteria are combined with one or more other deliverables into one accounting unit. Revenue from each accounting unit is recognized based on the applicable accounting literature, primarily Staff Accounting Bulletin No. 104 (SAB 104), "Revenue Recognition".

      (f) Equipment and Leasehold Improvements

      Equipment and leasehold improvements are recorded at cost. Depreciation of equipment is calculated using accelerated methods over their useful lives, approximating five to seven years. Amortization of leasehold improvements is provided on the straight-line method over the lesser of the assets's remaining useful life or the remaining lease term.

      (g) Research and Development

      All research and development costs are expensed as incurred and include salaries of, and expenses related to, employees and consultants who conduct research and development. The Company has entered into arrangements whereby the Company will obtain research reimbursements in the form of funds received to partially reimburse the Company for costs expended. For the years ended December 31, 2003, 2002 and 2001, the Company has recorded reimbursements of $112,494, $52,638 and $15,113 against research and development expense, respectively.

      (h) Income Taxes

      Under the asset and liability method of SFAS No. 109, Accounting for Income Taxes, the Company's deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. A valuation allowance is recorded for the portion of the deferred tax assets that are not expected to be realized based on the levels of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible.

      (i) Stock Option Plan

      The Company applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. FASB Statement No. 123, Accounting for Stock-Based Compensation (SFAS No. 123) and FASB Statement No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As permitted by existing accounting standards, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of Statement No. 123, as amended. The following table illustrates the effect on net income if the fair-value-based method had been applied to all outstanding and unvested awards in each period.

                                                                                 Year ended December 31,
                                                                           2003           2002           2001
                                                                       -----------    -----------    -----------
Net loss:
   Net loss attributable to common shareholders, as reported           $(3,301,420)   $(2,929,955)   $(6,013,533)
   Add stock-based employee compensation expense
      included in reported net loss, net of tax                            566,414        264,423             --
   Deduct total stock-based employee compensation
      expense determined under fair-value-based
      method for all awards, net of tax                                   (696,136)      (479,095)      (559,064)
                                                                       -----------    -----------    -----------
        Pro forma net loss attributable to common shareholders         $(3,431,142)   $(3,144,627)   $(6,572,597)
                                                                       ===========    ===========    ===========

Basic net loss attributable to common shareholders per common share:

   As reported                                                         $     (0.07)   $     (0.10)   $     (0.53)
   Pro forma                                                           $     (0.07)   $     (0.12)   $     (0.58)

      The weighted average  estimated fair value of the options granted in 2003,
2002  and  2001  was  $0.09,  $0.09  and  $0.17,  respectively,   based  on  the
Black-Scholes valuation model using the following assumptions:

                                               2003    2002 and 2001
                                              ------   -------------

            Risk-free interest rate            3.00%           3.75%
            Dividend yield                     0.00%           0.00%
            Expected volatility               75.00%          75.00%
            Expected life in years, average       4               4

      From time to time, the Company has issued equity awards to non-employees. In these instances, the Company applies the provisions of SFAS No. 123 and EITF No. 96-18 "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" which results in the recognition of expense related to these awards over the vesting or service period of an amount equal to the estimated fair value of these awards at their respective measurement dates.

For its fixed awards with pro-rata vesting provisions, the Company calculates any compensation expense recorded in the consolidated financial statements or included in the pro-forma net loss required by the disclosure only provisions of SFAS No. 123 on a straight-line basis.

      (j) Use of Estimates

      Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period, to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

      (k) Computation of Net Loss Attributable to Common Shareholder per Share

      Net loss attributable to common shareholder per share is computed based upon the weighted average number of common shares outstanding during the period as if the exchange of common shares in the merger between the Company and MGC was in effect at the beginning of all periods presented.

      For each period, net loss attributable to common shareholder per share is computed based on the weighted average number of common shares outstanding with potential equivalent shares from all stock options, warrants and convertible investor bridge loans excluded from the computation because their effect is antidilutive. The Company had 9,919,636 stock options and 4,858,109 warrants outstanding to issue common stock at December 31, 2003. In addition, the Company had $2,595,331 of convertible investor bridge loans, including accrued interest, at December 31, 2003 that converted to 10,381,324 shares of common stock and 11,419,460 warrants based on the February 2004 conversion price. The Company had 4,582,636 stock options and 2,758,109 warrants outstanding to issue common stock at December 31, 2002. In addition, the Company had $1,023,594 of convertible investor bridge loans, including accrued interest, at December 31, 2002 that converted to 4,094,376 shares of common stock and 4,503,820 warrants based on the February 2004 conversion price. The Company had 4,174,628 stock options and 220,945 warrants outstanding to issue common stock at December 31, 2001. The Company had no convertible investor bridge loans at December 31, 2001 that could convert to shares of common stock. The year ended December 31, 2003 also included a $1,866,620 impact from the induced preferred stock conversion.

      (l) Fair Value of Financial Instruments

      The Company's financial instruments include cash equivalents, accounts receivable, accounts payable, loans payable, and other accrued expenses. The carrying value of these financial instruments approximate their fair values due to the nature and short-term maturity of these instruments.

      (m) Reclassifications

      Certain  amounts from prior year  consolidated  financial  statements  and
related   notes  have  been   reclassified   to  conform  to  the  current  year
presentation.

      (n) Recent Accounting Pronouncements


      In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness to Others. This interpretation expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under guarantee. In general, FIN 45 applies to contracts or indemnification agreements that contingently require that the guarantor make payments to the guaranteed party. The disclosure requirements of FIN 45 were effective as of December 31, 2002, and required disclosure of the nature of the guarantee, the maximum potential amount of future payments that the guarantor could be required to make under the guarantee, and the current amount of the liability, if any, for the guarantor's obligations under the guarantee. The recognition requirements of FIN 45 are to be applied prospectively to guarantees issued or modified after December 31,
2002. The Company has disclosed all guarantee arrangements within the accompanying consolidated financial statements and concluded that there are no additional liability recognition requirements.

      In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities to provide new guidance with respect to the consolidation of certain previously unconsolidated entities, including special purpose entities. In October 2003, the FASB issued a Staff Position deferring the effective date of the Interpretation for all public entities until the first interim or annual period ending after December 31, 2003. The Company does not believe that adoption of this Interpretation will have a material effect on its consolidated financial position or results of operations.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The Statement also includes required disclosures for financial instruments within its scope. For the Company, the Statement was effective for instruments entered into or modified after May 31, 2003 and otherwise will be effective as of January 1, 2004, except for mandatorily redeemable financial instruments. For certain mandatorily redeemable financial instruments, the Statement will be effective for the Company on January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatorily redeemable financial instruments. The Company currently does not have any financial instruments that are within the scope of this Statement and does not expect the adoption of the remaining provisions of SFAS 150 to have a significant impact on the Company's financial position or results of operations.

      In May 2003, the FASB finalized the terms of EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, which provides criteria governing how to identify whether goods or services that are to be delivered separately in a bundled sales arrangement should be accounted for separately. Deliverables are accounted for separately if they meet all of the following: a) the delivered items have stand-alone value to the customer; b) the fair value of any undelivered items can be reliably determined; and c) if the arrangement includes a general right of return, delivery of the undelivered items is probable and substantially controlled by the seller. Deliverables that do not meet these criteria are combined with one or more other deliverables. The Company adopted EITF 00-21 as of June 15, 2003 and now assesses all revenue arrangements against the criteria set forth in EITF 00-21. This impacts the timing of revenue recognition in the current and future periods and could have a material impact on the consolidated financial statements in the future.

NOTE 2 - PROPERTY AND EQUIPMENT

      Property and equipment consist of the following:

                                          December 31, 2003    December 31, 2002
                                          -----------------    -----------------

      Equipment                             $ 1,987,764          $ 1,979,392
      Equipment held under capital lease         11,766                   --
      Leasehold improvements                     84,613               84,613
                                            -----------          -----------
                                              2,084,143            2,064,005
      Less accumulated depreciation
         and amortization                    (2,063,247)          (2,054,641)
                                            -----------          -----------

                                            $    20,896          $     9,364
                                            ===========          ===========

      Depreciation and amortization expense amounted to $8,606, $18,648, and $42,737 for the years ended December 31, 2003, 2002, and 2001 respectively.

NOTE 3 - WARRANTS

      The Company issued warrants to investors in conjunction with funds raised in December 1995. These warrants had an original expiration date of December 2000. During 2000, these warrants were extended until December 2001. Compensation expense related to this extension was $154,685 in 2000. These warrants expired, unexercised, in December 2001.

      The Company issued warrants to investors in conjunction with funds raised in August through November 2000. Compensation expense related to the issuance of these warrants was $83,406 in 2000. These warrants were converted to shares of Common Stock in the 2001 Recapitalization (see note 4).

      The Company issued warrants to investors in conjunction with funds raised in February through December 2001. Compensation expense related to the issuance of these warrants was $27,367 in 2001. The majority of these warrants were converted to shares of Common Stock in the 2001 Recapitalization (see note 4). Total compensation expense of $351,811 was recognized upon the conversion of all the warrants in 2002. Of these warrants, 220,945 remain outstanding at December 31, 2003, with an exercise price of $0.15 per share. These warrants expire in December 2006.

      The Company, in September 2002 prior to the Merger date, issued 1,737,164 warrants to previous investors in the Company. These warrants have an exercise price of $0.0001 per share, and expire in September 2007.

      The Company issued 800,000 warrants, in September 2002, to an entity controlled by the two largest shareholders of Hemoxymed (prior to the Merger), in lieu of compensation. Compensation expense related to the issuance of these warrants was $159,934 in 2002. These warrants have an exercise price of $0.20 per share, and expire in September 2007.

      The Company issued 850,000 warrants to consultants in September 2003, in lieu of compensation. Compensation expense related to the issuance of these warrants was $74,077 in 2003. These warrants have an exercise price of $0.20 per share, and expire in September 2008.

      The Company issued 1,250,000 warrants to a board member and a non-employee in September 2003, in lieu of compensation for fundraising. Compensation expense related to the issuance of these warrants was $119,053 in 2003. These warrants have an exercise price of $0.15 per share, and expire in September 2008.

      As of December 31, 2003, the Company has reserved 4,858,109 shares of Common Stock for the exercise and conversion of the warrants described above.

NOTE 4 - STOCKHOLDERS' EQUITY

      The stockholders' equity information presented in these financial statements reflects the retroactive recognition of the effects of the Merger (see Note 1), and of the two recapitalizations of the Company's capital structure, the "1996 Recapitalization", which became effective in March, 1996 and the "2001 Recapitalization", which became effective in November, 2001. The 1996 Recapitalization consisted of (i) the conversion of each share of outstanding Series A Convertible Preferred Stock and Series B Convertible
Preferred Stock of the Company into one share of Common Stock, (ii) a 1.0-for-10.6 reverse split of the outstanding shares of Common Stock, and (iii) a reduction in the number of authorized shares of Common Stock and Preferred Stock from 50,000,000 to 20,000,000 and 35,000,000 to 15,000,000, respectively.
The 2001 Recapitalization consisted of (i) the conversion of each share of outstanding Series C Convertible Preferred Stock of the Company into two shares of Common Stock, (ii) the conversion of each share of outstanding Series D Convertible Preferred Stock of the Company into three and one-third shares of Common Stock, (iii) the conversion of convertible debt plus accrued interest into five shares of Common Stock for each $1.50 of convertible debt, and (iv) an increase in the number of authorized shares of Common Stock from 20,000,000 to 50,000,000.

      Pursuant to the terms of the General Corporation Law of the State of Delaware, the Company's Restated Certificate of Incorporation and the Certificates of Designation of the Series C and Series D Convertible Preferred Stock, the increase in authorized shares in the 2001 Recapitalization was approved by the consent of a majority of the aggregate voting power of the holders of the outstanding Common Stock and the Series C and Series D Convertible Preferred Stock. The conversion of the Series C and Series D Convertible Preferred Stock was approved by a majority of the respective holders of such shares voting separately as a class. The conversion of the convertible debt was approved by the individual debt holder.

      In conjunction with the Merger, each outstanding share of MGC Common Stock was exchanged for .658394 shares of APNS Common Stock and each outstanding MGC warrant and stock option was exchanged for .658394 APNS warrant and stock option.

      In December 2002, the Board of Directors approved an increase in the number of authorized shares from 50,000,000 to 205,000,000; consisting of 200,000,000 Common Shares and 5,000,000 Preferred Shares. Shareholder approval for this increase was obtained in 2003.

      In the Consolidated Statements of Stockholders' Equity / (Deficit), the Company has elected to present each issuance of Preferred Stock, which was subsequently converted to Common Stock, as Common Stock as of the date of each issuance of Preferred Stock.

      Original Issuances of Preferred Stock

      In July 1993, the Company issued 2,671,478 shares of Series A Convertible Preferred Stock ("Series A"). These shares were subsequently converted to 165,936 shares of Common Stock.

      In September through December 1993, the Company issued 12,269,000 shares of Series B Convertible Preferred Stock ("Series B"). These shares were subsequently converted to 762,066 shares of Common Stock.

      In March through May 1994, the Company issued  8,581,400  shares of Series
B. These shares were subsequently converted to 533,020 shares of Common Stock.

      In  December   1995,  the  Company  issued  375,000  shares  of  Series  C
Convertible Preferred Stock ("Series C"). These shares were subsequently converted to 493,801 shares of Common Stock.

      In December 1995, the Company issued 523,371 shares of Series C. These shares were subsequently converted to 689,179 shares of Common Stock.

      In March through July 1996, the Company issued  3,764,550 shares of Series
C. These shares were subsequently converted to 4,957,145 shares of Common Stock.

      In January through May 2000, the Company issued 668,202 shares of Series D Convertible Preferred Stock ("Series D"). These shares were subsequently converted to 1,466,495 shares of Common Stock.

      Current Issuances of Common Stock

      In November 2001, as part of the 2001 Recapitalization, $2,038,881 of convertible debt, including accrued interest, was converted to 4,474,649 shares of Common Stock.

      In January through June 2002, the Company issued 3,846,692 shares of common stock through a private placement, and upon conversion of bridge loans, plus accrued interest.

      In June 2002, the Company issued 3,355,279 shares of Common Stock to Company officers, consultants and vendors in exchange for a reduction of $750,000 of amounts due.

      In June 2002, the Company issued 156,859 shares of Common Stock to certain warrant holders in exchange for the conversion of 650,139 warrants.

      In September 2002, the Company repurchased 23,294 shares of Common Stock.

      In September 2002, certain shareholders of a predecessor of the Company were issued, in exchange for past services, 1,737,164 five-year warrants exercisable at $0.0001 to purchase shares of Common Stock.

      In September 2002, an entity controlled by the two largest shareholders of the Company prior to the merger were issued, in lieu of compensation, 800,000 five year warrants exercisable at $0.20 to purchase shares of Common Stock. Expense of $159,934 was included in general and administrative expense for the issuance of these warrants.

      In September 2003, a director of the Company and an advisor were issued, in lieu of compensation for fund raising activities, 1,250,000 five-year warrants exercisable at $0.15 to purchase shares of Common Stock. Expense of $119,053 was included in general and administrative expenses for the issuance of these warrants.

      In September 2003, two entities were issued, in lieu of compensation, 850,000 five-year warrants exercisable at $0.20 to purchase shares of Common Stock. Expense of $74,077 was included in general and administrative expenses for the issuance of these warrants.

      In the event of any liquidation, dissolution or winding up of the affairs of the Company, either voluntary or involuntary, the holders of Preferred Stock are entitled to receive a liquidation preference, adjusted for combinations, consolidations, stock splits or certain issuances of Common Stock. After payment has been made to the holders of Preferred Stock of the full amounts to which they shall be entitled, the holders of the Common Stock shall be entitled to receive ratably, on a per share basis, the remaining assets. As of December 31, 2003, no Preferred Stock is outstanding. The Company has reserved 4,858,109 shares of Common Stock for the exercise and conversion of the warrants described above. Warrants were issued in connection with the initial public offering of APNS's predecessor in May 1998. These warrants expired, unexercised in May 2003.

      Approximately 23,000,000 shares held by former Molecular Geriatrics Corporation ("MGC") shareholders are deemed to be restricted securities within the meaning of Rule 144 promulgated pursuant to the Securities Act, and may be publicly sold only if registered under the Securities Act or sold pursuant to exemptions therefrom. These shares are eligible for public sale in accordance with the requirements of Rule 144, as amended, subject to certain restrictions through September 2004.

NOTE 5 - STOCK OPTION PLAN

      As of December 31, 2002, the Board of Directors approved the Hemoxymed, Inc. (now called Applied NeuroSolutions, Inc.) Stock Option Plan. This plan is identical to the MGC pre-merger plan (discussed below), with an increase in the number of options in the plan to 12,000,000. Shareholder approval was obtained in 2003.

      In conjunction with the Merger in September 2002, each outstanding MGC stock option was exchanged for .658394 APNS stock options.

      In April, 2001, management issued non-qualifying stock options to two former employees to replace the incentive stock options previously granted. All terms of these options remained the same. Compensation expense of $64,033 was recorded to reflect the fair value of these options.

      In April, 2001, the Board of Directors granted 13,168 options to a non-employee exercisable at $1.50 per share which vest monthly over a twenty-four month period. Compensation expense of $24,170 was recorded to reflect the fair value of these options.

      In July, 2001, the Board of Directors granted 6,584 options to an employee exercisable at $1.50 per share which vest one-fourth per year beginning July, 2002. These options were forfeited during 2002. In November, 2001, the Board of Directors granted 2,050,904 options exercisable at $0.30 per share which vest one-fourth immediately and one-fourth per year beginning November, 2002. Non-employees were granted 144,847 of these options, which were vested immediately. Compensation expense of $53,174 was recorded to reflect the fair value of options issued to non-employees.

      In June, 2002, the Board of Directors granted 434,172 options exercisable at $0.15 per share which vest one-fourth immediately and one-fourth per year beginning in June, 2003. Non-employees were granted 33,430 of these options. Compensation expense of $6,136 was recorded to reflect the fair value of options issued to non-employees.

      In June, 2002, the Board of Directors approved adjusting the exercise price of 4,399,052 options to $0.15 per share. This changed the accounting treatment for these stock options to variable accounting until they are
exercised.   For  the  year  ended  December  31,  2003,  the  Company  recorded compensation expense under variable accounting equal to $604,100 related to these modified options. For the year ended December 31, 2002 no compensation expense had been recorded related to these modified options as the Company's stock price was below $0.15 as of December 31, 2002.

      In September, 2003, the Board of Directors granted 5,337,000 options exercisable at $0.15 per share which vest one-fourth immediately and one-fourth per year beginning in September, 2004. Non-employees were granted 752,000 of these options. Compensation expense of $80,975 was recorded to reflect the fair value of options issued to non-employees.

      As of December 31, 2003, 9,919,636 options were outstanding (5,192,750 were fully vested and exercisable) at prices ranging from $0.15 to $5.30 per share.


      A summary of the status of the Company's stock option plan as of and for the years ended December 31, 2003, 2002 and 2001, and changes in, is presented below for all stock options issued to employees, directors and non-employees:


                                 2003                           2002                            2001
                     --------------------------    ----------------------------     ----------------------------
                                Weighted-Average                Weighted-Average                  Weighted-Average
                      Options    Exercise Price      Options     Exercise Price       Options     Exercise Price
                     ---------   --------------    ----------    --------------     ----------    --------------
Outstanding at
beginning of year    4,582,636            $0.24     4,174,628             $0.90      2,117,140             $1.48
Granted              5,337,000              .15       434,172               .15      2,070,656               .31
Reduction in
exercise price              --               --            --              (.59)            --                --
Exercised                   --               --            --                --             --                --
Forfeited                   --               --       (26,164)              .15        (13,168)             1.50
                     ---------   --------------    ----------    --------------     ----------    --------------
Outstanding at
end of year          9,919,636            $0.19     4,582,636             $0.24      4,174,628             $0.90
                     =========   ==============    ==========    ==============     ==========    ==============
Options
exercisable at
end of year          5,192,750                      2,995,720                       2,128,796
                     =========                     ==========                       ==========


                             December 31, 2003
       -----------------------------------------------------------------
                   Number             Weighted-Avg.      Number
       Exercise    Outstanding at     Remaining          Exercisable at
       Price       Dec. 31, 2003      Contractual Life   Dec. 31, 2003
       --------    -------------      ----------------   ---------------

          $0.15        9,736,052           8.3 years           5,009,166
           1.00           72,661           2.1 years              72,661
           1.50           19,752           7.1 years              19,752
           2.00           41,479           3.9 years              41,479
           5.30           49,692           2.1 years              49,692
                   -------------                         ---------------
                       9,919,636                               5,192,750
                   =============                         ===============

NOTE 6 - LOANS PAYABLE

           Loans payable consist of the following:

                                     December 31, 2003     December, 31, 2002
                                     -----------------     ------------------
      Convertible Investor
   Bridge Loans                          $2,473,991            $1,010,000

Advances from Shareholders                  200,000                    --
                                         ----------            ----------

                                         $2,673,991            $1,010,000
                                         ==========            ==========

      The convertible investor bridge loans, plus any unpaid, accrued interest, are automatically converted into Common Stock when a minimum of $3,000,000 is raised by the Company in a private placement (see Note 11 - Subsequent Events). Accrued interest on these loans at December 31, 2003 and 2002 was $121,340 and $13,594, respectively.

      The advances from shareholders at December 31, 2003 were repaid in cash from the proceeds of the February 2004 private placement.


NOTE 7 - EMPLOYEE SAVINGS PLAN

      The Company sponsors a defined contribution benefit plan (the "Savings Plan") which qualifies under Section 401(k) of the Internal Revenue Code. The Savings Plan covers all eligible employees who are eighteen years of age and have completed six months of service with the Company. Employee contributions to the Savings Plan are based on percentages of employee compensation plus a discretionary matching contribution by the Company. Vesting in the Company's contributions is based on length of service over a five-year period. The Company amended the Savings Plan, effective January 1, 2001, to increase the Company match from 50% to 100% of the first 5% of an employee's deferral, subject to certain limitations. Contributions by the Company for the years ended December 31, 2003, 2002, and 2001 were $42,725, $39,552, and $38,022, respectively.
Contributions of $82,277 were accrued as of December 31, 2003.

NOTE 8 - INCOME TAXES

      No Federal or state income taxes have been provided for in the accompanying consolidated financial statements because of net operating losses incurred to date and the establishment of a valuation allowance equal to the amount of the Company's deferred tax assets. At December 31, 2003, the Company has net operating loss and research and development credit carryforwards for Federal income tax purposes of approximately $30,000,000 and $770,000, respectively. These carryforwards expire between 2007 and 2023. Changes in the Company's ownership may cause annual limitations on the amount of loss and credit carryforwards that can be utilized to offset income in the future.

      The net deferred tax assets as of December 31, 2003 and 2002 are summarized as follows:

                                        December 31, 2003     December 31, 2002
                                        -----------------     -----------------

      Deferred tax assets:
   Depreciation                            $    250,000          $    279,000
   Net operating loss carryforwards          12,150,000            11,150,000
   Tax credit carryforwards                     770,000               700,000
                                           ------------          ------------
                                             13,170,000            12,129,000
Valuation allowance                         (13,170,000)          (12,129,000)
                                           ------------          ------------
   Net deferred income taxes               $         --          $         --
                                           ============          ============

      The net change in the valuation allowance during 2003, 2002 and 2001 was an increase of $1,041,000, $1,019,000, and $820,000, respectively.


NOTE 9 - COMMITMENTS AND CONTINGENCIES

      Operating Lease
      The Company operates out of a laboratory and office facility in Vernon Hills, Illinois. The original lease term was for sixty-three months through May 14, 2002 and included a renewal option for two additional five year periods. In May, 2002, the lease was extended for a five year period.

      Future minimum lease payments as of December 31, 2003 under the terms of the operating lease for the facility in Vernon Hills, Illinois are as follows:


                  Year ending December 31,            Amount
                  ------------------------            ------

                          2004                       $97,275
                          2005                       100,425
                          2006                       102,000
                          2007                        34,000

      Rental expense, including allocated operating costs and taxes, was $120,627, $124,955 and $119,249 for the years ended December 31, 2003, 2002 and
2001, respectively.

      Capital Lease
      The Company purchased a telephone system under the terms of a capital lease in March 2003. The lease calls for thirty six monthly payments of $414 through March 2006.

      Collaboration, Consulting and Licensing Agreements

      Under the terms of various license and collaborative research agreements with Albert Einstein College of Medicine ("AECOM") the Company is obligated to make semi annual maintenance payments and quarterly funding payments. In addition, the agreements call for royalty and revenue sharing agreements upon the sale and/or license of products or technology. In March, 2002, the Company renegotiated various terms of the AECOM agreements. AECOM received 1,097,324 (post merger) shares of Common Stock in exchange for relief of $500,000 of various collaboration payments due. In addition, the new agreement reduced and restructured future maintenance and funding payments.

      The Company had a collaborative research agreement with the University of British Columbia ("UBC") through June 2003. The Company agreed to fund a project at UBC for $233,140, of which $51,470 was funded by a Foundation with no affiliation to the Company. Additionally, the Company was obligated to fund patent costs arising from the project. The Company has the rights to the technology developed through this research agreement and would be responsible for certain milestone payments to UBC upon advancement of the technology through the various stages of the FDA approval process. This agreement can be extended by mutual agreement. As of December 31, 2003, the agreement has not been extended. Amounts due to UBC, including patent costs, as of December 31, 2003 are $210,086, which are included in accrued collaborator payments. In addition, the Company has an ongoing option agreement on a license agreement with UBC that obligates the Company to cover certain patent costs associated with the technology covered by the license agreement, which are recognized as expense when incurred.

      Total expense for these outside research, collaboration and license agreements, included in research and development expenses, was $433,810, $696,063 and $150,939 for the years ended December 31, 2003, 2002 and 2001, respectively.

      The Company has consulting agreements with its founding scientist at AECOM, which have terms through January, 2006, but in some instances, may be terminated at an earlier date by the Company. The Company also has a consulting agreement with a European researcher with financial commitments through March 2003. Expense for the consulting agreements, included in research and development expenses, was $113,400, $129,600 and $124,200 for the years ended December 31, 2003, 2002 and 2001, respectively.

      The Company entered into a licensing agreement in November, 1999 with AECOM. The license agreement allows the Company to sell and sublicense specified antibodies for cancer applications. Proceeds from any sales and/or sublicenses will be divided among the parties based on conditions set forth in the agreement.

      Future minimum payments, as of December 31, 2003, under the above agreements are as follows:

      Year ending December 31,     Collaborations         Consulting
      ------------------------     --------------         ----------

                    2004             $   325,000            108,000
                    2005                 375,000            108,000
                    2006                 425,000              9,000
                    2007                 475,000                 --
                    2008                 500,000                 --
                                     -----------          ---------
                   Total             $ 2,100,000          $ 225,000
                                     ===========          =========


      The Company is obligated to pay AECOM $500,000 each year after 2008 that the Agreements are still in effect. In addition, the Company is obligated to pay AECOM a percentage of all revenues received from selling and/or licensing any aspects of the AD technology. The Company can terminate the Agreement at any time with sixty days written notice, but would be required to reimburse AECOM for any salary obligations undertaken by AECOM for the research projects covered by the Agreements for up to one year from the termination date. o

      The Company is potentially obligated under a consulting agreement to issue 100,000 shares of common stock in lieu of compensation if the consultant performs under certain provisions of the agreement. As of December 31, 2003, these shares of common stock have not been issued.

      Contingencies
      The Company does not maintain any product liability insurance for products in development. The Company believes that even if product liability insurance were obtained, there is no assurance that such insurance would be sufficient to cover any claims. The Company is unaware of any product liability claims.

      The ability to develop our technologies and to commercialize products will depend on avoiding patents of others. While we are aware of patents issued to competitors, as of December 31, 2003, we are not aware of any claim of patent infringement against us (see Note 11 - Subsequent Events).

NOTE 10 - SEGMENTS

      The Company operates in one business segment, biopharmaceutical product research and development, primarily in the fields of Alzheimer's disease and tissue oxygenation. Prior to the Merger, the Company operated in one geographic segment, the Midwest region of the United States. Subsequent to the Merger, the Company also operated in France. A summary of operations for 2003 and 2002 by geographic segment is set forth below.

            Operating loss:                 2003                  2002
                                        -----------           -----------
                  United States         ($3,014,123)          ($2,721,497)
                  France                   (178,608)             (134,593)
                                        -----------           -----------
                                        ($3,192,731)          ($2,856,090)
                                        ===========           ===========
            Identifiable assets:
                  United States         $   218,691           $   477,297
                  France                         --                    --
                                        -----------           -----------
                                        $   218,691           $   477,297
                                        ===========           ===========

NOTE 11  -  SUBSEQUENT EVENTS

      Financing
      In February 2004, the Company raised $8,000,000 ($7,340,000 proceeds, net of commissions and legal fees) in a private placement. As a result of this private placement, the Company issued 32,000,000 shares of common stock and warrants to purchase an additional 32,000,000 shares of Common Stock for $0.30 per share. Upon closing the private placement, the convertible investor bridge loans, plus accrued interest, were converted to shares of Common Stock. Upon conversion of the convertible debt, 10,440,714 shares of Common Stock and 11,484,785 warrants to purchase shares of common stock at $0.30 per share were issued. The placement agent and selected dealers received commissions of $560,000 in cash and warrants to purchase 3,200,000 shares of common stock at $0.30 per share.

      Contingencies
      In March 2004 the  Company  was  notified  by email from  Innogenetics,  a
Belgian biopharmaceutical company involved in specialty diagnostics and therapeutic vaccines, that it believes the CSF diagnostic test the Company has been developing uses a monoclonal antibody that is encompassed by the claims of two U.S. patents it owns. In that email, Innogenetics also referred to another U.S. patent which was recently granted to Innogenetics and which is directed to a method for the differential diagnosis of Alzheimer's disease from other neurological diseases. Innogenetics believes this latter patent also claims the CSF diagnostic test the Company is developing. Innogenetics also informed the Company that it could be amenable to entering into a licensing arrangement or other business deal with Applied NeuroSolutions regarding its patents.

      The Company has reviewed the two monoclonal antibody patents with its patent counsel on several occasions in recent years and prior to receipt of their email. Based on these reviews, the Company believes that its CSF diagnostic test does not infringe the claims of these two Innogenetics patents. The Company only recently learned of Innogenetic's new third patent and is now reviewing it with patent counsel. Similarly, the Company does not currently believe its activities have infringed or will infringe the rights of Innogenetics under this third patent, and would seek either to negotiate a suitable arrangement with them or vigorously contest any claim of infringement.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

      There have not been any changes in and disagreements with accountants on accounting and financial disclosure.


PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Applied NeuroSolutions's Certificate of Incorporation, as amended, contains provisions to indemnify the Directors, officers, employees or other agents to the fullest extent permitted by the General Corporation Law of Delaware. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors. Applied NeuroSolutions believes that these provisions will assist Applied NeuroSolutions in attracting or retaining qualified individuals to serve as Directors.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      Expenses   estimated   to  be  incurred  by  APNS  for  the  issuance  and
distribution of this prospectus are as follows:

      SEC registration fee                      $ 3,828.05
      Printing and reproduction costs             5,000.00
      Legal and accounting fees and expenses     30,000.00
                                                ----------
      Total                                     $38,828.05
                                                ==========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

      The securities of APNS that were issued or sold by APNS since March 15, 2001 and were not registered with the SEC are described below. All these issuances were made in reliance upon the exemption set forth in section 4 (2) of the Securities Act of 1933.


      In April, 2001, the Board of Directors granted 13,168 options to a consultant of the Company exercisable at $1.50 per share which vest monthly over a twenty-four month period.


      In April, 2001, management issued non-qualifying stock options to two former employees to replace the incentive stock options previously granted. All terms of these options remained the same.


      In November, 2001, the Board of Directors granted 2,050,898 options exercisable at $0.30 per share which vest one-fourth immediately and one-fourth per year beginning November, 2002. A consultant of the Company was granted 144,847 of these options, which were vested immediately.

      In November 2001, we issued to accredited investors 4,474,649 shares of common stock upon conversion by such accredited investors of $2,038,810 of convertible bridge loans and accrued interest at a post-merger adjusted rate of $0.456 per share.

      In November 2001, we issued 580,726 shares of common stock for $212,500 to accredited investors in a private placement.

      In June 2002, we issued to accredited investors 7,201,971 shares of common stock upon conversion by such accredited investors of $1,810,883 of convertible bridge loans and accrued interest at a post-merger adjusted rate of $0.251per share.

      In June 2002, the Company issued 156,859 shares of common stock to certain pre-merger Molecular Geriatrics Corporation warrant holders in exchange for conversion of 650,139 warrants.

      In June, 2002, the Board of Directors granted to employees 434,172 options exercisable at $0.15 per share which vest one-fourth immediately and one-fourth per year beginning in June, 2003. A consultant of the Company was granted 33,430 of these stock options.

      In June, 2002, the Board of Directors approved adjusting the exercise price of 4,399,052 stock options held by employees and consultants to $0.15 per share. This changed the accounting treatment for these stock options to variable accounting until they are exercised. For the year ended December 31, 2003, the Company recorded compensation expense under variable accounting equal to $604,100 related to these modified options. For the year ended December 31, 2002 no compensation expense had been recorded related to these modified options as the Company's stock price was below $0.15 as of December 31, 2002.

      Prior to the merger with Molecular Geriatrics, in September 2002, the Company issued to certain of its shareholders, in exchange for past services, 1,737,164 five-year warrants exercisable at $0.0001 to purchase shares of Common Stock.


           Prior to the merger with Molecular Geriatrics, in September 2002, the Company issued to Prism Ventures, an entity controlled by the Company's two largest shareholders, in lieu of compensation, 800,000 five year warrants exercisable at $0.20 to purchase shares of Common Stock. These warrants were issued to Prism Ventures in exchange for general consulting relative to financings and other transactions of the Company or its affiliates, which services were valued at $119,934.


      In September 2002, in connection with our merger with Molecular Geriatrics, each share of Molecular Geriatrics stock was exchanged for .658394 shares of our common stock. Each stock option of Molecular Geriatrics was exchanged for .658394 stock options of the Company. Each warrant to purchase common stock of Molecular Geriatrics was exchanged for .658394 warrants to purchase common stock of the Company.

      In September, 2003, the Board of Directors granted to employees 5,337,000 options exercisable at $0.15 per share which vest one-fourth immediately and one-fourth per year beginning in September, 2004. Our Board of Directors also granted to consultants 752,000 of these options.


           In September 2003, we issued to Richard Stone, a director of the Company, and to David Stone, a consultant and the brother of Richard Stone, 750,000 and 500,000 five-year warrants, respectively, exercisable at $0.15 to purchase shares of Common Stock. These warrants were issued to Mr. Richard Stone and to Mr. David Stone in lieu of compensation for financial advisory activities, which services were valued at $71,432 and $47,621, respectively.

           In September 2003, we issued to Equity Communications LLC 800,000 five-year warrants and to MCC Securities 50,000 five year warrants, all of which are exercisable at $0.20 to purchase shares of common stock. We issued these warrants to Equity Communications in lieu of compensation for investor relation and public relations consulting services, which services were valued at $69,315. We issued these warrants to MCC Securities in lieu of compensation for financial advisory services in connection with capital raising activities, which services were valued at $4,762.


      In February 2004, the Company issued to accredited investors 32,000,000 shares of common stock and warrants to purchase an additional 32,000,000 shares of our common stock exercisable at $0.30 per share for $8,000,000 ($7,340,000 proceeds, net of commissions and legal fees). Upon closing the private placement, accredited investors holding convertible bridge loans, converted those loans including accrued interest, at a conversion ratio of $0.25 per share and 1.1 warrants, into 10,440,714 shares of common stock and 11,484,795 warrants to purchase shares of common stock at an exercise price of $0.30 per share. The placement agent, and selected dealers, received commissions of $560,000 in cash and warrants to purchase 3,200,000 shares of common stock at $0.30 per share.


           In January 2004, the Company issued 200,000 warrants to Equity Communications LLC consultants, in lieu of compensation, for investor relations and business consulting services valued at $42,705. These warrants have an exercise price of $0.20 per share, and expire in January 2009. The Company's issuance of the warrants to Equity Communications was made pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

           The Company issued 400,000 shares of common stock and 400,000 warrants to Sunrise Securities in February 2004, in lieu of compensation, for financial advisory and business consulting services valued at $269,426. These warrants have an exercise price of $0.30 per share, and expire in February 2009. The Company's issuance of the shares of common stock and the warrants to these consultants was made pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

           The Company issued 100,000 shares of common stock to Virtual Concepts in February 2004, in lieu of compensation, for financial advisory and business consulting services valued at $40,000. The Company's issuance of the shares of common stock to these consultants was made pursuant to an exemption under
Section 4(2) of the Securities Act of 1933.



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


ITEM 27. EXHIBITS.

Exhibits required by Item 601 of Regulation S-B. The following exhibits are filed as a part of, or incorporated by reference into, this Report:


   Number   Description
   ------   -----------

      3.1 Certificate of Incorporation filed as Exhibit C to the Company's Proxy Statement filed on Schedule 14A, SEC File Number 001-13835, on February 23, 1999 (the "February 1999 Proxy Statement"), and hereby incorporated by reference.

      3.1.1 Certificate of Amendment of Certificate of Incorporation filed as Exhibit A to the Company's Proxy Statement filed on Schedule 14A, SEC File Number 001-13835, on June 29, 1999, and hereby incorporated by reference.

      3.1.2 Certificate of Amendment of Certificate  of  Incorporation  filed as
            Exhibit 3.1.2 to the Company's Registration Statement on Form SB-2, SEC File Number 333-84412, filed on March 15, 2002 (the "March 2002 Registration Statement") and hereby incorporated by reference.

      3.2 Company Bylaws, filed as Exhibit D to the February 1999 Proxy Statement and hereby incorporated by reference.

      4.1 Specimen Common Stock Certificate filed as Exhibit 4.1 to the Company's Registration Statement on Amendment No. 3 to Form S-1, Registration Number 333-33219, (the "1998 Registration Statement") filed on January 27, 1998, and hereby incorporated by reference.

      4.1.1 Specimen Common Stock Certificate, identifying the Company name change from Ophidian Pharmaceuticals, Inc. to Hemoxymed, Inc., filed as Exhibit 4.1.1 to the March 2002 Registration Statement and hereby incorporated by reference.

      4.2 Specimen Warrant Certificate, filed as Exhibit 4.2 to Amendment No. 4 to the Registration Statement filed on January 30, 1998, and hereby incorporated by reference.

      4.3 Form of Representatives' Warrant Agreement, including Specimen Representatives' Warrant, filed as Exhibit 4.3, to Amendment No. 4 to the 1998 Registration Statement filed on January 30, 1998, and hereby incorporated by reference.

      4.4 Form of Warrant Agreement, filed as Exhibit 4.4, to Amendment No. 4 to the 1998 Registration Statement filed on January 30, 1998 and hereby incorporated by reference.

      4.5 Specimen Unit Certificate, filed as Exhibit 4.5 to Amendment No. 5 to the 1998 Registration Statement filed on February 5, 2004, and hereby incorporated by reference.

      5.1   Opinion of Ehrenreich Eilenberg & Krause LLP. **

     10.1 Agreement and Plan of Merger made as of April 16, 2001, by and among the Company, Ophidian Holdings, Inc., a wholly owned subsidiary of the Company, and Hemoxymed, Inc., filed as Exhibit A to the Company's Information Statement on Schedule 14f-1, SEC File No. 005-55419, filed on August 8, 2001, and hereby incorporated by reference.

     10.2 Agreement and Plan of Merger made as of September 10, 2002, by and among the Company, Molecular Geriatrics Acquisition, Inc., a wholly owned subsidiary of the Company, and Molecular Geriatrics Corporation, filed as Exhibit 2.1 to the Company's Current Report on Form 8-K, SEC File No. 001-13835, filed on September 23, 2002, and hereby incorporated by reference.

     10.3 License and Collaborative Research Agreement, dated October 1, 1992 between Molecular Geriatrics Corporation and Albert Einstein College of Medicine, including Amendment Agreement dated July 1, 1993, filed as Exhibit 10.3 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002, SEC File No. 001-13835, filed on March 31, 2003 (the "2002 10-KSB") and hereby incorporated by reference.

     10.4 License and Collaborative Research Agreement, dated February 1, 1994 between Molecular Geriatrics Corporation and Albert Einstein College of Medicine filed as Exhibit 10.4 to the Company's 2002 10-KSB, and hereby incorporated by reference.

     10.5 Amendment Agreement, dated March 24, 2002 between Molecular Geriatrics Corporation and Albert Einstein College of Medicine filed as Exhibit 10.5 to the Company's 2002 10-KSB, and hereby incorporated by reference.

     10.6 Second Amendment Agreement, dated September 21, 2002 between Molecular Geriatrics Corporation and Albert Einstein College of Medicine filed as Exhibit 10.6 to the Company's 2002 10-KSB, and hereby incorporated by reference.

     10.7 Consulting Agreements with Dr. Peter Davies, dated October 13, 1992, October 13, 1992, and January 31, 1994 filed as Exhibit 10.7 to the Company's 2002 10-KSB, and hereby incorporated by reference.

     10.8   Employment   Agreement,   dated  April  1,  2000  between  Molecular
            Geriatrics Corporation and Bruce N. Barron filed as Exhibit 10.8 to the Company's 2002 10-KSB, and hereby incorporated by reference.

     10.9   Employment   Agreement,   dated  April  1,  2000  between  Molecular
            Geriatrics Corporation and John F. DeBernardis filed as Exhibit 10.9 to the Company's 2002 10-KSB, and hereby incorporated by reference.

     10.10 Lease Agreement, dated November 22, 1996, along with First Amendment to Lease, dated May 2, 1997, and Lease Extension, dated March 18, 2002 between Molecular Geriatrics Corporation and Arthur J. Rogers & Co filed as Exhibit 10.10 to the Company's 2002 10-KSB, and hereby incorporated by reference.

     10.11 Consulting Agreement with Prism Ventures LLC, dated September 10, 2002, filed as Exhibit 10.11 to the Company's 2002 10-KSB and hereby incorporated by reference.

     10.12 Consulting Agreement with Equity Communications, LLC, dated June 20, 2003 filed as Exhibit 10.12 to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2003, SEC File No. 001-13835, filed on March 19, 2004 (the "2003 10-KSB") and hereby incorporated by reference.

     10.13 Amendment "A", dated December 30, 2003, to Consulting Agreement with Equity Communications, LLC, dated June 20, 2003 filed as Exhibit
            10.11 to the Company's 2003 10-KSB and hereby incorporated by reference.

     10.14 Purchase Agreement, dated as of January 28, 2004, by and between the Registrant and Special Situations Private Equity Fund L.P., filed as
            Exhibit 4.1 to the Company's Current Report on Form 8-K, SEC File No. 001-13835, filed on February 13, 2004 ("February 2004 8-K"), and hereby incorporated by reference.

     10.15 Form of Unit Purchase Agreement, filed as Exhibit 4.2 to the February 2004 8-K, and hereby incorporated by reference.

     10.16 Bridge Loan Holder Consent, filed as Exhibit 4.3 to the February 2004 8-K, and hereby incorporated by reference.

     10.17 Form of Registration Rights Agreement, filed as Exhibit 4.4 to the Company's February 2004 8-K, and hereby incorporated by reference.

     10.18 Form of Warrant, filed as Exhibit 4.5 to the Company's February 2004 8-K,and hereby incorporated by reference.

     10.19 Placement Agent Warrant, filed as Exhibit 4.6 to the Company's February 2004 8-K,and hereby incorporated by reference.

     21     Subsidiaries of the Company. **

     23.1   Consent of Independent Registered Public Accounting Firm.

     23.2 Consent of Ehrenreich Eilenberg & Krause LLP (included in Exhibit 5.1). **

     24.1 Power of Attorney (included in signature page of this Registration Statement).


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


*   Exhibit filed herewith.

** Previously filed.


(b) Reports on Form 8-K filed by the Company during the last quarter covered by this Report.

      None for the last quarter covered by this Report. A report on Form 8-K was filed on February 13, 2004 concerning the completion of a private placement on February 6, 2004. o

ITEM 28. UNDERTAKINGS.

            The undersigned registrant hereby undertakes that:

                  (1) It will file, during any period in which it offers or sell
            securities,   a  post-effective   amendment  to  this   Registration
            Statement to:

                        (i) Include any prospectus  required by Section 10(a) of
                  the Securities Act of 1933;

                        (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                        (iii) Include any material  information  with respect to
                  the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) For the purpose of  determining  any  liability  under the
            Securities Act of 1933, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof; and

                  (3)  It  will   remove  from   registration   by  means  of  a
            post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to Directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES


           In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Vernon Hills, State of Illinois, on June 25, 2004.


APPLIED NEUROSOLUTIONS, INC.

           By: /s/ David Ellison
           --------------------------------------
           David Ellison,
           Chief Financial Officer



POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce N. Barron and David Ellison, and each or either of them, his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                             Title                                         Date
--------------                        -------                                       --------

/s/ Bruce N. Barron                   Chairman, CEO and Director                    June 25, 2004
------------------------------------
Bruce N. Barron                       (Principal Executive Officer)

/s/ David Ellison                     Chief Financial Officer                       June 25, 2004
------------------------------------
David Ellison                         (Principal Financial and Accounting Officer)

                      *               President, COO and Director                   June 25, 2004
------------------------------------
John F. DeBernardis

                      *               Director                                      June 25, 2004
------------------------------------
Richard Stone

                      *               Director                                      June 25, 2004
------------------------------------
Preston Tsao

* By: /s/ / David Ellison                                                           June 25, 2004
      ------------------------------
      Attorney-in-Fact


                                       94